As filed with the Securities and Exchange Commission on July 18, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cheniere Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4924	95-4352386
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	700 Milam Street Suite 1900 Houston, Texas 77002 (713) 375-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Wortley

Executive Vice President and Chief Financial Officer

Cheniere Energy, Inc.

700 Milam Street

Suite 1900

Houston, Texas 77002

(713) 375-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Francis J. Aquila Catherine M. Clarkin Krishna Veeraraghavan Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Srinivas M. Raju Kenneth E. Jackman Richards, Layton & Finger, PA One Rodney Square 920 King Street Wilmington, Delaware 19801 (302) 651-7701

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed consent solicitation/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, par value $0.003 per share	8,904,354	N/A	$545,480,726.04	$67,912.35

(1)	Represents the estimated maximum number of shares of Common Stock, par value $0.003 per share (the “Common Stock”), of Cheniere Energy, Inc. (“Cheniere”) to be issuable to holders of common shares representing limited liability company interests in Cheniere Energy Partners LP Holdings, LLC (“CQH”) other than Cheniere or entities it controls, at an exchange ratio of 0.4750 of one share of Common Stock per common share of CQH, the consideration for the merger, based on 18,746,009 outstanding common shares of CQH not already owned by Cheniere or entities it controls as of July 16, 2018.
(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (x) $61.26 (the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on July 16, 2018, rounded to the nearest cent) multiplied by (y) the estimated number of shares of Common Stock to be registered.
(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $67,912.35, which is equal to 0.0001245 multiplied by the proposed maximum aggregate offering price of $545,480,726.04.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this preliminary consent solicitation/prospectus is not complete and may be changed. Cheniere Energy, Inc. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary consent solicitation/prospectus is a part), is effective. This preliminary consent solicitation/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY CONSENT SOLICITATION/PROSPECTUS—SUBJECT TO COMPLETION—DATED JULY 18, 2018

Cheniere Energy Partners LP Holdings, LLC

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Cheniere Energy Partners LP Holdings, LLC shareholders,

Cheniere Energy, Inc. (“Cheniere”), Columbia Acquisition Sub LLC, a wholly owned subsidiary of Cheniere (“Merger Sub”), and Cheniere Energy Partners LP Holdings, LLC (“CQH”) entered into a Merger Agreement on June 18, 2018 (the “Merger Agreement”). Pursuant to the Merger Agreement, CQH will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Cheniere, and all common shares of CQH representing limited liability company interests in CQH (“CQH Common Shares”) outstanding at the time at which the Merger becomes effective, which will be the date and at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or a later date and time if set forth in the certificate of merger (the “Effective Time of the Merger” or the “Effective Time”), and not owned by Cheniere will be cancelled and converted into the right to receive 0.4750 shares of common stock, par value $0.003, of Cheniere (“Cheniere Common Stock”). No fractional shares of Cheniere Common Stock will be issued in the Merger. Any holder of CQH Common Shares (each, a “CQH Shareholder”) will be entitled to cash in lieu of receiving any fractional share of Cheniere Common Stock to which such holder would otherwise have been entitled. Holders of shares of Cheniere Common Stock (“Cheniere Stockholders”) will continue to own their existing shares of Cheniere Common Stock.

Based on the estimated number of shares of Cheniere Common Stock and the estimated number of CQH Common Shares that will be outstanding immediately before the date of the closing of the Merger (the “Closing Date”) (other than CQH Common Shares owned by Cheniere), we estimate that, upon the closing, the number of shares of Cheniere Common Stock issued in exchange for CQH Common Shares will represent approximately     % of the shares of Cheniere Common Stock outstanding as of                     , 2018.

The conflicts committee (the “CQH Conflicts Committee”) of the CQH Board of Directors (the “CQH Board”) unanimously determined that the Merger upon the terms set forth in the Merger Agreement is fair and reasonable to, and in the best interests of, CQH and the CQH Shareholders who are unaffiliated with Cheniere and its subsidiaries (the “Unaffiliated CQH Shareholders”), and has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. This action of the CQH Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the Amended and Restated Limited Liability Company Agreement of CQH, dated as of December 13, 2013, as amended as of September 29, 2016 (as may be amended from time to time, the “CQH LLC Agreement”). The CQH Conflicts Committee recommended that the CQH Board approve the Merger upon the terms set forth in the Merger Agreement. Based upon the recommendation of the CQH Conflicts Committee, the CQH Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders. The CQH Board approved the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to a vote of the CQH Shareholders. The CQH Board recommends that the CQH Shareholders consent with respect to the Merger Agreement and the Merger.

The approval of the Merger Agreement and the Merger by CQH requires the affirmative consent of holders of at least a majority of the outstanding CQH Common Shares. Pursuant to the terms of a Support Agreement, dated as of June 18, 2018, by and among Cheniere and CQH (the “Support Agreement”), Cheniere, which as of July 18, 2018 beneficially owned 212,953,991 CQH Common Shares representing approximately 91.9% of the outstanding CQH Common Shares, has irrevocably agreed to deliver a written consent covering all of the CQH Common Shares owned by Cheniere, approving the Merger, the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement (the “Cheniere Written Consent”), within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Cheniere Written Consent by

Cheniere with respect to the CQH Common Shares Cheniere owns will be sufficient to approve the Merger Agreement and the Merger.

The CQH Board has set                     , 2018 as the record date (the “Record Date”) for determining CQH Shareholders entitled to execute and deliver written consents with respect to this consent solicitation/prospectus. If you are a record holder of outstanding CQH Common Shares as of that date, you may complete, date and sign the enclosed written consent and promptly return it to CQH. Please read the section titled “Written Consents of CQH Shareholders” beginning on page 26 of this consent solicitation/prospectus.

This consent solicitation/prospectus provides you with detailed information about the Merger Agreement, the proposed Merger and related matters. We encourage you to read the entire document carefully. In particular, please read the section titled “Risk Factors” beginning on page 18 of this consent solicitation/prospectus for a discussion of risks relevant to the Merger, Cheniere’s business following the Merger, Cheniere Common Stock, CQH’s business and CQH Common Shares if the Merger does not occur and United States federal income tax consequences of the Merger.

Cheniere Common Stock is listed on the NYSE American LLC (“NYSE American”) under the symbol “LNG,” and CQH Common Shares are listed on the NYSE American under the symbol “CQH.” The last reported sale price of shares of Cheniere Common Stock on the NYSE American on July 18, 2018, was $62.26. The last reported sale price of CQH Common Shares on the NYSE American on July 18, 2018, was $29.96.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this consent solicitation/prospectus or has determined if this consent solicitation/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cheniere and CQH have both contributed to the information relating to the Merger contained in this consent solicitation/prospectus. All information in this consent solicitation/prospectus concerning Cheniere has been furnished by Cheniere. All information in this consent solicitation/prospectus concerning CQH has been furnished by CQH.

This consent solicitation/prospectus is dated July 18, 2018, and is being first mailed to CQH Shareholders on or about                     , 2018.

On behalf of the CQH Board,

Jack A. Fusco
Chairman of the Board of Directors of Cheniere Energy Partners LP Holdings, LLC

IMPORTANT NOTE ABOUT THIS CONSENT SOLICITATION/PROSPECTUS

This consent solicitation/prospectus incorporates important business and financial information about Cheniere and CQH from other documents that Cheniere and CQH have filed with the United States Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference herein. For a listing of documents incorporated by reference herein, please read the section titled “Where You Can Find More Information” beginning on page 92 of this consent solicitation/prospectus. This information is available for you to review free of charge at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at http://www.sec.gov.

You may request copies of this consent solicitation/prospectus and any of the documents incorporated by reference herein or other information concerning Cheniere or CQH, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Cheniere Energy, Inc. 700 Milam Street, Suite 1900 Houston, TX 77002 Attention: Investor Relations Department 713-375-5000 corporatesecretary@cheniere.com	Cheniere Energy Partners LP Holdings, LLC 700 Milam Street, Suite 1900 Houston, TX 77002 Attention: Investor Relations Department 713-375-5000 corporatesecretary@cheniere.com

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into those documents or this consent solicitation/prospectus.

General information about Cheniere and CQH, including Cheniere’s and CQH’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Cheniere’s website at http://www.cheniere.com as soon as reasonably practicable after Cheniere or CQH file them with, or furnish them to, the SEC. Information on Cheniere’s website is not incorporated into this consent solicitation/prospectus and is not a part of this consent solicitation/prospectus.

In addition, you may also obtain additional copies of this consent solicitation/prospectus or the documents incorporated by reference into this consent solicitation/prospectus by contacting Cheniere’s consent solicitor, at the address and telephone numbers listed below. You will not be charged for any of these documents that you request.

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (866) 342-8290

Email: CQH@dfking.com

To obtain timely delivery of these documents prior to the conclusion of the consent process, CQH Shareholders must request the information no later than                     , 2018. If you request any documents, Cheniere or CQH will mail them to you by first class mail or another equally prompt means.

Cheniere and CQH have not authorized anyone to give any information or make any representation about the Merger, Cheniere or CQH that is different from, or in addition to, the information contained in this consent solicitation/prospectus or in any of the materials that have been incorporated by reference into this consent solicitation/prospectus. Therefore, if anyone distributes any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell or solicitations of offers to exchange or purchase the securities offered by this consent solicitation/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this consent solicitation/prospectus does not extend to you. The information contained in this consent solicitation/prospectus speaks only as of the date of this consent solicitation/prospectus or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Cheniere and CQH have both contributed to the information relating to the Merger contained in this consent solicitation/prospectus. All information in this consent solicitation/prospectus concerning Cheniere has been furnished by Cheniere. All information in this consent solicitation/prospectus concerning CQH has been furnished by CQH.

CONSENT SOLICITATION/PROSPECTUS

i

ii

iii

QUESTIONS AND ANSWERS

Important Information and Risks. The following are brief answers to some questions that you may have regarding the Merger Agreement and the proposed Merger. You should read and consider carefully the remainder of this consent solicitation/prospectus, including the section titled “Risk Factors” beginning on page 18 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and risk factors are also contained in the documents incorporated by reference into this consent solicitation/prospectus. Please read the section titled “Where You Can Find More Information” beginning on page 92.

Q:	What is the proposed transaction?

A:	Cheniere and CQH have agreed that Cheniere will acquire CQH by merging CQH with and into Merger Sub, a wholly owned subsidiary of Cheniere, with Merger Sub surviving the Merger, under the terms of the Merger Agreement described in this consent solicitation/prospectus and attached as Annex A to this consent solicitation/prospectus. As a result of the Merger, each outstanding CQH Common Share, other than those owned by Cheniere, will be cancelled and converted into the right to receive 0.4750 shares of Cheniere Common Stock. The 212,953,991 CQH Common Shares owned by Cheniere will be cancelled and will not be converted in the Merger.

The Merger will become effective at the Effective Time.

Q:	Why am I receiving these materials?

A:	The approval of the Merger Agreement and the Merger by CQH requires the affirmative consent of holders of at least a majority of the outstanding CQH Common Shares. If you are a record holder of outstanding CQH Common Shares as of the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to CQH. The delivery of the Cheniere Written Consent by Cheniere with respect to the CQH Common Shares owned by Cheniere will be sufficient to approve the Merger Agreement and the Merger. This consent solicitation/prospectus contains important information about the Merger Agreement, the Merger and the other actions contemplated thereby, and you should read this consent solicitation/prospectus carefully.

Q:	What will happen to CQH as a result of the Merger?

A:	As a result of the Merger, CQH will merge with and into Merger Sub, and Merger Sub will survive as a direct wholly owned subsidiary of Cheniere.

Q:	What will CQH Shareholder receive in the Merger?

A:	If the Merger is completed, CQH Shareholders other than Cheniere will be entitled to receive 0.4750 shares of Cheniere Common Stock in exchange for each CQH Common Share owned (the “Exchange Ratio”). The Exchange Ratio is fixed and will not be adjusted on account of any change in price of either shares of Cheniere Common Stock or CQH Common Shares prior to completion of the Merger. If the Exchange Ratio would result in a CQH Shareholder being entitled to receive a fraction of a share of Cheniere Common Stock, that CQH Shareholder will not receive any fractional share of Cheniere Common Stock. Any CQH Shareholder will be entitled to cash in lieu of receiving any fractional share of Cheniere Common Stock to which such holder would otherwise have been entitled. Cheniere Stockholders will continue to own their existing shares of Cheniere Common Stock. For additional information regarding exchange procedures, please read the section titled “The Merger Agreement—Exchange Procedures” beginning on page 51.

Q:	Where will shares of Cheniere Common Stock and CQH Common Shares trade after the Merger?

A:	Shares of Cheniere Common Stock will continue to trade on the NYSE American under the symbol “LNG.” CQH Common Shares will no longer be publicly traded.

Q:	What will Cheniere Stockholders receive in the Merger?

A:	Cheniere Stockholders will simply retain the shares of Cheniere Common Stock they currently own. They will not receive any additional shares of Cheniere Common Stock or any other consideration in the Merger.

Q:	What will happen to future dividends on my CQH Common Shares?

A:	Subject to applicable law and the CQH LLC Agreement, Cheniere and CQH shall coordinate to designate the record date for the regular quarterly cash dividend on the CQH Common Shares that is paid or payable during the calendar quarter ending September 30, 2018 (the “Second Quarter Distribution”) so that the record date for the Second Quarter Distribution precedes the Effective Time. Subject to applicable law, the Second Quarter Distribution will not be less than $0.56 per CQH Common Share without approval of the CQH Conflicts Committee. If the Merger Agreement is terminated, it is expected that CQH dividends would continue, consistent with past practice and in accordance with the terms of the CQH LLC Agreement.

Once the Merger is completed, former CQH Shareholders who surrender their CQH Common Shares in accordance with the Merger Agreement will be eligible, in their capacity as Cheniere Stockholders, to receive dividends declared by the Board of Directors of Cheniere (the “Cheniere Board”) on Cheniere Common Stock, if any, after the Effective Time of the Merger. Cheniere currently does not, and there is no guarantee that the Cheniere Board will, in the future, declare dividends on Cheniere Common Stock.

Q:	What CQH Shareholder approval is required to approve the Merger Agreement?

A:	The approval of the Merger Agreement and the Merger by CQH requires the affirmative consent of holders of at least a majority of the outstanding CQH Common Shares. Pursuant to the terms of the Support Agreement, Cheniere, which as of July 18, 2018 beneficially owned 212,953,991 CQH Common Shares representing approximately 91.9% of the outstanding CQH Common Shares, has irrevocably agreed to deliver the Cheniere Written Consent within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Cheniere Written Consent by Cheniere with respect to the CQH Common Shares owned by Cheniere will be sufficient to approve the Merger Agreement and the Merger. Upon the later of 20 business days after this consent solicitation/prospectus is sent to CQH Shareholders and the date on which a sufficient number of consents to approve the Merger Agreement, and the transactions contemplated thereby, have been received, the consent process will conclude. The consent solicitation cannot close until 10 days after the Record Date under the CQH LLC Agreement.

CHENIERE STOCKHOLDERS ARE NOT BEING ASKED FOR A CONSENT OR PROXY AND CHENIERE STOCKHOLDERS ARE REQUESTED NOT TO SEND CHENIERE A CONSENT OR PROXY.

Q:	When do you expect the Merger to be completed?

A:

Cheniere and CQH are working to complete the Merger as soon as possible. A number of conditions must be satisfied before Cheniere and CQH can complete the Merger. For more information about these conditions, please read the section titled “The Merger Agreement—Conditions” beginning on page 60. Although Cheniere and CQH cannot be sure when all of the conditions to the Merger will be satisfied,

Cheniere and CQH expect to complete the Merger as soon as practicable following the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. Assuming timely satisfaction of the necessary closing conditions, Cheniere and CQH currently expect the Closing Date to occur in the third quarter of 2018.

Q:	Does the CQH Board recommend that CQH Shareholders approve the Merger Agreement and the Merger?

A:	Yes. The CQH Board recommends that CQH Shareholders consent with respect to the Merger Agreement and the Merger.

The CQH Conflicts Committee, acting in good faith, unanimously determined that the Merger upon the terms set forth in the Merger Agreement is fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders, and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger. This action of the CQH Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby under the CQH LLC Agreement. The CQH Conflicts Committee recommended that the CQH Board approve the Merger upon the terms set forth in the Merger Agreement. Based upon the recommendation of the CQH Conflicts Committee, the CQH Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders. The CQH Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and directed that the Merger Agreement and the transactions contemplated thereby, including the Merger be submitted to CQH Shareholders for approval. The CQH Board recommends that CQH Shareholders consent with respect to the Merger Agreement and the Merger.

Q:	How can CQH Shareholders return their written consents with respect to the Merger?

A:	If you hold CQH Common Shares as of the close of business on the Record Date and you wish to submit your consent with respect to the Merger, you must fill out the enclosed written consent, date and sign it, and promptly return it to CQH. Once you have completed, dated and signed your written consent, deliver it to CQH by one of the means described in the section titled “Written Consents of CQH Shareholders—Submission of Consents” beginning on page 26. CQH does not intend to hold a meeting of CQH Shareholders to consider the Merger Agreement and the Merger.

Q.	Can CQH Shareholders change or revoke their written consents?

A:	Yes. If you are a record holder of CQH Common Shares on the Record Date, you may revoke your consent or, if you have previously revoked your consent, submit a new written consent at any time before the later of 20 business days after this consent solicitation/prospectus is sent to CQH Shareholders and the date on which the consents of a sufficient number of CQH Common Shares to approve the Merger Agreement have been delivered to the Corporate Secretary of CQH. However, the delivery of the Cheniere Written Consent by Cheniere with respect to the CQH Common Shares they own will be sufficient to approve the Merger Agreement and the Merger and Cheniere has irrevocably agreed to deliver the Cheniere Written Consent two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. If you wish to change or revoke your consent before that time, you may do so by sending in a new written consent with a later date by one of the means described in the section titled “Written Consents of CQH Shareholders—Submission of Consents” beginning on page 26, or delivering a notice of revocation to the Corporate Secretary of CQH.

Q:	If my CQH Common Shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically consent for me?

A:	No. If you hold your CQH Common Shares in “street name” with a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	Should CQH Shareholders tender their CQH Common Shares now?

A:	No. After the Merger is completed, CQH Shareholders who hold their CQH Common Shares in certificated or book-entry form will receive written instructions for exchanging their CQH Common Shares. If you own CQH Common Shares in “street name,” each CQH Common Share issued and outstanding immediately prior to the Effective Time (other than CQH Common Shares owned by Cheniere, Merger Sub or any other direct or indirect wholly owned subsidiary of Cheniere, and in each case, not held on behalf of third parties (“Excluded Shares”)) (such CQH Common Shares, the “Eligible Shares”) that you own will be converted into the right to receive 0.4750 shares of validly issued, fully paid and non-assessable Cheniere Common Stock (the “Merger Consideration”) and should be credited to your account in accordance with the policies and procedures of your broker or nominee within a few days following the Closing Date.

Q:	What happens if I sell my CQH Common Shares before the consent process concludes?

A:	If you transfer your CQH Common Shares after the Record Date but before the consent process concludes, you will, unless special arrangements are made, retain your right to consent with respect to the Merger. However, if you transfer your CQH Common Shares before the consent process concludes, you will not receive the shares of Cheniere Common Stock at the Exchange Ratio for the CQH Common Shares you have transferred.

Q:	What percentage of shares of Cheniere Common Stock will current CQH Shareholders own after the successful consummation of the Merger?

A:	If the Merger is successfully completed, CQH Shareholders will collectively own approximately 3.5% of the outstanding shares of Cheniere Common Stock.

Q:	What are the expected U.S. federal income tax consequences to CQH Shareholders as a result of the transactions contemplated by the Merger Agreement?

A:	It is a condition to the completion of the Merger that CQH obtain an opinion of Sullivan & Cromwell LLP (“Sullivan & Cromwell”), satisfactory to the CQH Board, to the effect that the Merger will be treated as a “reorganization” qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Merger so qualifies, CQH Shareholders will not recognize any gain or loss, and no amount will be included in such holders’ income, as a result of the Merger, except with respect to any cash received in lieu of a fractional share of Cheniere Common Stock. A CQH Shareholder should recognize gain or loss on any cash received in lieu of a fractional share of Cheniere Common Stock, and such gain or loss will be equal to the difference between the amount of cash received in lieu of the fractional share and the portion of such holder’s tax basis in the CQH Common Shares that is allocable to the fractional share.

For additional information, please read the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 84.

Q:	Are CQH Shareholders entitled to appraisal rights?

A:	No. Under applicable law and the CQH LLC Agreement, CQH Shareholders do not have any right to receive an appraisal of the value of their CQH Common Shares in connection with the Merger. For a further description of appraisal rights, please read the section titled “The Merger Agreement—Appraisal Rights” beginning on page 53.

Q:	What will happen to CQH if the Merger does not occur?

A:	If the Merger does not occur, CQH expects that it will continue to operate its business as it has in the past.

Q:	Whom do I call if I have further questions about the Merger?

A:	CQH Shareholders who have questions about the procedures for voting their shares, or those who desire additional copies of this consent solicitation/prospectus, should contact:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (866) 342-8290

Email: CQH@dfking.com

Or

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 1900

Houston, TX 77002

Attention: Investor Relations Department

713-375-5000

corporatesecretary@cheniere.com

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby, including the Merger, and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire consent solicitation/prospectus, including the annexes, as well as the documents incorporated by reference into this consent solicitation/prospectus, and the other documents to which you are referred. In addition, Cheniere and CQH incorporate by reference important business and financial information about Cheniere and CQH into this document, as further described in the section titled “Where You Can Find More Information” beginning on page 92. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 92. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Companies (page 27)

Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Phone: (713) 375-5000

Cheniere Energy, Inc., a Delaware corporation, is a Houston-based energy company primarily engaged in liquefied natural gas (“LNG”)-related businesses. Cheniere’s vision is to provide clean, secure and affordable energy to the world, while responsibly delivering a reliable, competitive and integrated source of LNG, in a safe and rewarding work environment. Cheniere owns and operates the Sabine Pass LNG terminal in Louisiana through Cheniere’s ownership interest in and management agreements with Cheniere Energy Partners, L.P. (“Cheniere Partners”), which is a publicly traded limited partnership that Cheniere created in 2007. As of July 18, 2018, Cheniere owned 100% of the general partner interest in Cheniere Partners and 91.9% of CQH, which owns a 48.6% limited partner interest in Cheniere Partners. Cheniere is currently developing and constructing two natural gas liquefaction and export facilities. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to economically justify the use of LNG.

Cheniere’s corporate headquarters are located at 700 Milam Street, Suite 1900, Houston, Texas 77002. Cheniere’s phone number is (713) 375-5000, and Cheniere’s website is accessed at http://www.cheniere.com. Information on Cheniere’s website is not incorporated into this consent solicitation/prospectus or Cheniere’s other securities filings and is not a part of this consent solicitation/prospectus.

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 1900

Houston, TX 77002

Phone: (713) 375-5000

CQH is a publicly traded Delaware limited liability company formed by Cheniere in 2013 to hold its limited partner interests in Cheniere Partners, a publicly traded limited partnership. CQH’s only business consists of owning and holding Cheniere Partners’ common units and subordinated units, representing limited partner interests (collectively, the “Cheniere Partners Units”), along with cash or other property that CQH receives as distributions in respect of such units, and, accordingly, CQH’s consolidated operating results and financial condition are dependent on the performance of Cheniere Partners. As of July 18, 2018, CQH owned a 48.6% limited partner interest in Cheniere Partners.

Each of the executive officers of CQH is also an executive officer of Cheniere and certain executive officers of Cheniere are also directors of CQH. For information about the common directors and executive officers of Cheniere and CQH and the resulting interests of CQH’s directors and executive officers in the Merger, please read the section titled “The Merger—Interests of Directors and Executive Officers of CQH in the Merger” beginning on page 47.

Merger Sub

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Phone: (713) 375-5000

Merger Sub, whose legal name is Columbia Acquisition Sub LLC, is a direct, wholly owned subsidiary of Cheniere. Upon the completion of the Merger, Merger Sub will continue to exist as a wholly owned subsidiary of Cheniere. Merger Sub was formed in Delaware on June 15, 2018 for the sole purpose of effecting the Merger.

Written Consents of CQH Shareholders (page 26)

The approval of the Merger Agreement and the Merger by CQH requires the affirmative consent of holders of at least a majority of the outstanding CQH Common Shares. Pursuant to the terms of the Support Agreement, Cheniere, which as of July 18, 2018 beneficially owned 212,953,991 CQH Common Shares representing approximately 91.9% of the outstanding CQH Common Shares, has irrevocably agreed to deliver the Cheniere Written Consent within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Cheniere Written Consent by Cheniere with respect to the CQH Common Shares owned by Cheniere will be sufficient to approve the Merger Agreement and the Merger. For further discussion, please read the section titled “Written Consents of CQH Shareholders” beginning on page 26.

The Merger and the Merger Agreement (pages 28 and 50)

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The CQH Conflicts Committee and CQH Board have unanimously approved the Merger Agreement. The Merger Agreement provides for the acquisition of CQH by Cheniere through the merger of CQH with and into Merger Sub, a wholly owned subsidiary of Cheniere, with Merger Sub continuing as the surviving limited liability company of the Merger. Each CQH Shareholder will be entitled to receive 0.4750 shares of Cheniere Common Stock in exchange for each CQH Common Share that such holder owns immediately prior to the Effective Time of the Merger.

Recommendation of the CQH Board (page 35)

Based upon the recommendation of the CQH Conflicts Committee, the CQH Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders. The CQH Board approved the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to the CQH Shareholders for their approval by written consent. The CQH Board recommends that the CQH Shareholders consent with respect to the Merger Agreement and the Merger. For a further discussion of the recommendation of the CQH Board, please read the section titled “The Merger—Recommendation of the CQH Board” beginning on page 35.

Reasons for Approval by the CQH Conflicts Committee (page 35)

The CQH Conflicts Committee conducted a review and evaluation of the Merger and negotiations with Cheniere and its representatives on behalf of CQH and the Unaffiliated CQH Shareholders with respect to the Merger Agreement and the Support Agreement. The CQH Conflicts Committee, acting in good faith, unanimously determined that the Merger upon the terms set forth in the Merger Agreement is fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders, and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger. This action of the CQH Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the CQH LLC Agreement. The CQH Conflicts Committee recommended that the CQH Board approve the Merger upon the terms set forth in the Merger Agreement. For a further discussion of the recommendation of the CQH Board, please read the section titled “The Merger—Reasons for Approval by the CQH Conflicts Committee” beginning on page 35.

Opinion of Jefferies, Financial Advisor to the CQH Conflicts Committee (page 39)

In June 2018, the CQH Conflicts Committee retained Jefferies LLC (“Jefferies”) to act as its financial advisor in connection with a possible sale, disposition or other business transaction or series of transactions involving all or a material portion of the equity in, or assets of, CQH. At the meeting of the CQH Conflicts Committee on June 18, 2018, Jefferies rendered its opinion to the CQH Conflicts Committee to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to CQH and to the Unaffiliated CQH Shareholders. The full text of Jefferies’ opinion is attached hereto as Annex B. For a description of the opinion that the CQH Conflicts Committee received from Jefferies and further discussion, please read the section titled “The Merger—Opinion of Jefferies, Financial Advisor to the CQH Conflicts Committee” beginning on page 39.

Regulatory Matters (page 47)

In connection with the Merger, Cheniere intends to make all required filings under the Securities Act of 1933, as amended (“Securities Act”) and the Securities Exchange Act of 1934, as amended (“Exchange Act”), as well as any required filings or applications with the NYSE American. Cheniere and CQH are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and therefore no filings with respect to the Merger are required with the United States Federal Trade Commission (“FTC”) or the United States Department of Justice Antitrust Division (the “DOJ”).

Security Ownership of Certain Beneficial Owners and Management/Directors of CQH (page 64)

Cheniere holds a controlling ownership interest in CQH. Cheniere controls CQH through Cheniere’s beneficial ownership, as of July 18, 2018, of 212,953,991 CQH Common Shares, representing approximately 91.9% of the outstanding CQH Common Shares, and the sole voting share of CQH representing a limited liability company interest in CQH and that is entitled to vote in the election of CQH’s directors (the “CQH Voting Share”). For a description of security ownership of directors and executive officers of CQH and further discussion, please read the section titled “Security Ownership of Certain Beneficial Owners and Management/Directors of CQH” beginning on page 64.

Conditions (page 60)

The completion of the Merger is subject to certain customary closing conditions, including (i) the registration statement having become effective under the Securities Act, (ii) receipt of approval of the Merger Agreement by written consent of CQH Shareholders constituting a majority of the outstanding CQH Common Shares entitled to vote, (iii) the Cheniere Common Stock issuable in connection with the Merger having been approved for listing on the NYSE American, subject to official notice of issuance and (iv) the absence of any governmental order prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The obligation of each party to consummate the Merger is also conditioned upon the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers) and CQH’s obligation to close is conditioned upon receipt of a written opinion of Sullivan & Cromwell LLP to the effect that the Merger will be treated as a reorganization qualifying under Section 368(a) of the Code. In addition, the Closing of the Merger cannot occur on or prior to the record date for the Second Quarter Distribution.

Termination (page 62)

Cheniere and CQH may terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time of the Merger by mutual written consent of Cheniere and CQH.

The Merger Agreement may be terminated and the Merger abandoned by either Cheniere or CQH if:

•	The Merger has not been consummated by December 18, 2018 (the “Termination Date”); or

•	Any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable.

The Merger Agreement may be terminated and the Merger abandoned by Cheniere prior to the Effective Time if CQH breaches or fails to perform any representation, warranty, covenant or agreement made by CQH in the Merger Agreement, or any such representation and warranty has become untrue after the date of the Merger Agreement, such that certain conditions to the obligations of Cheniere and Merger Sub to close would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of 30 days after written notice thereof is given by Cheniere to CQH and the Termination Date.

The Merger Agreement may be terminated and the Merger abandoned by CQH prior to the Effective Time if Cheniere breaches or fails to perform any representation, warranty, covenant or agreement made by Cheniere or Merger Sub in the Merger Agreement, or any such representation and warranty has become untrue after the date of the Merger Agreement, such that certain conditions to the obligation of CQH to close would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier 30 days after written notice thereof is given by CQH to Cheniere and the Termination Date.

For further discussion, please read the section titled “The Merger—Termination” beginning on page 62.

Interests of Directors and Executive Officers of CQH in the Merger (page 47)

CQH does not have any employees and relies on Cheniere to manage the conduct of CQH’s business through the services agreement dated as of December 18, 2013 (the “Services Agreement”). None of the individuals who have served as a director or executive officer at CQH or Cheniere since the beginning of 2017 have any agreements or understandings with Cheniere, CQH or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger.

CQH’s directors and executive officers may have other interests in the Merger that may differ from, or are in addition to, the interests of CQH Shareholders generally. These interests include the following:

•	All of the executive officers of CQH are also executive officers of Cheniere and are expected to continue to serve as executive officers of Cheniere following the Merger;

•	Four of the seven directors of CQH are also executive officers of Cheniere, and one of these four directors, Jack Fusco, also serves as a director on the Cheniere Board. Mr. Fusco is expected to continue to serve as a director on the Cheniere Board following the Merger;

•	Each of the individuals who serves as an executive officer and director of CQH owns shares of Cheniere Common Stock representing less than 1% of the shares of Cheniere Common Stock outstanding as of July 18, 2018;

•	Certain other non-management directors of CQH own shares of Cheniere Common Stock and one non-management director of CQH also owns CQH Common Shares. The directors that own shares of Cheniere Common Stock own shares representing less than 1% of the shares of Cheniere Common Stock outstanding as of July 18, 2018; and

•	All of the directors and executive officers of CQH have the right to indemnification under the organizational documents of CQH, the CQH LLC Agreement and the Merger Agreement. In addition, all of the directors of Cheniere and all of the officers of Cheniere have the right to indemnification under the organizational documents of Cheniere and indemnification agreements with Cheniere.

The members of the CQH Conflicts Committee and CQH Board were aware of and considered these interests, among other matters, when they approved the Merger upon the terms set forth in the Merger Agreement and when the CQH Board recommended that CQH Shareholders approve the Merger. These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers of CQH in the Merger” beginning on page 47.

Comparison of Rights of Cheniere Stockholders and CQH Shareholders (page 68)

The rights of CQH Shareholders who receive shares of Cheniere Common Stock in the Merger will be governed by the certificate of incorporation of Cheniere (as may be amended from time to time, the “Cheniere Certificate of Incorporation”) and the bylaws of Cheniere (as may be amended from time to time, the “Cheniere Bylaws”). As a result, the CQH Shareholders will have different rights once they become Cheniere Stockholders due to the differences between the Cheniere Certificate of Incorporation and Cheniere Bylaws, on the one hand, and the CQH LLC Agreement, on the other. The key differences are described in the section titled “Comparison of Rights of Cheniere Stockholders and CQH Shareholders” beginning on page 68. For a description of Cheniere Common Stock, please read the section titled “Description of Cheniere Common Stock” beginning on page 65.

Comparison of Cheniere and CQH Market Prices and Implied Value of CQH Common Shares (page 82)

Cheniere Common Stock is quoted on the NYSE American under the symbol “LNG.” CQH Common Shares are quoted on the NYSE American under the symbol “CQH.”

The following table sets forth the closing sale price per share of Cheniere Common Stock and CQH Common Shares as reported on the NYSE American on June 18, 2018, the last trading day prior to the public announcement of the Merger, and on July 18, 2018, the last practicable trading day before the filing of this consent solicitation/prospectus with the SEC. The table also shows the estimated implied value of each CQH Common Share as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Cheniere Common Stock on the relevant date by the Exchange Ratio of 0.4750.

	Cheniere Common Stock	CQH Common Shares	Implied Value of CQH Common Shares
June 18, 2018	$65.12	$30.28	$30.93
July 18, 2018	$62.26	$29.96	$29.57

Because the Exchange Ratio is fixed and will not be adjusted for changes in the market price of either Cheniere Common Stock or CQH Common Shares, the market value of the shares of Cheniere Common Stock that CQH Shareholders will have the right to receive at the Effective Time may vary significantly from the market value of the Cheniere Common Stock that CQH Shareholders would receive if the Merger was completed on the date of this consent solicitation/prospectus. As a result, you should obtain recent market prices of Cheniere Common Stock and CQH Common Shares prior to delivering a written consent with respect to the approval of the Merger Agreement and the Merger. Please read the section titled “Risk Factors—Risks Related to the Merger” beginning on page 18.

For historical and current market prices of shares of Cheniere Common Stock and CQH Common Shares, please read the section titled “Comparative Per Share Market Price and Dividend Information” beginning on page 81.

Material U.S. Federal Income Tax Consequences (page 84)

It is a condition to the completion of the Merger that CQH obtain an opinion of Sullivan & Cromwell, satisfactory to the CQH Board, to the effect that the Merger will be treated as a “reorganization” qualifying under Section 368(a) of the Code. Assuming that the Merger so qualifies, CQH Shareholders will not recognize any gain or loss, and no amount will be included in such holders’ income, as a result of the Merger, except with respect to any cash received in lieu of a fractional share of Cheniere Common Stock. A CQH Shareholder should recognize gain or loss on any cash received in lieu of a fractional share of Cheniere Common Stock, and such gain or loss will be equal to the difference between the amount of cash received in lieu of the fractional share and the portion of such holder’s tax basis in the CQH Common Shares that is allocable to the fractional share. For additional information, please read the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 84.

No Dissenters’ or Appraisal Rights (page 89)

CQH Shareholders do not have dissenters’ or appraisal rights under applicable law or contractual appraisal rights under the CQH LLC Agreement or the Merger Agreement.

Summary of Risk Factors (page 18)

You should consider carefully all the risk factors together with all of the other information included in this consent solicitation/prospectus before deciding whether to deliver your written consent. Some of these risks include, but are not limited to, those described below and in more detail under the headings “Risk Factors—Risks Related to the Merger” and “Risk Factors—Risks Related to Cheniere Common Stock”:

•	The Exchange Ratio is fixed and will not be adjusted in the event of any change in either the price of shares of Cheniere Common Stock or the price of CQH Common Shares.

•	The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

•	The opinion rendered to the CQH Conflicts Committee by Jefferies on June 18, 2018 was based on Jefferies’ financial analyses and considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Jefferies, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The CQH Conflicts Committee has not requested, and does not expect to request, an updated opinion from Jefferies reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

•	Failure to complete, or delay in completing, the Merger could negatively impact the market price of shares of Cheniere Common Stock and CQH Common Shares and financial results of Cheniere and CQH.

•	The assumptions and estimates underlying the financial projections are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Cheniere and CQH. As a result, the financial projections for Cheniere and CQH may not be realized.

•	The unaudited pro forma financial statements are presented for illustrative purposes only and may not be an indication of Cheniere’s financial condition or results of operations following the Merger.

•	The CQH LLC Agreement limits the duties of the CQH Board to CQH Shareholders and restricts the remedies available to CQH Shareholders for actions taken by the CQH Board that might otherwise constitute breaches of their duties.

•	Cheniere, CQH and their directors and officers may have interests that differ from your interests, and these interests may have influenced their decision to propose and to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

•	Because Cheniere owns approximately 91.9% of the outstanding CQH Common Shares and has agreed to deliver the Written Consent approving the Merger, approval of the Merger is assured regardless of whether the Unaffiliated CQH Shareholders consent to the Merger.

•	CQH does not have the ability to enter into certain alternatives to the Merger that are not approved by Cheniere.

•	Cheniere and CQH will be subject to certain operating restrictions until the completion of the Merger.

•	Shares of Cheniere Common Stock to be received by CQH Shareholders as a result of the Merger have different rights as compared to CQH Common Shares.

•	Cheniere currently does not, and in the future may not, pay any cash dividends to Cheniere Stockholders, and Cheniere’s ability to declare and pay cash dividends to Cheniere Stockholders, if any, in the future will depend on various factors, many of which are beyond Cheniere’s control.

•	Some provisions of the Cheniere Certificate of Incorporation, Cheniere Bylaws and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for shares of Cheniere Common Stock.

•	There may be future dilution of Cheniere Common Stock, which could adversely affect the market price of shares of Cheniere Common Stock.

•	Sales of a substantial amount of shares of Cheniere Common Stock in the public market could adversely affect the market price of shares of Cheniere Common Stock.

In addition, both Cheniere and CQH are subject to various risks associated with their respective businesses. Please carefully read this consent solicitation/prospectus, the documents incorporated herein by reference and the documents to which you are referred. Please read the section titled “Risk Factors” beginning on page 18.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHENIERE

The following table sets forth the selected historical consolidated financial data of Cheniere as of and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 was derived from Cheniere’s audited consolidated financial statements of Cheniere included in its annual reports on Form 10-K. The selected historical consolidated financial data as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 was derived from the unaudited consolidated interim financial statements of Cheniere included in its quarterly reports on Form 10-Q. You should read the selected financial data set forth below in conjunction with Cheniere’s financial statements and the related notes.

	For the three months ended March 31,		For the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions, except per share data)
	(unaudited)
Statement of Operations Data:
Total revenues	$2,242	$1,211	$5,601	$1,283	$271	$268	$267
Total operating costs and expenses	1,495	835	4,213	1,313	720	540	595
Income (loss) from operations	747	376	1,388	(30)	(449)	(272)	(328)
Interest expense, net of capitalized interest	(216)	(165)	(747)	(488)	(322)	(181)	(178)
Net income (loss)	600	172	563	(665)	(1,097)	(692)	(559)
Net income (loss) attributable to non-controlling interest	243	118	956	(55)	(122)	(144)	(51)
Net income (loss) attributable to common stockholders	357	54	(393)	(610)	(975)	(548)	(508)
Net income (loss) per share attributable to common stockholders—basic	$1.52	$0.23	$(1.68)	$(2.67)	$(4.30)	$(2.44)	$(2.32)
Net income (loss) per share attributable to common stockholders—diluted	$1.50	$0.23	$(1.68)	$(2.67)	$(4.30)	$(2.44)	$(2.32)

	As of March 31,	As of December 31,
	2018	2017	2016	2015	2014	2013
	(in millions)
	(unaudited)
Balance Sheet Data:
Total assets	$28,341	$27,906	$23,703	$18,809	$12,433	$9,571
Current liabilities	895	1,251	1,077	2,185	232	237
Noncurrent liabilities	25,739	25,415	21,787	15,063	9,699	6,494
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	1	1	1	1	1	1
Treasury stock	(392)	(386)	(374)	(354)	(293)	(180)
Additional paid-in capital	3,264	3,248	3,211	3,075	2,777	2,460
Accumulated deficit	(4,270)	(4,627)	(4,234)	(3,624)	(2,649)	(2,101)

Total stockholders’ equity (deficit)	(1,397)	(1,764)	(1,396)	(902)	(164)	180
Non-controlling interest	3,104	3,004	2,235	2,463	2,666	2,660

Total equity	1,707	1,240	839	1,561	2,502	2,840

Total liabilities and equity	28,341	27,906	23,703	18,809	12,433	9,571

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CQH

The following table sets forth the selected historical consolidated financial data of CQH as of and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, and 2014 and the period from July 29, 2013 (date of inception) through December 31, 2013 was derived from CQH’s audited consolidated financial statements of CQH included in its annual reports on Form 10-K. The selected historical consolidated financial data as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 was derived from the unaudited consolidated interim financial statements of CQH included in its quarterly reports on Form 10-Q. You should read the selected financial data set forth below in conjunction with CQH’s financial statements and the related notes.

	For the three months ended March 31,		For the year ended December 31,				Period from July 29, 2013 (date of inception) through December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in thousands, except per share data)
	(unaudited)
Consolidated Statement of Operations and Income Data:
Equity income from investment in Cheniere Partners	$119,936	$5,084	$120,797	$20,338	$20,338	$20,338	$—
Net income (loss)	122,806	4,474	118,461	17,798	18,173	18,141	(54)
Net income per share attributable to common stockholders—basic and diluted	$0.53	$0.02	$0.51	$0.08	$0.08	$0.08	—
Cash dividends declared per common share	$0.510	$0.020	$0.510	$0.080	$0.079	$0.074	—

	As of March 31,	As of December 31,
	2018	2017	2016	2015	2014	2013
	(in thousands)
	(unaudited)
Consolidated Balance Sheet Data:
Total assets	$5,745	$714	$423	$1,195	$1,553	$353

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma consolidated financial information is derived from the unaudited pro forma consolidated statement of income of Cheniere for the three months ended March 31, 2018 and unaudited pro forma consolidated statement of operations of Cheniere for the year ended December 31, 2017, which have been prepared to give effect to the proposed acquisition of all publicly held shares of CQH not already owned by Cheniere, as if the transaction was completed on January 1, 2017, and the unaudited pro forma consolidated balance sheet of Cheniere at March 31, 2018, which has been prepared to give effect to the proposed transaction as if the transaction was completed on March 31, 2018. The following selected unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the proposed transaction taken place on January 1, 2017, for statements of operations and income purposes, and March 31, 2018, for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors” beginning on page 18 of this consent solicitation/prospectus. The following selected unaudited pro forma consolidated financial information should be read in conjunction with the section titled “Unaudited Pro Forma Consolidated Financial Statements” and related notes beginning on page F-1 of this consent solicitation/prospectus.

Selected Unaudited Pro Forma Consolidated Statements of Operations and Income Information:

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
	(in millions)
Total revenues	$2,242	$5,601
Total operating costs and expenses	1,495	4,213
Income from operations	747	1,388
Interest expense, net of capitalized interest	(216)	(747)
Net income	600	563
Net income attributable to non-controlling interest	207	912
Net income (loss) attributable to common stockholders	393	(349)

Selected Unaudited Pro Forma Consolidated Balance Sheet Information:

March 31, 2018
(in millions)
Total assets	$28,341
Current liabilities	903
Noncurrent liabilities	25,739
Stockholders’ equity
Preferred stock	—
Common Stock	1
Treasury stock	(392)
Additional paid-in capital	3,952
Accumulated deficit	(4,270)

Total stockholders’ deficit	(709)
Non-controlling interest	2,408

Total equity	1,699

Total liabilities and equity	28,341

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA

PER SHARE INFORMATION

Presented below are Cheniere’s and CQH’s historical and pro forma per share information for the year ended December 31, 2017 and three months ended March 31, 2018. Except for the historical information for the year ended December 31, 2017, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Cheniere and CQH filed by each with the SEC, and incorporated by reference in this consent solicitation/prospectus, and with the unaudited pro forma condensed combined financial statements included in the section titled “Unaudited Pro Forma Consolidated Financial Statements” beginning on page F-1 of this consent solicitation/prospectus.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of January 1, 2017 for earnings per share purposes and March 31, 2018 for book value per share purposes, nor is it necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring, or other factors that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results.

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
	(unaudited)
Cheniere Historical Data
Net income (loss) per common share—basic	$1.52	$(1.68)
Net income (loss) per common share—diluted	$1.50	$(1.68)
Book value per common share as of period end (1)	$7.18	$5.22

CQH Historical Data
Net income per common share—basic and diluted	$0.53	$0.51
Cash dividends declared per common share	$0.510	$0.510
Book value per common share as of period end (1)	$0.02	—

Pro forma consolidated—Cheniere
Net income (loss) per common share—basic	$1.54	$(1.38)
Net income (loss) per common share—diluted	$1.53	$(1.38)
Book value per common share as of period end (1)	$6.67	N/A

Pro forma equivalent—CQH (2)
Net income (loss) per common share—basic and diluted	$0.73	$(0.66)
Book value per common share as of period end	$3.17	N/A

(1)	Historical book value per common share for Cheniere and CQH represents total equity at period end divided by the number of shares of Cheniere Common Stock and CQH Common Shares outstanding as of period end. The pro forma consolidated book value per common share for Cheniere represents total pro forma total equity at period end divided by the pro forma number of common shares of Cheniere that would have been outstanding as of March 31, 2018 had the transaction been completed as of that date. The transaction refers to the acquisition of all publicly held shares of CQH not already owned by Cheniere, whether acquired pursuant to the Merger Agreement or as a result of privately negotiated stock-for-share transactions occurring subsequent to March 31, 2018.
(2)	Pro forma equivalent amounts have been calculated by multiplying the pro forma consolidated—Cheniere per common share amounts by the Exchange Ratio of 0.4750.

RISK FACTORS

An investment in Cheniere Common Stock involves risks. You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this consent solicitation/prospectus before deciding how to vote. In addition, you should read and consider the risks associated with the businesses of Cheniere and CQH. In particular, please read Part I, Item 1. “Business—Competition, Markets and Regulations” and Part I, Item 1A. “Risk Factors,” in the Annual Reports on Form 10-K for the year ended December 31, 2017, for each of Cheniere and CQH, incorporated by reference herein. This consent solicitation/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 25.

Risks Related to the Merger

The Exchange Ratio is fixed and will not be adjusted in the event of any change in either the price of shares of Cheniere Common Stock or the price of CQH Common Shares.

If the Merger is completed, each CQH Common Share outstanding as of immediately prior to the Effective Time of the Merger (other than Excluded Shares) will be converted into the right to receive 0.4750 shares of Cheniere Common Stock. This Exchange Ratio was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either shares of Cheniere Common Stock or CQH Common Shares. Changes in the price of shares of Cheniere Common Stock prior to the Effective Time of the Merger will affect the market value of the Exchange Ratio that CQH Shareholders will receive in the Merger. The market value of Cheniere Common Stock may fluctuate as a result of a variety of factors, including:

•	domestic and worldwide supply of and demand for natural gas and corresponding fluctuations in the price of natural gas;

•	fluctuations in Cheniere’s quarterly or annual financial results or those of other companies in the industries in which Cheniere operates;

•	issuance of additional equity securities which causes further dilution to Cheniere Stockholders;

•	sales of a high volume of shares of Cheniere Common Stock by Cheniere Stockholders;

•	operating and stock price performance of companies that investors deem comparable to Cheniere;

•	events affecting other companies that the market deems comparable to Cheniere;

•	changes in government regulation or proposals applicable to Cheniere;

•	actual or potential non-performance by any customer or a counterparty under any agreement;

•	announcements made by Cheniere or Cheniere’s competitors of significant contracts;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general conditions in the industries in which Cheniere operates;

•	general economic conditions;

•	the failure of securities analysts to cover Cheniere Common Stock or changes in financial or other estimates by analysts;

•	changes in market assessments of the likelihood that the Merger will be completed; and

•	other factors described in these “Risk Factors.”

For historical and current market prices of shares of Cheniere Common Stock and CQH Common Shares, please read the section titled “Comparative Per Share Market Price and Dividend Information” beginning on page 81.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the Merger. Those conditions include, among others: approval of the Merger Agreement by CQH Shareholders, the accuracy of representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and Cheniere’s and CQH’s performance of their respective obligations under the Merger Agreement in all material respects. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

In addition, if the Merger is not completed by December 18, 2018, either Cheniere or CQH may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time. In addition, Cheniere and CQH may elect to terminate the Merger Agreement in certain other circumstances. Please read the section titled “The Merger Agreement—Termination” beginning on page 62.

The opinion rendered to the CQH Conflicts Committee by Jefferies on June 18, 2018 was based on Jefferies’ financial analyses and considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Jefferies, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The CQH Conflicts Committee has not requested, and does not expect to request, an updated opinion from Jefferies reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The opinion rendered to the CQH Conflicts Committee by Jefferies on June 18, 2018 was provided in connection with, and at the time of, the evaluation of the Merger and the Merger Agreement by the CQH Conflicts Committee. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Jefferies, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The CQH Conflicts Committee has not requested an updated opinion as of the date of this consent solicitation/prospectus from Jefferies and does not expect to request an updated opinion prior to completion of the Merger. Changes in the operations and prospects of Cheniere and CQH, general market and economic conditions and other factors that may be beyond the control of Cheniere and CQH, and on which the opinion was based, may have altered the value of Cheniere or CQH or the prices of shares of Cheniere Common Stock or CQH Common Shares since the date of such opinion, or may alter such values and prices by the time the Merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Jefferies rendered to the CQH Conflicts Committee, please read the section titled “The Merger—Opinion of Jefferies, Financial Advisor to the CQH Conflicts Committee” beginning on page 39.

Failure to complete, or delay in completing, the Merger could negatively impact the market price of shares of Cheniere Common Stock and CQH Common Shares and financial results of Cheniere and CQH.

The completion of the Merger is subject to certain customary closing conditions, including (i) the registration statement having become effective under the Securities Act, (ii) receipt of approval of the Merger Agreement by written consent of CQH Shareholders holding CQH Common Shares constituting a majority of the outstanding CQH Common Shares entitled to vote, (iii) the Cheniere Common Stock issuable in connection with the Merger having been approved for listing on the NYSE American, subject to official notice of issuance and (iv) the absence of any governmental order prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The obligation of each party to consummate the Merger is also conditioned upon the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers).

There is no certainty that the various closing conditions will be satisfied and that the necessary approvals will be obtained. If these or other conditions are not satisfied or if there is a delay in the satisfaction of such conditions, then Cheniere and CQH may not be able to complete the Merger timely or at all, and such failure or delay may have other adverse consequences. If the Merger is not completed or is delayed, Cheniere and CQH will be subject to a number of risks, including:

•	they will not realize the expected benefits of the combined company;

•	the market price of the shares of Cheniere Common Stock and CQH Common Shares may decline to the extent that their current market price reflects a market assumption that the Merger will be completed; and

•	some costs relating to the Merger, such as investment banking, legal and accounting fees, and financial printing and other related charges, must be paid even if the Merger is not completed.

The assumptions and estimates underlying the financial projections are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Cheniere and CQH. As a result, the financial projections for Cheniere and CQH may not be realized.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the Exchange Ratio to CQH and the Unaffiliated CQH Shareholders, Jefferies, the financial advisor to the CQH Conflicts Committee, reviewed and relied on, among other things, financial forecasts for Cheniere and CQH prepared by management. These financial projections speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all or within projected time frames. The financial projections on which the CQH Conflicts Committee’s financial advisor based its opinion may not be realized.

The unaudited pro forma financial statements are presented for illustrative purposes only and may not be an indication of Cheniere’s financial condition or results of operations following the Merger.

The unaudited pro forma financial statements contained in this consent solicitation/prospectus are presented for illustrative purposes only and may not be an indication of Cheniere’s financial condition or results of operations following the Merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Cheniere and CQH, and adjustments have been made to give effect to the Merger. The actual financial condition and results of operations of the combined entity following the Merger may not be consistent with, or evident from, these unaudited pro forma financial statements. In addition, estimates used in preparing the unaudited pro forma financial statements, including estimates of transaction-related costs in connection with the Merger, may not prove to be accurate, and other factors may affect Cheniere’s financial condition or results of operations following the Merger. Any decline or potential decline in Cheniere’s financial condition or results of operations may cause significant variations in the stock price of Cheniere. Please read the section titled “Unaudited Pro Forma Consolidated Financial Statements” beginning on page F-1.

The CQH LLC Agreement limits the duties of the CQH Board to CQH Shareholders and restricts the remedies available to CQH Shareholders for actions taken by the CQH Board that might otherwise constitute breaches of their duties.

Under the CQH LLC Agreement, whenever a potential conflict of interest arises between a director, officer or any of CQH’s affiliates, on the one hand, and CQH, any of its subsidiaries, or any member of CQH, on the other, any resolution or course of action by such director, officer or affiliate of CQH in respect of such conflict of interest will be permitted and deemed approved by all members of CQH, and will not breach the CQH LLC Agreement or any duty at law or equity, if such resolution or course of action is:

•	approved by a majority of the members of the CQH Conflicts Committee acting in good faith (as referred to elsewhere in this consent solicitation/prospectus, such approval constituting “Special Approval” under the CQH LLC Agreement);

•	approved by the vote of the Unaffiliated CQH Shareholders;

•	on terms no less favorable to CQH than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to CQH, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to CQH).

For more information concerning the differing applications of duties to corporations and limited liability companies, please read the section titled “Comparison of Rights of Cheniere Stockholders and CQH Shareholders” beginning on page 68. In light of potential conflicts of interest between Cheniere and the officers and directors of Cheniere, on the one hand, and CQH and the Unaffiliated CQH Shareholders, on the other, the CQH Board submitted the Merger and related matters to the CQH Conflicts Committee for “Special Approval.” The CQH Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement, the Support Agreement, the Merger and related matters on behalf CQH and the Unaffiliated CQH Shareholders. The CQH Conflicts Committee resolved, by a unanimous vote held on June 18, 2018, that the Merger upon the terms set forth in the Merger Agreement is in the best interests of CQH and the Unaffiliated CQH Shareholders; approved the Merger Agreement and the transactions contemplated thereby, including the Merger; and recommended the approval of the Merger upon the terms set forth in the Merger Agreement to the CQH Board.

Cheniere, CQH and their directors and officers may have interests that differ from your interests, and these interests may have influenced their decision to propose and to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The nature of the respective businesses of Cheniere and CQH and its affiliates may give rise to conflicts of interest between Cheniere and CQH. The interests of Cheniere, CQH, and their directors and officers may differ from your interests as a result of the relationships among them. A conflict could be perceived to exist, for example, in connection with the number of shares of Cheniere Common Stock offered as the Merger Consideration, particularly where four of the seven directors on the CQH Board are senior or executive officers of Cheniere.

Furthermore, the CQH LLC Agreement provides that, except as explicitly set forth in the CQH LLC Agreement, no director of the CQH Board has any duties (including fiduciary duties) to CQH or any member of CQH, and the resolution or course of action in respect of any actual or potential conflict of interest will not constitute a breach of the CQH LLC Agreement, or of any duty existing at law, in equity or otherwise, if such resolution or course of action is approved by a majority of the members of the CQH Conflicts Committee acting in good faith.

In addition, certain executive officers of Cheniere are also directors and executive officers of CQH. The following executive officers hold positions at both Cheniere and CQH:

Officer	Cheniere	CQH
Jack A. Fusco	President and Chief Executive Officer, Director	President and Chief Executive Officer, Chairman of Board of Directors
Anatol Feygin	Executive Vice President and Chief Commercial Officer	Executive Vice President and Chief Commercial Officer, Director
Doug Shanda	Senior Vice President, Operations	Senior Vice President, Operations, Director
Michael J. Wortley	Executive Vice President and Chief Financial Officer	Executive Vice President, Chief Financial Officer, Director

In considering the recommendation of the CQH Board to approve the Merger proposal, you should consider that the directors and executive officers of Cheniere and CQH may have other interests that differ from, or are in addition to, the interests of CQH Shareholders generally. These interests include the following:

•	All of the executive officers of CQH are also executive officers of Cheniere and are expected to continue to serve as executive officers of Cheniere following the Merger;

•	Four of the seven directors of CQH are also executive officers of Cheniere, and one of these four directors, Jack Fusco, also serves as a director on the Cheniere Board. Mr. Fusco is expected to continue to serve as a director on the Cheniere Board following the Merger;

•	Each of the individuals who serves as an executive officer and director of CQH owns shares of Cheniere Common Stock representing less than 1% of the shares of Cheniere Common Stock outstanding as of July 18, 2018;

•	Certain other non-management directors of CQH own shares of Cheniere Common Stock and one non-management director of CQH also owns CQH Common Shares. The directors that own shares of Cheniere Common Stock own shares representing less than 1% of the shares of Cheniere Common Stock outstanding as of July 18, 2018; and

•	All of the directors and executive officers of CQH have the right to indemnification under the organizational documents of CQH, the CQH LLC Agreement and the Merger Agreement. In addition, all of the directors of Cheniere and all of the officers of Cheniere have the right to indemnification under the organizational documents of Cheniere and indemnification agreements with Cheniere.

The members of the CQH Conflicts Committee and CQH Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and when the CQH Board recommended that CQH Shareholders approve the Merger. These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers of CQH in the Merger” beginning on page 47.

Because Cheniere owns approximately 91.9% of the outstanding CQH Common Shares and has agreed to deliver the Written Consent approving the Merger, approval of the Merger is assured regardless of whether the Unaffiliated CQH Shareholders consent to the Merger.

Regardless of whether the Unaffiliated CQH Shareholders consent to the Merger, the Merger receiving approval is assured because Cheniere, which owns approximately 91.9% of the outstanding CQH Common Shares as of July 18, 2018, has agreed to approve the Merger on behalf of all the CQH Common Shares Cheniere beneficially owns.

CQH does not have the ability to enter into certain alternatives to the Merger that are not approved by Cheniere.

As of July 18, 2018, Cheniere owns approximately 91.9% of the outstanding CQH Common Shares. Accordingly, certain alternative transactions to the Merger entered into by CQH would need to be approved by Cheniere. Because Cheniere controls the voting of approximately 91.9% of CQH Common Shares, Cheniere can effectively block CQH from entering into alternative transactions to the Merger that require the approval of CQH Shareholders that Cheniere does not support, which could discourage third parties that may have an interest in acquiring all or a significant part of CQH from considering or proposing that acquisition.

Cheniere and CQH will be subject to certain operating restrictions until the completion of the Merger.

The Merger Agreement generally restricts CQH, without Cheniere’s consent, or Cheniere, without CQH’s consent, from taking specified actions until the Merger occurs or the Merger Agreement terminates. These restrictions may prevent CQH or Cheniere from taking actions that each respectively might otherwise consider beneficial. Please read the section titled “The Merger Agreement—Interim Operations” beginning on page 57.

Risks Related to Cheniere Common Stock

Shares of Cheniere Common Stock to be received by CQH Shareholders as a result of the Merger have different rights as compared to CQH Common Shares.

Following completion of the Merger, CQH Shareholders will no longer hold CQH Common Shares, but will instead hold shares of Cheniere Stock. There are important differences between the rights of CQH Shareholders and Cheniere Stockholders. Ownership interests in a limited liability company are fundamentally different from ownership interests in a Delaware corporation. CQH Shareholders will own shares of Cheniere Common Stock following the Merger, and their rights associated with shares of Cheniere Common Stock will be governed by the Cheniere Certificate of Incorporation and the General Corporation Law of the State of Delaware (“DGCL”), which differs in many respects from the CQH LLC Agreement and Delaware Limited Liability Company Act (“DLLCA”). Please read the section titled “Comparison of Rights of Cheniere Stockholders and CQH Shareholders” beginning on page 68 for a discussion of the different rights associated with shares of Cheniere Common Stock and CQH Common Shares.

Cheniere currently does not, and in the future may not, pay any cash dividends to Cheniere Stockholders, and Cheniere’s ability to declare and pay cash dividends to Cheniere Stockholders, if any, in the future will depend on various factors, many of which are beyond Cheniere’s control.

Under the DGCL, the Cheniere Board may not authorize payment of a dividend unless it is either (i) paid out of surplus, as calculated in accordance with the DGCL or (ii) if Cheniere does not have a surplus, paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Unlike CQH, Cheniere is not required to declare dividends of its available cash to stockholders. Cheniere has not paid cash dividends on Cheniere Common Stock in the past and the Cheniere Board may not declare dividends in the future. Should the Cheniere Board declare dividends on the Cheniere Common Stock in the future, the dividend yield of the Cheniere Common Stock may only be a fraction of the historical or projected dividend yield of the CQH Common Shares. Any payment of future dividends will be at the discretion of the Cheniere Board and will depend on Cheniere’s earnings, financial condition, capital requirements, level of indebtedness, legal, regulatory and contractual restrictions applying to the payment of dividends and other considerations that the Cheniere Board deems relevant. For more information regarding Cheniere’s earnings, financial condition, capital requirements, level of indebtedness or legal, regulatory or contractual restrictions, please read Cheniere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated by reference herein.

Some provisions of the Cheniere Certificate of Incorporation, Cheniere Bylaws and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for shares of Cheniere Common Stock.

Some provisions in the Cheniere Certificate of Incorporation and the Cheniere Bylaws may have the effect of delaying, discouraging or preventing an acquisition of Cheniere or a merger in which Cheniere is not the surviving company and may otherwise prevent or slow changes in the Cheniere Board and management. For example, certain Cheniere Certificate of Incorporation and Cheniere Bylaws provisions can only be amended by the affirmative vote of two-thirds of Cheniere Stockholders. In addition, because Cheniere is incorporated in Delaware and has not opted out of the provision, it is governed by the provisions of Section 203 of the DGCL, which prohibits certain business combinations between it and “interested stockholders” (generally a stockholder owning or controlling 15% of more of the outstanding voting stock of a corporation) for three years following the time at which such stockholder became an interested stockholder unless specified conditions are met. These provisions could discourage an acquisition of Cheniere or other change in control transactions, whether or not it is desired or beneficial to Cheniere Stockholders, and thereby negatively affect the price that investors might be willing to pay in the future for shares of Cheniere Common Stock. In addition, to the extent that these provisions discourage an acquisition of Cheniere or other change in control transaction, they could deprive stockholders of opportunities to realize takeover premiums for their shares of Cheniere Common Stock. Please read the section titled “Description of Cheniere Common Stock” beginning on page 65 for a description of Cheniere Common Stock.

There may be future dilution of Cheniere Common Stock, which could adversely affect the market price of shares of Cheniere Common Stock.

The Merger Agreement does not restrict Cheniere’s ability to issue additional shares of Cheniere Common Stock prior to or following the Effective Time. In the future, Cheniere may issue shares of Cheniere Common Stock to raise cash for LNG projects, operations, acquisitions or other purposes. Cheniere may also acquire interests in other companies by using a combination of cash and shares of Cheniere Common Stock or just shares of Cheniere Common Stock. Cheniere has issued securities convertible into, or exchangeable for, or that represent the right to receive, shares of Cheniere Common Stock and may do so again in the future. Any of these events may dilute the ownership interests of current Cheniere Stockholders in Cheniere, reduce Cheniere’s earnings per share and have an adverse effect on the price of shares of Cheniere Common Stock.

Sales of a substantial amount of shares of Cheniere Common Stock in the public market could adversely affect the market price of shares of Cheniere Common Stock.

Sales of a substantial amount of shares of Cheniere Common Stock in the public market, or the perception that these sales may occur, could reduce the market price of shares of Cheniere Common Stock.

Risks Relating to Cheniere’s Business

You should read and consider risk factors specific to Cheniere businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Cheniere’s Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents that are incorporated by reference herein. Please read the section titled “Where You Can Find More Information” beginning on page 92 for the location of information incorporated by reference in this consent solicitation/prospectus.

Risks Relating to CQH’s Business

You should read and consider risk factors specific to CQH’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of CQH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference herein. Please read the section titled “Where You Can Find More Information” beginning on page 92 for the location of information incorporated by reference in this consent solicitation/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This consent solicitation/prospectus and the documents Cheniere and CQH have incorporated herein by reference include statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In particular, statements using words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology generally involve forward-looking statements.

The forward-looking statements contained herein (including statements regarding the transactions contemplated by the Merger Agreement, including the Merger, and its effects, benefits and costs, savings, opinions, forecasts, projections, expected timetable for completion, expected dividends or distributions, and any other statements regarding Cheniere’s and CQH’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not statements of historical fact) are largely based on Cheniere’s expectations, which reflect estimates and assumptions made by Cheniere’s management. These estimates and assumptions reflect Cheniere’s best judgment based on currently known market conditions and other factors. Although we believe that such estimates are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond Cheniere’s control. In addition, assumptions may prove to be inaccurate. We caution that the forward-looking statements contained herein are not guarantees of future performance and that such statements may not be realized or the forward-looking statements or events may not occur. Actual results may differ materially from those anticipated or implied in forward-looking statements as a result of numerous factors, including, but not limited to, the risks and uncertainties set forth under the section titled “Risk Factors,” beginning on page 18, as well as, among others:

•	the possibility that the Merger, and the transactions contemplated thereby, are not consummated in a timely manner or at all;

•	the timing to consummate the Merger, and the transactions contemplated thereby;

•	Cheniere’s future operating results, cash flow, liquidity, debt and financial position;

•	changes in the demand for and price of oil, gas and LNG and competition in the oil, gas and LNG industry;

•	economic, political and other factors that could negatively affect the development, construction and operation of LNG facilities;

•	Cheniere’s business and financial strategic plans, objectives, expectations and intentions for future operations;

•	the risk that the combined company may be unable to achieve cost-cutting synergies or that it may take longer than expected to achieve those synergies; and

•	other businesses, financial, operational and legal risks and uncertainties detailed from time to time in Cheniere’s and CQH’s SEC filings, including but not limited to those discussed under Item 1A, “Risk Factors,” in Cheniere’s Annual Report on Form 10-K for the year ended December 31, 2017 and CQH’s Annual Report on Form 10-K for the year ended December 31, 2017.

Cheniere and CQH caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Cheniere’s and CQH’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. In addition, Cheniere and CQH may be subject to currently unforeseen risks that may have a materially adverse effect on them. All subsequent written and oral forward-looking statements concerning Cheniere, CQH, the proposed Merger or other matters and attributable to CQH or Cheniere or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. These forward-looking statements speak only as of the date made, and other than as required by law, neither Cheniere nor CQH undertake any obligation to update or revise any forward-looking statement or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.

WRITTEN CONSENTS OF CQH SHAREHOLDERS

CQH Shareholders Entitled to Consent and Consent Required

Only CQH Shareholders of record at the close of business on the Record Date will be notified of and be entitled to execute and deliver a written consent with respect to the approval of the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger by CQH requires the affirmative consent of holders of at least a majority of the issued and outstanding CQH Common Shares.

Approval of the Merger Agreement and the Transactions Contemplated Thereby, Including the Merger

Pursuant to the terms of the Support Agreement, Cheniere, which as of July 18, 2018 beneficially owned 212,953,991 CQH Common Shares representing approximately 91.9% of the outstanding CQH Common Shares, has irrevocably agreed to deliver the Cheniere Written Consent within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Cheniere Written Consent by Cheniere with respect to the CQH Common Shares it owns will be sufficient to approve the Merger Agreement and the Merger.

Submission of Consents

CQH Shareholders may consent to the approval of the Merger Agreement and the Merger with respect to their CQH Common Shares by completing, dating and signing the written consent furnished with this consent solicitation/prospectus and returning it to CQH.

If you hold CQH Common Shares as of the Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to CQH. Once you have completed, dated and signed the written consent, you may deliver it to CQH by faxing it to Cheniere Energy Partners LP Holdings, LLC, Attention: Corporate Secretary, at 713-375-3600, by emailing a .pdf copy of your written consent to corporatesecretary@cheniere.com or by mailing your written consent to Cheniere Energy Partners LP Holdings, LLC at 700 Milam Street, Suite 1900, Houston, Texas 77002, Attention: Corporate Secretary. If you do not return your written consent, it will have the same effect as a vote against the approval of the Merger Agreement and Merger.

Upon the later of 20 business days after this consent solicitation/prospectus is sent to CQH shareholders and the date on which a sufficient number of consents to approve the Merger Agreement, and the transactions contemplated thereby, have been received, the consent process will conclude. The delivery of the Cheniere Written Consent with respect to the CQH Common Shares beneficially owned by Cheniere will be sufficient to approve the Merger Agreement and the Merger. Cheniere has irrevocably agreed to deliver the Cheniere Written Consent within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The consent solicitation cannot close until 10 days after the Record Date under the CQH LLC Agreement.

Revocation of Consents

Your consent may be revoked at any time before the later of 20 business days after this consent solicitation/prospectus is sent to CQH Shareholders and the date on which the consents of a sufficient number of CQH Common Shares to approve the Merger Agreement and the Merger have been delivered to the Corporate Secretary of CQH. If you wish to revoke a previously given consent before that time, you may do so by faxing such revocation to Cheniere Energy Partners LP Holdings, LLC, Attention: Corporate Secretary, at 713-375-3600, by emailing a .pdf copy of your written consent to corporatesecretary@cheniere.com or by mailing your written consent to Cheniere Energy Partners LP Holdings, LLC at 700 Milam Street, Suite 1900, Houston, Texas 77002, Attention: Corporate Secretary.

Expenses

The expense of preparing, printing and mailing these consent materials is being borne by Cheniere.

INFORMATION ABOUT THE COMPANIES

Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Phone: (713) 375-5000

Cheniere Energy, Inc., a Delaware corporation, is a Houston-based energy company primarily engaged in LNG-related businesses. Cheniere’s vision is to provide clean, secure and affordable energy to the world, while responsibly delivering a reliable, competitive and integrated source of LNG, in a safe and rewarding work environment. Cheniere owns and operates the Sabine Pass LNG terminal in Louisiana through Cheniere’s ownership interest in and management agreements with Cheniere Partners, which is a publicly traded limited partnership that Cheniere created in 2007. As of May 15, 2018, Cheniere owned 100% of the general partner interest in Cheniere Partners and approximately 91.9% of CQH, which owns a 48.6% limited partner interest in Cheniere Partners. Cheniere is currently developing and constructing two natural gas liquefaction and export facilities. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to economically justify the use of LNG.

Our corporate headquarters are located at 700 Milam Street, Suite 1900, Houston, Texas 77002. Cheniere’s phone number is (713) 375-5000, and Cheniere’s website is accessed at http://www.cheniere.com. Information on Cheniere’s website is not incorporated into this consent solicitation/prospectus or Cheniere’s other securities filings and is not a part of this consent solicitation/prospectus.

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 1900

Houston, TX 77002

Phone: (713) 375-5000

CQH is a publicly traded Delaware limited liability company formed by Cheniere in 2013 to hold its limited partner interests in Cheniere Partners, a publicly traded limited partnership. CQH’s only business consists of owning and holding Cheniere Partners Units, along with cash or other property that CQH receives as distributions in respect of such units, and, accordingly, CQH’s consolidated operating results and financial condition are dependent on the performance of Cheniere Partners. As of July 18, 2018, CQH owned a 48.6% limited partner interest in Cheniere Partners.

Each of the executive officers of CQH is also an executive officer of Cheniere. For information about the common executive officers of Cheniere and CQH and the resulting interests of CQH’s directors and executive officers in the Merger, please read “The Merger—Interests of Directors and Executive Officers of CQH in the Merger” on page 47.

Merger Sub

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Phone: (713) 375-5000

Merger Sub, whose legal name is Columbia Acquisition Sub LLC, is a direct, wholly owned subsidiary of Cheniere. Upon the completion of the Merger, Merger Sub will continue to exist as a wholly owned subsidiary of Cheniere. Merger Sub was formed in Delaware on June 15, 2018 for the sole purpose of effecting the Merger.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this consent solicitation/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the CQH LLC Agreement and the DLLCA, at the Effective Time of the Merger, CQH will merge with and into Merger Sub, with Merger Sub being the surviving entity of the Merger (“Surviving Entity”).

Consideration to CQH Shareholders

As a result of the Merger, each outstanding CQH Common Share, other than those owned by Cheniere, will be cancelled and converted into the right to receive 0.4750 shares of Cheniere Common Stock. The 212,953,991 CQH Common Shares owned by Cheniere will be cancelled and will not be converted in the Merger.

No fractional shares of Cheniere Common Stock will be issued upon the conversion of Eligible Shares. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Cheniere Common Stock will be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of the aggregated amount of the fractional share interest in shares of Cheniere Common Stock to which such holder would be entitled and an amount equal to the average of the volume weighted average price per share of Cheniere Common Stock on the NYSE American (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Cheniere and CQH) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the Effective Time.

Background of the Merger

The Cheniere Board and senior management regularly review and assess the operations, performance, prospects and strategic directions of Cheniere as part of its ongoing efforts to strengthen its business and enhance shareholder value. In connection with these ongoing efforts, the Cheniere Board has periodically discussed with Cheniere management various potential strategic opportunities with respect to simplifying Cheniere’s corporate structure, including with respect to Cheniere and its affiliates (the “Cheniere group”), including CQH and Cheniere Partners.

On August 12, 2016, Cheniere filed with the SEC Amendment No. 3 to the Schedule 13D filed by Cheniere with the SEC on December 20, 2013 (the “Schedule 13D”). Cheniere disclosed in Amendment No. 3 to the Schedule 13D that as part of its ongoing evaluation of its investment in CQH and investment alternatives, including the consolidation or acquisition of assets, Cheniere may formulate plans or proposals with respect to such matters, and hold discussions with or make formal proposals to the CQH Board, other CQH Shareholders or other third parties regarding such matters.

On August 29, 2016, at a meeting of the Cheniere Board, Cheniere management reviewed with the Cheniere Board the potential acquisition by Cheniere of CQH in order to reduce the structural complexity of the Cheniere group, enable capital rationalization and enhance cash flows to Cheniere. At the meeting, the Cheniere Board also authorized management of Cheniere to approach CQH with respect to a potential strategic transaction. Following such meeting, Cheniere management informed the independent directors of the CQH Board (Messrs. Gross, Kobiashvili and Turkleson) about the possibility of a proposal being made to CQH with respect to a potential strategic transaction.

On September 1, 2016, Messrs. Gross, Kobiashvili and Turkleson interviewed Richards, Layton & Finger, PA (“Richards Layton”) to assist in connection with their consideration of a potential strategic transaction.

Following such interview, Messrs. Gross, Kobiashvili and Turkleson determined that Richards Layton had the requisite experience and qualifications to provide high-quality legal advice to the CQH Conflicts Committee, when constituted, in connection with a potential strategic transaction and determined to engage Richards Layton as its legal advisor.

On September 12, 2016, Messrs. Gross, Kobiashvili and Turkleson held a meeting with representatives of Richards Layton to interview potential financial advisors to provide analysis and an opinion to, when constituted, the CQH Conflicts Committee, in connection with consideration of a potential strategic transaction. In addition, Richards Layton advised Messrs. Gross, Kobiashvili and Turkleson of their duties and obligations with respect to a potential strategic transaction.

On September 17, 2016, Messrs. Gross, Kobiashvili and Turkleson held a meeting with representatives of Richards Layton. Messrs. Gross, Kobiashvili and Turkleson discussed, among other things, the financial advisor interviews held on September 12, 2016 and the potential process for considering a potential strategic transaction.

On September 23, 2016, Messrs. Gross, Kobiashvili and Turkleson held a meeting with representatives of Richards Layton. Messrs. Gross, Kobiashvili and Turkleson had further discussions regarding the potential financial advisor interviews, the independence of the potential financial advisors and the fees requested by the potential advisors, determined that Jefferies was independent and had the requisite experience and qualifications to provide high quality financial advice to the CQH Conflicts Committee, when constituted, and determined to engage Jefferies as its financial advisor in connection with a potential strategic transaction.

On September 29, 2016, representatives of Cheniere delivered a proposal (the “First Merger Proposal”) to the CQH Board, pursuant to which Cheniere would acquire the CQH Common Shares not already owned by Cheniere in a stock-for-share exchange at an exchange ratio of 0.5049 shares of Cheniere Common Stock for each issued and outstanding publicly held CQH Common Share. On September 29, 2016, Cheniere disclosed and included the First Merger Proposal as an exhibit to Amendment No. 4 to the Schedule 13D, which was filed with the SEC on such date.

On September 30, 2016, the CQH Board formally constituted the CQH Conflicts Committee (consisting of Messrs. Gross, Kobiashvili and Turkleson) and authorized the CQH Conflicts Committee to (i) explore, participate in discussions with, or otherwise assist or facilitate proposals to, Cheniere relating to the First Merger Proposal, (ii) review and revise submissions of any proposal in respect of the First Merger Proposal, (iii) review, evaluate and, as appropriate, negotiate the terms and conditions of the First Merger Proposal, (iv) determine whether the First Merger Proposal is fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders, (v) grant or withhold “Special Approval” (as defined in the CQH LLC Agreement) of the First Merger Proposal, (vi) make a recommendation to the CQH Board with respect to the First Merger Proposal and (vii) do all things that may, in the judgment of its members, be deemed necessary, appropriate or advisable to assist the CQH Conflicts Committee in carrying out its responsibilities with respect to the First Merger Proposal.

On September 30, 2016, representatives of the CQH Conflicts Committee began to conduct legal, financial and other due diligence on Cheniere.

On October 7, 2016, the CQH Conflicts Committee executed an engagement letter with Jefferies.

Throughout October and November 2016, the CQH Conflicts Committee and its representatives held a series of meetings to discuss the First Merger Proposal. Throughout the process of considering the First Merger Proposal, the CQH Conflicts Committee received and considered feedback provided by CQH Shareholders. During this time period, representatives of the CQH Conflicts Committee communicated a counterproposal to the initial proposed exchange ratio to Cheniere and Sullivan & Cromwell and Richards Layton exchanged drafts of the merger agreement.

Following further discussions and negotiations between the CQH Conflicts Committee and Cheniere, on November 9, 2016, Cheniere increased its offer to an exchange ratio of 0.5400 shares of Cheniere Common Stock for each issued and outstanding publicly held CQH Common Share (the “Improved Offer”).

Following receipt of the Improved Offer, the CQH Conflicts Committee and its representatives held meetings to discuss the Improved Offer and the CQH Conflicts Committee authorized a counterproposal to the Improved Offer.

On November 14, 2016, Jefferies communicated to Cheniere the CQH Conflicts Committee’s counterproposal to the Improved Offer, after which discussions between Cheniere and the CQH Conflicts Committee reached an impasse.

On December 8, 2016, a representative of Cheniere informed a representative of the CQH Conflicts Committee that Cheniere did not believe that agreement on an acceptable exchange ratio could be reached with respect to the First Merger Proposal.

On December 9, 2016, Cheniere publicly disclosed the cessation of its discussions with CQH and the CQH Conflicts Committee relating to the First Merger Proposal on Amendment No. 5 to the Schedule 13D, filed with the SEC on such date. Amendment No. 5 to the Schedule 13D stated in part that, in the future, Cheniere may purchase additional CQH Common Shares in the open market, in privately negotiated transactions or otherwise, and/or resume discussions with the CQH Conflicts Committee regarding the First Merger Proposal, or in one or more transactions, seek to consolidate assets held by Cheniere and its affiliates, including the assets owned by CQH.

On December 12, 2016, Cheniere was approached by certain funds affiliated with Carlson Capital LP to acquire certain CQH Common Shares held by such funds. On December 16, 2016, Cheniere entered into a share purchase and exchange agreement with certain funds affiliated with Carlson Capital LP to acquire 925,000 CQH Common Shares at an exchange ratio of 0.5205 shares of Cheniere Common Stock for each CQH Common Share. Following such purchase and exchange, Cheniere held 186,525,000 CQH Common Shares, representing approximately 80.5% of the CQH Common Shares then issued and outstanding.

On December 12, 2016, Cheniere was approached by Falcon Edge Global Master Fund, LP to acquire certain CQH Common Shares held by such entity. On December 16, 2016, Cheniere entered into a share purchase and exchange agreement with Falcon Edge Global Master Fund, LP, to acquire 2,327,800 CQH Common Shares, at an exchange ratio of 0.5205 shares of Cheniere Common Stock for each CQH Common Share. Following such purchase and exchange, Cheniere held 188,852,800 CQH Common Shares, representing approximately 81.5% of the CQH Common Shares then issued and outstanding.

On December 20, 2016, Cheniere publicly disclosed the purchase and exchange agreements with certain funds affiliated with Carlson Capital LP and Falcon Edge Global Master Fund, LP on Amendment No. 6 to the Schedule 13D, filed with the SEC on such date.

On December 20, 2016, Cheniere was approached by certain funds affiliated with Pennant Capital Management, LLC to acquire certain CQH Common Shares held by such funds. On December 20, 2016, Cheniere entered into a share purchase and exchange agreement with certain funds affiliated with Pennant Capital Management, LLC to acquire 2,532,361 CQH Common Shares at an exchange ratio of 0.5205 shares of Cheniere Common Stock for each CQH Common Share. Following such purchase and exchange, Cheniere held 191,385,161 CQH Common Shares, representing approximately 82.6% of the CQH Common Shares then issued and outstanding.

On December 22, 2016, Cheniere publicly disclosed the purchase and exchange agreement with certain funds affiliated with Pennant Capital Management, LLC on Amendment No. 7 to the Schedule 13D, filed with the SEC on such date.

On February 15, 2017, Mr. Turkleson resigned as a member of the CQH Board, effective February 27, 2017, and Jim Deidiker was appointed to the CQH Board, effective February 27, 2017.

On February 28, 2017, Cheniere was approached by Pacific Capital Management, LLC to acquire certain CQH Common Shares held by such entity. On February 28, 2017, Cheniere entered into a share purchase and exchange agreement with Pacific Capital Management, LLC to acquire 115,348 CQH Common Shares at an exchange ratio of 0.5125 shares of Cheniere Common Stock for each CQH Common Share. Following such purchase and exchange, Cheniere held 191,500,509 CQH Common Shares, representing approximately 82.7% of the CQH Common Shares then issued and outstanding.

On April 26, 2018, Cheniere was approached by certain funds affiliated with Zimmer Partners, LP to acquire certain CQH Common Shares held by such entity. On April 27, 2018, Cheniere entered into a share purchase and exchange agreement to acquire 11,987,346 CQH Common Shares, at an exchange ratio of .4800 shares of Cheniere Common Stock for each CQH Common Share. Following such purchase and exchange, Cheniere held 203,487,855 CQH Common Shares, representing approximately 87.8% of the CQH Common Shares then issued and outstanding.

On May 1, 2018 Cheniere publicly disclosed the purchase and exchange agreements with Pacific Capital Management, LLC and certain funds affiliated with Zimmer Partners, LP on Amendment No. 8 to the Schedule 13D, filed with the SEC on such date.

On May 2, 2018, Cheniere was approached by Adage Capital Partners LP to acquire certain CQH Common Shares held by such entity. On May 2, 2018, Cheniere entered into a share purchase and exchange agreement to acquire 3,436,428 CQH Common Shares, at an exchange ratio of 0.4780 shares of Cheniere Common Stock for each CQH Common Share. Following such purchase and exchange, Cheniere held 206,924,283 CQH Common Shares, representing approximately 89.3% of the CQH Common Shares then issued and outstanding.

On May 3, 2018 Cheniere publicly disclosed the purchase and exchange agreement with Adage Capital Partners LP on Amendment No. 9 to the Schedule 13D, filed with the SEC on such date.

On May 3, 2018, Cheniere was approached by Everett Opportunities Master Fund LP to acquire certain CQH Common Shares held by such entity. On May 3, 2018, Cheniere entered into a share purchase and exchange agreement to acquire 1,323,102 CQH Common Shares, at an exchange ratio of 0.4780 shares of Cheniere Common Stock for each CQH Common Share. Following such purchase and exchange, Cheniere held 208,247,385 CQH Common Shares, representing approximately 89.9% of the CQH Common Shares then issued and outstanding.

On May 3, 2018, Cheniere was approached by certain funds affiliated with Anchorage Capital Group, L.L.C. to acquire certain CQH Common Shares held by such entity. On May 3, 2018, Cheniere entered into a share purchase and exchange agreement to acquire 4,706,606 CQH Common Shares, at an exchange ratio of 0.4780 shares of Cheniere Common Stock for each CQH Common Share. Following such purchase and exchange, Cheniere held 212,953,991 CQH Common Shares, representing approximately 91.9% of the CQH Common Shares then issued and outstanding.

On May 4, 2018 Cheniere publicly disclosed the purchase and exchange agreements with Everett Opportunities Master Fund LP and certain funds affiliated with Anchorage Capital Group, L.L.C. on Amendment No. 10 to the Schedule 13D, filed with the SEC on such date.

On May 16, 2018, at a meeting of the Cheniere Board, Cheniere management reviewed with the Cheniere Board the potential acquisition by Cheniere of CQH in order to reduce the structural complexity of the Cheniere group, enable capital rationalization and enhance cash flows to Cheniere. At the meeting, the Cheniere Board also authorized management of Cheniere to approach CQH with respect to a potential strategic transaction.

On May 16, 2018, representatives of Cheniere delivered a proposal (the “Second Merger Proposal”) to the CQH Board, pursuant to which Cheniere would acquire the CQH Common Shares not already owned by

Cheniere in a stock-for-share exchange at an exchange ratio of 0.4500 shares of Cheniere Common Stock for each issued and outstanding publicly held CQH Common Share. On May 17, 2018, Cheniere disclosed and included the Second Merger Proposal as an exhibit to Amendment No. 11 to the Schedule 13D, which was filed with the SEC on such date.

On May 17, 2018, the independent directors of the CQH Board (consisting of Messrs. Deidiker, Gross and Kobiashvili) held a meeting with representatives of Richards Layton to discuss the Second Merger Proposal. Messrs. Deidiker, Gross and Kobiashvili held a discussion regarding the process for considering the Second Merger Proposal and the potential engagement of an independent financial advisor. Messrs. Gross and Kobiashvili, who had been members of the CQH Conflicts Committee during the negotiation of the First Merger Proposal, agreed that Jefferies had provided high-quality financial advice and analysis to the CQH Conflicts Committee, and Messrs. Deidiker, Gross and Kobiashvili decided to interview Jefferies to provide analysis and an opinion to the CQH Conflicts Committee, when constituted, in connection with the Second Merger Proposal. Messrs. Deidiker, Gross and Kobiashvili also had preliminary discussions regarding the Second Merger Proposal and Cheniere’s ownership of more than 90% of the total outstanding CQH Common Shares, which resulted in Cheniere having the right to purchase all of the CQH Common Shares not already owned by Cheniere or its affiliates in cash pursuant to mechanics set forth in the CQH LLC Agreement (the “Call Right”).

On May 21, 2018, Messrs. Deidiker, Gross and Kobiashvili held a meeting with representatives of Richards Layton to interview Jefferies to act as financial advisor to the CQH Conflicts Committee, when constituted, in connection with the Second Merger Proposal. After the interview, Messrs. Deidiker, Gross and Kobiashvili discussed the potential engagement of Jefferies as financial advisor to the CQH Conflicts Committee, the independence of Jefferies and reviewed the fee proposed by Jefferies. Messrs. Deidiker, Gross and Kobiashvili then determined that Jefferies was independent and had the requisite experience and qualifications to provide high-quality advice to the CQH Conflicts Committee, when constituted, in connection with its consideration of the Second Merger Proposal and determined to engage Jefferies as its financial advisor.

On May 24, 2018, the CQH Board formally constituted the CQH Conflicts Committee (consisting of Messrs. Deidiker, Gross and Kobiashvili) authorized the CQH Conflicts Committee to (i) explore, participate in discussions with, or otherwise assist or facilitate proposals to, Cheniere relating to the Second Merger Proposal, (ii) review and revise submissions of any proposal in respect of the Second Merger Proposal, (iii) review, evaluate and, as appropriate, negotiate the terms and conditions of the Second Merger Proposal, (iv) determine whether the Second Merger Proposal is fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders, (v) grant or withhold “Special Approval” (as defined in the CQH LLC Agreement) of the Second Merger Proposal, (vi) make a recommendation to the CQH Board with respect to the Second Merger Proposal and (vii) do all things that may, in the judgment of its members, be deemed necessary, appropriate or advisable to assist the CQH Conflicts Committee in carrying out its responsibilities with respect to the Second Merger Proposal.

On May 24, 2018, representatives of the CQH Conflicts Committee began to conduct legal, financial and other due diligence on Cheniere. The parties continued their due diligence through the signing of definitive transaction documentation on June 18, 2018.

On May 24, 2018, the CQH Conflicts Committee held a meeting with representatives of Jefferies and Richards Layton to receive feedback from a CQH Shareholder with respect to the Second Merger Proposal. In addition, throughout the process of considering the Second Merger Proposal, the CQH Conflicts Committee continued to receive and consider feedback provided by CQH Shareholders as applicable.

On June 1, 2018, the CQH Conflicts Committee met with members of senior management of Cheniere, with representatives of Jefferies and Richards Layton present, to receive a presentation with respect to the Second Merger Proposal. After the management presentation, the CQH Conflicts Committee met with representatives of Jefferies and Richards Layton and discussed preliminary reactions to the Second Merger Proposal. The CQH

Conflicts Committee received a presentation from Richards Layton regarding the duties and obligations of the CQH Conflicts Committee in connection with the Second Merger Proposal.

On June 1, 2018, the CQH Conflicts Committee executed an engagement letter with Jefferies.

On June 8, 2018, the CQH Conflicts Committee held a meeting with representatives of Jefferies and Richards Layton. Jefferies reviewed with the CQH Conflicts Committee the financial review undertaken by Jefferies to date, management’s financial projections for CQH, market information concerning Cheniere and Cheniere Partners, Jefferies’ preliminary financial analysis of the potential transaction with Cheniere, and the potential impact of the Call Right on the long-term outlook for CQH. The CQH Conflicts Committee discussed the preliminary financial analysis reviewed by Jefferies, the feedback received from CQH Shareholders, recent exchange transactions negotiated privately by former CQH Shareholders and Cheniere and potential counteroffers. Following discussion, the CQH Conflicts Committee concluded that it would make a counteroffer (the “Counteroffer”) to Cheniere in which Cheniere would acquire the CQH Common Shares not already owned by Cheniere in a stock-for-share exchange at the higher of (1) an exchange ratio of 0.4950 shares of Cheniere Common Stock for each CQH Common Share or (2) an 8% premium to the price of the CQH Common Shares at the announcement of an agreement.

On June 8, 2018, Sullivan & Cromwell delivered an initial draft of the Merger Agreement to Richards Layton. The initial draft of the Merger Agreement incorporated certain comments provided by Richards Layton as part of the negotiation of the First Merger Proposal.

On June 9, 2018, representatives of the CQH Conflicts Committee delivered the Counteroffer.

On June 12, 2018, representatives of Cheniere delivered a counteroffer (the “Responding Counteroffer”) in which Cheniere would acquire the CQH Common Shares not already owned by Cheniere in a stock-for-share exchange at an exchange ratio of 0.4600 shares of Cheniere Common Stock for each CQH Common Share and noted that, due to the timing, CQH Shareholders would receive a dividend with respect to the second quarter of 2018.

On June 12, 2018, the CQH Conflicts Committee held a meeting with representatives of Jefferies and Richards Layton to discuss the Responding Counteroffer. The CQH Conflicts Committee received a presentation from Jefferies with respect to the potential transaction with Cheniere, discussed the Responding Counteroffer, prices paid by Cheniere in recently disclosed voluntary exchanges with former CQH Shareholders, feedback from CQH Shareholders and the impact of the Call Right on the long-term outlook for CQH. Following discussion regarding the Responding Counteroffer, the CQH Conflicts Committee determined to propose a counteroffer (the “Second Counteroffer”) to Cheniere in which Cheniere would acquire the CQH Common Shares not already owned by Cheniere in a stock-for-share exchange at an exchange ratio of 0.4800 shares of Cheniere Common Stock for each CQH Common Share and, due to the timing, a dividend with respect to the second quarter of 2018.

On June 12, 2018, representatives of the CQH Conflicts Committee delivered the Second Counteroffer.

On June 13, 2018, representatives of Cheniere delivered another counteroffer (the “Second Responding Counteroffer”) in which Cheniere would acquire the CQH Common Shares not already owned by Cheniere in a stock-for-share exchange at an exchange ratio of 0.4750 shares of Cheniere Common Stock for each CQH Common Share and, due to the timing, a dividend with respect to the second quarter of 2018.

On June 13, 2018, the CQH Conflicts Committee held a meeting with representatives of Jefferies and Richards Layton to discuss the Second Responding Counteroffer. Jefferies reviewed with the CQH Conflicts Committee its preliminary financial analysis of the Second Responding Counteroffer and Richards Layton summarized the status of the draft Merger Agreement received from Sullivan & Cromwell. The CQH Conflicts Committee considered, among other things, (i) Jefferies’ preliminary financial analysis of the Second

Responding Counteroffer, (ii) prices paid by Cheniere in its recent voluntary exchanges with certain former CQH Shareholders, (iii) the potential impact of the Call Right and the long-term outlook for CQH and (iv) the open issues in the Merger Agreement being negotiated with Cheniere. Following discussion, the CQH Conflicts Committee determined to accept the Second Responding Counteroffer, subject to negotiation of satisfactory definitive documents, and authorized Richards Layton to negotiate the terms of the Merger Agreement with Sullivan & Cromwell.

On June 13, 2018, Richards Layton sent a revised draft of the Merger Agreement and discussed various terms of the Merger Agreement with Sullivan & Cromwell, including requiring that Cheniere covenant in the Merger Agreement to not exercise the Call Right with respect to CQH Common Shares prior to Closing and to pay a second-quarter dividend to CQH Shareholders in an amount at least equal to $0.57 per CQH Common Share.

On June 14, 2018, Richards Layton, Sullivan & Cromwell and certain members of management of Cheniere discussed various due diligence questions regarding Cheniere and the transaction. Sullivan & Cromwell also delivered a draft of the Support Agreement to Richards Layton.

On June 14, 2018, the CQH Conflicts Committee met with representatives of Jefferies and Richards Layton to discuss the status of the potential transaction with Cheniere. The CQH Conflicts Committee received a presentation from Richards Layton regarding the Merger Agreement and the Support Agreement (the “Key Transaction Documents”), including the material terms of the Merger Agreement and the Support Agreement, and the negotiation of certain open issues. Following discussion, the CQH Conflicts Committee authorized Richards Layton to continue to negotiate with Sullivan & Cromwell to finalize the Key Transaction Documents.

On June 14, 2018, Richards Layton, Sullivan & Cromwell and Sean Markowitz, General Counsel and Corporate Secretary of Cheniere, discussed the remaining open issues in the Key Transaction Documents. Among other things, the parties discussed the scope of representations and warranties for each of Cheniere and CQH and the interim operating covenants that would restrict Cheniere and CQH during the interim period between signing and closing. The parties also agreed that Cheniere would covenant in the Merger Agreement to pay a second quarter dividend to CQH Shareholders in an amount at least equal to $0.56 per CQH Common Share.

Between June 14, 2018 and June 18, 2018, Richards Layton and Sullivan & Cromwell finalized negotiation of the Key Transaction Documents.

On June 18, 2018, the CQH Conflicts Committee met, together with representatives of Jefferies and Richards Layton, to discuss the Merger. At this meeting, representatives of Richards Layton provided the CQH Conflicts Committee with a summary of each of the Key Transaction Documents and explained the resolution of certain open issues. Also at this meeting, representatives of Jefferies reviewed with the CQH Conflicts Committee its financial analysis of the Exchange Ratio, and Jefferies then rendered its opinion to the CQH Conflicts Committee to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to CQH and to the Unaffiliated CQH Shareholders. After full discussion, the CQH Conflicts Committee adopted resolutions pursuant to which the CQH Conflicts Committee (i) determined in good faith that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Key Transaction Documents, are fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Key Transaction Documents, (iii) recommended that the CQH Board approve the Merger and the transactions contemplated thereby upon the terms and conditions set forth in the Key Transaction Documents and (iv) desired and intended that its approval of the Merger, including the Key Transaction Documents and the transactions contemplated thereby on the terms set forth in the Key Transaction Documents, constitute “Special Approval” (as defined in the CQH’s LLC Agreement, and pursuant to Section 7.8(a)(i) of the CQH LLC Agreement) of the Merger, including the Key Transaction Documents and the transactions contemplated thereby, on the terms set forth in the Key Transaction Documents.

On June 18, 2018, following the meeting of the CQH Conflicts Committee, the CQH Board, upon the recommendation of the CQH Conflicts Committee and due consideration and discussion, (i) determined that the Merger Agreement, the Key Transaction Documents, the Merger and the other transactions contemplated thereby are fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders and (ii) approved and declared advisable and in the best interest of CQH and the Unaffiliated CQH Shareholders, the Merger Agreement, the other Key Transaction Documents to which CQH is a party and the transactions contemplated thereby, including the Merger.

On the same date, the Cheniere Board, upon due consideration and discussion, (i) determined that the Merger Agreement, the Key Transaction Documents, the Merger and the other transactions contemplated thereby are in the best interests of, Cheniere and its stockholders and (ii) authorized and approved the Merger Agreement, the other Key Transaction Documents to which Cheniere is a party and the transactions contemplated thereby, including the Merger and certain other actions or transactions to be undertaken by Cheniere in connection with the Merger.

Thereafter, on June 18, 2018, the parties executed the definitive transaction documents.

On June 19, 2018, prior to market open, Cheniere and CQH issued a joint press release announcing the Merger.

Recommendation of the CQH Board

On June 18, 2018, the CQH Conflicts Committee, acting in good faith, unanimously determined that the Merger upon the terms set forth in the Merger Agreement is fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger. This action of the CQH Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the CQH LLC Agreement. The CQH Conflicts Committee recommended that the CQH Board approve the Merger upon the terms set forth in the Merger Agreement.

Based upon the recommendation of the CQH Conflicts Committee, the CQH Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders. The CQH Board approved the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to the CQH Shareholders for their approval by written consent. The CQH Board recommends that the CQH Shareholders consent with respect to the Merger Agreement and the Merger.

Reasons for Approval by the CQH Conflicts Committee

The CQH Conflicts Committee consists of three directors that meet the qualifications for membership on a conflicts committee set forth in the CQH LLC Agreement: Jim D. Deidiker (Chairman), Jonathan S. Gross and Zurab S. Kobiashvili. The CQH Board authorized the CQH Conflicts Committee to (i) explore, participate in discussions with, or otherwise assist or facilitate proposals to, Cheniere relating to the Second Merger Proposal, (ii) review and revise submissions of any proposal in respect of the Second Merger Proposal, (iii) review, evaluate and, as appropriate, negotiate the terms and conditions of the Second Merger Proposal, (iv) determine whether the Second Merger Proposal is fair and reasonable to, and in the best interests of, CQH and the

Unaffiliated CQH Shareholders, (v) grant or withhold “Special Approval” (as defined in the CQH LLC Agreement) of the Second Merger Proposal, (vi) make a recommendation to the CQH Board with respect to the Second Merger Proposal and (vii) do all things that may, in the judgment of its members, be deemed necessary, appropriate or advisable to assist the CQH Conflicts Committee in carrying out its responsibilities with respect to the Second Merger Proposal.

The CQH Conflicts Committee retained Jefferies as its financial advisor and Richards Layton as its legal counsel. The CQH Conflicts Committee believed that Jefferies was independent based on a review of the relationships between Jefferies, on the one hand, and Cheniere and its affiliates, on the other. The CQH Conflicts Committee conducted a review and evaluation of the Merger and negotiations with Cheniere and its representatives with respect to the Merger Agreement and the Support Agreement.

The CQH Conflicts Committee, acting in good faith, unanimously determined that the Merger upon the terms set forth in the Merger Agreement is fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders, and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger. This action of the CQH Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the CQH LLC Agreement. The CQH Conflicts Committee recommended that the CQH Board approve the Merger upon the terms set forth in the Merger Agreement.

Based upon the recommendation of the CQH Conflicts Committee, the CQH Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders. The CQH Board approved the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to a vote of the CQH Shareholders. The CQH Board recommends that the CQH Shareholders consent with respect to the Merger Agreement and the Merger.

The CQH Conflicts Committee viewed the following factors as generally positive or favorable in arriving at its determination with respect to the Merger:

•	The Exchange Ratio of 0.4750 shares of Cheniere Common Stock for each Eligible Share represented an implied value of $30.56 per Eligible Share based upon the closing price of CQH Common Shares on June 15, 2018 (the last trading day before the approval of the Merger), and represented an implied premium of approximately 1.6% to the closing price of CQH Common Shares on June 15, 2018, an implied premium of approximately 9.3% to the closing price of CQH Common Shares on May 16, 2018 (the last trading day before the public announcement of a proposal in connection with the Merger), and a premium of approximately 4.2% to the value that Unaffiliated CQH Shareholders would receive if Cheniere exercised its Call Right on June 18, 2018.

•	The Unaffiliated CQH Shareholders will be entitled to receive the Second Quarter Distribution of at least $0.56 per CQH Common Share. The Merger will not close on or prior to the record date for the Second Quarter Distribution.

•	The value to be received by Unaffiliated CQH Shareholders as a result of (i) the exchange of each Eligible Share for 0.4750 shares of Cheniere Common Stock and (ii) the receipt of the Second Quarter Distribution, in the aggregate (the “Combined Value”), is expected to be slightly more than the value received by other prior CQH Shareholders that exchanged their CQH Common Shares for shares of Cheniere Common Stock in negotiated transactions with Cheniere that occurred during the first half of 2018. The Combined Value represents a premium of approximately 6.1% to the value that Unaffiliated CQH Shareholders would have received if Cheniere exercised the Call Right on June 18, 2018.

•	The Exchange Ratio is fixed and therefore the value of the consideration payable to the Unaffiliated CQH Shareholders will increase in the event that the market price of shares of Cheniere Common Stock increases prior to the closing of the Merger.

•	The terms and conditions of the Merger were determined through arm’s-length negotiations between Cheniere and the CQH Conflicts Committee and their respective representatives and advisors.

•	The Exchange Ratio represents an improvement over Cheniere’s initial proposal of 0.4500 shares of Cheniere Common Stock for each outstanding CQH Common Share, and the CQH Conflicts Committee believes that the Exchange Ratio represents the highest price per CQH Common Share that Cheniere was willing to pay at the time of the CQH Conflicts Committee’s approval.

•	The CQH Conflicts Committee believes that the growth prospects for an improved CQH Common Share price are limited as a result of the Call Right.

•	The CQH Conflicts Committee believes that the Merger presents the best opportunity to maximize value for Unaffiliated CQH Shareholders and is superior to CQH remaining as a standalone public entity, taking into account the potential for Cheniere to exercise the Call Right.

•	The financial presentation and opinion of Jefferies, dated June 18, 2018, to the CQH Conflicts Committee to the effect that, as of June 18, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to CQH and the Unaffiliated CQH Shareholders. For a description of the opinion that the CQH Conflicts Committee received from Jefferies, please read the section titled “The Merger—Opinion of Jefferies, Financial Advisor to the Conflicts Committee,” beginning on page 39.

•	The Merger is expected generally to be non-taxable to Unaffiliated CQH Shareholders. For additional information on the tax consequences of the Merger, please read the section titled “Material U.S. Federal Income Tax Considerations” beginning on page 84.

•	The shares of Cheniere Common Stock that Unaffiliated CQH Shareholders will receive in the Merger have more liquidity than CQH Common Shares because of the larger average daily trading volume of shares of Cheniere Common Stock and because Cheniere has a broader investor base and larger public float.

•	The Merger provides Unaffiliated CQH Shareholders equity ownership in Cheniere, which will provide Unaffiliated CQH Shareholders with an opportunity to participate in the business of Cheniere.

•	The CQH Conflicts Committee retained financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, master limited partnerships (“MLPs”), CQH’s industry generally, and CQH particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

•	The Merger will allow Cheniere and CQH to achieve synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements and a reduction in the number of public company boards and other costs associated with multiple public companies.

•	The probability that Cheniere and CQH will be able to consummate the Merger is significantly increased by the Support Agreement requiring Cheniere to deliver the Cheniere Written Consent. The delivery of the Cheniere Written Consent by Cheniere with respect to the CQH Common Shares Cheniere owns will be sufficient to approve the Merger Agreement and the Merger.

•	The Merger is not subject to a vote of Cheniere Stockholders.

•	The other terms of the Merger Agreement, including:

•	the provisions preventing Cheniere from exercising the Call Right during the time period between when the Merger Agreement is signed and closing occurs; and

•	the provisions that provide the CQH Conflicts Committee an opportunity to review, evaluate and make a recommendation with respect to any proposed amendment to the Merger Agreement or waiver of the terms of the Merger Agreement.

The CQH Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations with respect to the Merger:

•	The Exchange Ratio is fixed and therefore the implied value of the consideration payable to Unaffiliated CQH Shareholders will decrease in the event that the market price of the shares of Cheniere Common Stock decreases prior to the closing of the Merger.

•	The Unaffiliated CQH Shareholders will receive shares of Cheniere Common Stock that currently do not pay any cash dividend.

•	Cheniere has greater leverage than CQH and therefore may be subject to greater financial risk.

•	Cheniere indicated to the CQH Conflicts Committee that Cheniere was interested only in acquiring the CQH Common Shares that it or its affiliates did not already own and that it was not interested in disposing of its interests in CQH. Because Cheniere indirectly controls and owns over 90% of the equity interests in CQH, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of CQH.

•	Cheniere will submit the Cheniere Written Consent in favor of the Merger Agreement, which will be sufficient to approve the Merger Agreement and the Merger, even if the CQH Conflicts Committee no longer supports approval of the Merger Agreement.

•	Because the Merger is subject to the approval of holders of a majority of the outstanding CQH Common Shares and Cheniere owns more than 90% of the outstanding CQH Common Shares and has agreed to vote in favor of the Merger, the affirmative vote of the Unaffiliated CQH Shareholders is not needed to approve the Merger.

•	The Merger may not be completed in a timely manner, or at all, which could result in significant costs for CQH, and a failure to complete the Merger could negatively affect the trading price of CQH Common Shares.

•	There is risk that the potential benefits expected to be realized in the Merger might not be fully realized.

•	The Unaffiliated CQH Shareholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the CQH LLC Agreement or Delaware law.

•	Litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

•	Certain members of CQH’s management or the CQH Board may have interests in the Merger that are different from, or in addition to, the interests of Unaffiliated CQH Shareholders.

After taking into account all of the factors set forth above, as well as others, the CQH Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger upon the terms set forth in the Merger Agreement is fair and reasonable to, and in the best interests of, CQH and the Unaffiliated CQH Shareholders.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the CQH Conflicts Committee in considering the Merger. In view of the number and variety of factors and the amount of information considered, the CQH Conflicts Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the CQH Conflicts Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the CQH Conflicts Committee may have given different weights to different factors. The CQH Conflicts Committee made its determination based on the totality of information presented to, and the investigation conducted by, the CQH Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 25.

Opinion of Jefferies, Financial Advisor to the CQH Conflicts Committee

In June 2018, the CQH Conflicts Committee retained Jefferies to act as its financial advisor in connection with a possible sale, disposition or other business transaction or series of transactions involving all or a material portion of the equity in, or assets of, CQH. In connection with this engagement, the CQH Conflicts Committee requested that Jefferies evaluate the fairness to CQH and to the Unaffiliated CQH Shareholders, from a financial point of view, of the Exchange Ratio set forth in the Merger Agreement. At the meeting of the CQH Conflicts Committee on June 18, 2018, Jefferies rendered its opinion to the CQH Conflicts Committee to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to CQH and to the Unaffiliated CQH Shareholders.

The full text of the written opinion of Jefferies, dated as of June 18, 2018, is attached hereto as Annex B. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the CQH Conflicts Committee and addresses only the fairness, from a financial point of view, of the Exchange Ratio set forth in the Merger Agreement as of the date of the opinion to CQH and to the Unaffiliated CQH Shareholders. It does not address any other aspects of the Merger and does not constitute a recommendation as to how or whether any CQH Shareholder should consent, vote or act with respect to the Merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated June 17, 2018 of the Merger Agreement;

•	reviewed certain publicly available financial and other information about CQH and Cheniere;

•	reviewed certain information furnished to Jefferies by the management of Cheniere, including financial forecasts and analyses, relating to the business, operations and prospects of each of CQH and Cheniere;

•	held discussions with members of senior management of Cheniere concerning the matters described in the second and third bullet points above;

•	reviewed the share trading price history and valuation multiples for the CQH Common Shares and the Cheniere Common Stock and compared them with those of certain publicly traded companies and partnerships that Jefferies deemed relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered certain terms of the CQH LLC Agreement, including Cheniere’s limited call right under Article XIII thereof to acquire the CQH Common Shares not owned by Cheniere on the terms and conditions set forth therein; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Cheniere or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Cheniere that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, CQH or Cheniere, nor was Jefferies furnished with any such evaluations or appraisals of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Cheniere informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Cheniere as to the future financial performance of each of CQH and Cheniere. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting CQH or Cheniere, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal, regulatory, accounting and tax advice given to the CQH Conflicts Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to CQH and the CQH Shareholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any CQH Shareholder. Cheniere advised Jefferies that the Merger would qualify as a tax-free reorganization for federal income tax purposes. Jefferies also assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement in any respect material to Jefferies’ analyses or opinion and in compliance with applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies in all respects material to its analysis and opinion. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CQH, Cheniere, or the contemplated benefits of the Merger.

Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of CQH or any other alternative transaction.

Jefferies’ opinion was for the use and benefit of the CQH Conflicts Committee in its consideration of the Merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to CQH, nor did it address the underlying business decision by CQH to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how or whether any CQH Shareholder should consent, vote or act with respect to the Merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CQH, other than the Unaffiliated CQH Shareholders. Jefferies expressed no opinion as to what the value of the Cheniere Common Stock would be when issued pursuant to the Merger or the prices at which the CQH Common Shares or the

Cheniere Common Stock would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, in connection with the Merger, whether relative to the Exchange Ratio or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In connection with rendering its opinion, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of CQH’s or Cheniere’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the parties’ and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of the CQH Common Shares or the Cheniere Common Stock do not purport to be appraisals or to reflect the prices at which the CQH Common Shares or the Cheniere Common Stock, as applicable, may actually be sold or acquired. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Exchange Ratio to CQH and to the Unaffiliated CQH Shareholders, and were provided to the CQH Conflicts Committee in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that were presented to the CQH Conflicts Committee at the meeting on June 18, 2018. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The following summary does not purport to be a complete description of the financial analyses performed by Jefferies and factors considered in connection with Jefferies’ opinion.

Unaudited Financial Projections Provided to Jefferies

Jefferies was provided by Cheniere management with unaudited financial projections regarding Cheniere, CQH and their respective businesses (including for Cheniere EBITDA, Cheniere Non-Consolidated Cash Flow, CQH Distributions Received from Cheniere Partners and CQH Unlevered Free Cash Flows, each of which is summarized under the section titled “Unaudited Financial Projections of Cheniere and CQH” beginning on page 45). At the direction of the CQH Conflicts Committee, Jefferies used such unaudited financial projections in performing certain valuation analyses, as applicable, to imply valuations for each of Cheniere and CQH.

For purposes of the financial analyses described in this section:

•	“EBITDA” means earnings before interest, taxes, depreciation and amortization, and in the case of CQH was calculated as CQH Distributions Received from Cheniere Partners less projected general and administrative expenses provided by Cheniere management;

•	For Cheniere, Unlevered Free Cash Flows were calculated as Cheniere Non-Consolidated Cash Flow plus projected interest expense provided by Cheniere management; and

•	Enterprise values were calculated as fully-diluted equity values based on closing share or unit prices on June 15, 2018, the last full trading day prior to the date that Jefferies delivered its opinion to CQH Conflicts Committee, plus total debt, preferred shares and non-controlling interests (as applicable) and less cash and cash equivalents.

In calculating implied Exchange Ratio ranges as reflected in certain of the analyses described below, Jefferies:

•	divided the low-end of the approximate implied per share equity value ranges derived for CQH from such analyses by the high-end of the approximate implied per share equity value ranges derived for Cheniere from such analyses in order to calculate the low-end of the implied Exchange Ratio ranges; and

•	divided the high-end of the approximate implied per share equity value ranges derived for CQH from such analyses by the low-end of the approximate implied per share equity value ranges derived for Cheniere from such analyses in order to calculate the high-end of the implied Exchange Ratio ranges.

Selected Public Companies Analysis

Jefferies performed selected public companies analyses of each of Cheniere and CQH in which Jefferies reviewed publicly available financial, stock market and operating information of Cheniere, CQH and the selected publicly traded companies and partnerships listed below.

In performing a selected public companies analysis of Cheniere, Jefferies reviewed publicly available financial, stock market information and operating information of the following four energy infrastructure tax-paying corporations with liquefied natural gas assets (the “Selected Energy Infrastructure Companies”) and market capitalizations greater than $2.5 billion that Jefferies in its professional judgment considered generally relevant to Cheniere for purposes of its financial analyses:

•	AltaGas Ltd.

•	Dominion Energy, Inc.

•	Kinder Morgan, Inc., and

•	Sempra Energy

In performing a selected public companies analysis of CQH, Jefferies reviewed publicly available financial, stock market information and operating information of the following seven partnerships (the “Selected Energy Partnerships,” and together with the Selected Energy Infrastructure Companies, the “Selected Companies”) with market capitalizations between approximately $1.0 billion and $10 billion and having the primary source of EBITDA derived from long-term contracted cash flows from an affiliated sponsor, that Jefferies in its professional judgment considered generally relevant to CQH for purposes of its financial analyses:

•	Andeavor Logistics LP

•	Dominion Energy Midstream Partners, LP

•	Holly Energy Partners, L.P.

•	Phillips 66 Partners LP

•	Shell Midstream Partners, L.P.

•	Valero Energy Partners LP, and

•	Westlake Chemical Partners LP

For each of the Selected Companies, Jefferies reviewed, among other information, enterprise values as a multiple, to the extent publicly available, of estimated EBITDA for calendar years 2018 and 2019. Jefferies also reviewed equity values based on closing share prices on June 15, 2018. Estimated financial data of the Selected Companies were based on publicly available research analysts’ estimates and other publicly available information. Estimated financial data of each of Cheniere and CQH were based on Cheniere’s unaudited forecasted financial information and publicly available research analysts’ estimates.

In its analysis, Jefferies derived and compared multiples for Cheniere, CQH and the Selected Companies, calculated as follows:

•	the total enterprise value divided by estimated EBITDA for calendar year 2018 (referred to below as “TEV/2018E EBITDA”), and

•	the total enterprise value divided by estimated EBITDA for calendar year 2019 (referred to below as “TEV/2019E EBITDA”).

This analysis indicated the following:

Selected Companies Multiples

	Low	High	Mean	Median
Selected Energy Infrastructure Companies
TEV/2018E EBITDA	9.3x	14.9x	11.7x	11.3x
TEV/2019E EBITDA	6.5x	13.2x	10.2x	10.6x

Selected Energy Partnerships
TEV/2018E EBITDA	10.3x	24.1x	13.9x	12.7x
TEV/2019E EBITDA	9.1x	18.5x	11.6x	10.3x

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgement, Jefferies determined implied per share equity value ranges for Cheniere and CQH as follows:

Cheniere Benchmark	Multiple Range	Cheniere Implied Per Share Equity Value Range
Selected Energy Infrastructure Companies
TEV/2018E EBITDA	16.0x – 18.0x	$46.99 – $67.34
TEV/2019E EBITDA	15.0x – 17.0x	$44.31 – $65.66

CQH Benchmark	Multiple Range	CQH Implied Per Share Equity Value Range
Selected Energy Partnerships
TEV/2018E EBITDA	11.5x – 13.5x	$26.63 – $31.26
TEV/2019E EBITDA	10.0x – 12.0x	$24.50 – $29.40

Utilizing the implied per share equity value ranges derived for Cheniere and CQH described above, Jefferies calculated the following implied Exchange Ratio ranges, as compared to the Exchange Ratio set forth in the Merger Agreement of 0.4750:

Implied Exchange Ratio Ranges

Total Enterprise Value / EBITDA	Implied Exchange Ratio Range
TEV/2018E EBITDA	0.3954x – 0.6653x
TEV/2019E EBITDA	0.3732x – 0.6636x

No company or partnership utilized in the selected public company analysis is identical to CQH or Cheniere. In evaluating the Selected Companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond CQH’s, Cheniere’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Jefferies performed separate discounted cash flow analyses of Cheniere and CQH by calculating the estimated present value of the Unlevered Free Cash Flows that each of Cheniere and CQH was forecasted to generate during the second half of 2018 through the calendar year ending December 31, 2023. Terminal values of Cheniere and CQH were calculated by applying to Cheniere’s and CQH’s respective estimated EBITDA for the calendar year ending December 31, 2023 a selected range of EBITDA multiples of 11.0x to 13.0x, in the case of Cheniere, and 10.0x to 12.0x, in the case of CQH. The present values (as of June 30, 2018) of the cash flows and terminal values were then calculated using a discount date range of 6.36% to 7.36%, in the case of Cheniere, and 9.96% to 10.96%, in the case of CQH. These analyses indicated approximate implied per share equity value ranges for Cheniere and CQH of $53.58 to $70.96 and $28.70 to $33.24, respectively.

Utilizing the implied per share value ranges derived for Cheniere and CQH described above, Jefferies calculated the following implied Exchange Ratio ranges, as compared to the Exchange Ratio set forth in the Merger Agreement of 0.4750:

Implied Exchange Ratio Range
0.4044x – 0.6203x

Selected Affiliate Mergers

For informational purposes only, using publicly available information, Jefferies analyzed the premiums offered in 22 selected mergers involving affiliate master limited partnerships announced since June 2009. For each of the selected transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing unit price one trading day, seven trading days and 30 trading days prior to the transaction’s announcement. The analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Percentages

Time Period Prior to Announcement	75th Percentile	Mean	Median	25th Percentile
1 Trading Day	18.0%	11.8%	9.5%	6.3%
7 Trading Days	18.0%	12.4%	11.6%	5.7%
30 Trading Days	17.1%	12.6%	10.4%	7.2%

Using a range of the 25th percentile and the 75th percentile for each of the time periods described above, Jefferies performed a premiums paid analysis using the closing prices of the CQH Common Shares one trading day, seven trading days and 30 trading days prior to June 15, 2018. This analysis indicated a range of implied share prices for CQH of $31.08 to $35.49. Based on LNG’s closing share price on June 15, 2018 of $64.34, this analysis further indicated an implied Exchange Ratio of 0.4831x to 0.5516x, compared to the Exchange Ratio set forth in the Merger Agreement of 0.4750.

Historical Exchange Ratio

For informational purposes only, Jefferies observed the historical Exchange Ratios for the one month, three months, six months and last 12 months prior to June 15, 2018, of the CQH Common Shares to the Cheniere Common Stock, which indicated a range of Exchange Ratios of 0.4454x (on May 16, 2018) to 0.6227x (on August 10, 2017), compared to the Exchange Ratio set forth in the Merger Agreement of 0.4750.

General

Jefferies’ opinion was one of many factors taken into consideration by the CQH Conflicts Committee in making its determination to approve the proposed Merger and should not be considered determinative of the views of the CQH Conflicts Committee with respect to the proposed Merger or the Exchange Ratio.

Jefferies was selected by the CQH Conflicts Committee based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

CQH has agreed to pay Jefferies a fee of $2.0 million, $250,000 of which was payable upon the execution of Jefferies’ engagement letter and $1.75 million of which was payable upon delivery of Jefferies’ opinion. CQH has also agreed to reimburse Jefferies for certain expenses incurred. CQH has also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. In the past two years, prior to the date of its opinion, Jefferies (i) provided financial advisory services to the CQH Conflicts Committee and received fees in an amount of $250,000 for the rendering of such services and (ii) did not provide financial advisory or financing services to, or receive fees from, Cheniere or any of its affiliates (other than the CQH Conflicts Committee). Jefferies maintains a market in the securities of CQH or Cheniere, and in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of CQH or Cheniere and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, in the future Jefferies may seek to provide financial advisory and/or financing services to the CQH Conflicts Committee, CQH, Cheniere or entities that are affiliated with CQH or Cheniere, for which Jefferies would expect to receive compensation. Except as otherwise expressly provided in its engagement letter with the CQH Conflicts Committee, Jefferies’ opinion may not be used or referred to by CQH or Cheniere, or quoted or disclosed to any person in any manner, without Jefferies’ prior written consent.

Unaudited Financial Projections of Cheniere and CQH

In connection with the proposed Merger, management of CQH provided projections relating to CQH and management of Cheniere provided projections relating to Cheniere that included future financial and operating performance. These non-public projections were provided to Jefferies for use and consideration in its financial analysis and in preparation of its opinion to the CQH Conflicts Committee. A summary of these projections, rounded to the nearest hundred million, is included below to give Unaffiliated CQH Shareholders access to certain non-public unaudited prospective financial information that was made available to Jefferies, the CQH Conflicts Committee and the CQH Board in connection with the proposed merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of Cheniere, CQH or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any CQH Shareholder or any other person regarding the ultimate performance of CQH or Cheniere compared to the summarized information set forth below or that any such results will be achieved.

The summary projections set forth below summarize the most recent projections made available to the legal and financial advisors to CQH, the CQH Board and the CQH Conflicts Committee prior to the execution of the merger agreement, rounded to the nearest hundred million. The inclusion of the following summary projections in this consent solicitation/prospectus should not be regarded as an indication that Cheniere, CQH, or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The CQH and Cheniere projections were prepared in connection with the evaluation of the proposed Merger or for internal planning purposes only and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither KPMG LLP (“KPMG”) nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. The KPMG reports incorporated by reference into this consent solicitation/prospectus with respect to Cheniere relate to historical financial information of Cheniere, and the KPMG reports incorporated by reference into this consent solicitation/prospectus with respect to CQH relate to historical financial information of CQH. Such reports do not extend to the projections included below and should not be read to do so. None of the Cheniere Board, CQH Board nor the CQH Conflicts Committee prepared the summarized information and none of the Cheniere Board, the CQH Board, the CQH Conflicts Committee, Cheniere or CQH gives any assurance regarding the summarized information. The internal financial projections of CQH and Cheniere are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved.

The internal financial forecasts also reflect numerous assumptions made by management of Cheniere and CQH, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. Any inaccuracy of assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The projections are forward-looking statements and are subject to risks and uncertainties. Please read the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 25.

(in billions, rounded to the nearest hundred million)	2018	2019	2020	2021	2022	2023
Cheniere EBITDA (1)	$2.5	$2.6	$4.1	$4.0	$4.5	$4.5
Cheniere Non-Consolidated Cash Flow (2)	$0.0	$(0.4)	$0.9	$2.0	$2.2	$2.2
CQH Distributions Received from Cheniere Partners	$0.5	$0.6	$0.8	$0.8	$0.8	$0.8
CQH Unlevered Free Cash Flow (3)	$0.5	$0.6	$0.8	$0.8	$0.7	$0.7

The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, or other performance measures derived in accordance with GAAP. Cheniere’s computations of these measures may differ from similarly titled measures used by others.

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	Cheniere Non-Consolidated Cash Flow is defined as the sum of distributions received by Cheniere from Cheniere Partners and CQH, EBITDA from Cheniere Marketing, LLC, management fees received by Cheniere, and equity distributable cash flow from Corpus Christi Liquefaction, LLC, less general and administrative expenses, interest expense, capital expenditures and Corpus Christi Liquefaction, LLC equity funding.
(3)	CQH Unlevered Free Cash Flow is defined as distributions received from Cheniere Partners, less CQH general and administrative expense, and less payments to Cheniere under a tax-sharing agreement.

Reasons of the Cheniere Board for the Merger

In evaluating the Merger, the Cheniere Board consulted with management of Cheniere and Cheniere’s legal and financial advisors and in reaching its decision to approve the Merger, the Cheniere Board considered many factors, including the following material factors:

•	the Merger will simplify Cheniere’s organizational structure as a result of Cheniere owning 100% of CQH, which will streamline Cheniere’s corporate structure, reduce complexity and enhance transparency for debt and equity investors; and

•	the Merger will maintain Cheniere’s financial flexibility as a result of doing a stock-for-share exchange versus a cash transaction.

Regulatory Matters

In connection with the Merger, Cheniere intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE American. Cheniere and CQH are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

The Merger is not reportable under the HSR Act, and therefore no filings with respect to the Merger were required with the FTC or the DOJ.

Interests of Directors and Executive Officers of CQH in the Merger

In considering the recommendation of the CQH Board with respect to the Merger proposal, CQH Shareholders should be aware that certain of the directors and executive officers of Cheniere and CQH have interests in the transaction that may differ from, or are in addition to, the interests of CQH Shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent they may be substantial, are described below. The members of the CQH Conflicts Committee and the CQH Board were aware of and considered these interests and relationships, among other matters, when they approved the Merger Agreement and when the CQH Board recommended that CQH Shareholders approve the Merger.

Common Directors and Executive Officers

CQH does not have any employees and relies on Cheniere to manage the conduct of CQH’s business through the Services Agreement. Each executive officer of CQH (each of whom also serves as a director of CQH) is also an executive officer of Cheniere. Additionally, Jack A. Fusco, who serves as President and Chief Executive Officer of CQH and Chairman of the CQH Board, also serves as a director on the Cheniere Board. CQH has not paid any cash or equity-based compensation to its executive officers since its inception. Cheniere compensates these officers for the performance of their duties to Cheniere, including in respect of the management of CQH. Persons who are directors or officers of both Cheniere and CQH owe duties both to

Cheniere Stockholders and to CQH Shareholders, and may have interests in the Merger that are different from the interests of CQH Shareholders generally.

The following chart sets forth certain information, as of the date of this consent solicitation/prospectus, regarding the directors and executive officers of CQH and their respective positions, if any, at Cheniere.

Executive Officer/Director	Cheniere	CQH
Jack A. Fusco	President and Chief Executive Officer, Director	President and Chief Executive Officer, Chairman of Board of Directors

Anatol Feygin	Executive Vice President and Chief Commercial Officer	Executive Vice President and Chief Commercial Officer, Director

Doug Shanda	Senior Vice President, Operations	Senior Vice President, Operations, Director

Michael J. Wortley	Executive Vice President and Chief Financial Officer	Executive Vice President, Chief Financial Officer, Director

Jim D. Deidiker	None	Director

Jonathan S. Gross	None	Director

Zurab S. Kobiashvili	None	Director

The four executive officers of CQH are expected to continue to serve as executive officers of Cheniere following the Merger.

Equity Interests of CQH’s Directors and Executive Officers in CQH and Cheniere

One director of CQH beneficially owns CQH Common Shares and will receive the Merger Consideration upon completion of the Merger in accordance with the Merger Agreement. Please read the section titled “Security Ownership of Certain Beneficial Owners and Management/Directors of CQH” beginning on page 64 for further detail.

All of the executive officers and one non-management director of CQH beneficially own equity securities of Cheniere. The individuals that own shares of Cheniere Common stock, and all of these individuals in the aggregate, hold shares of Cheniere Common Stock representing less than 1% of the shares of Cheniere Common Stock outstanding as of July 18, 2018.

Executive Compensation

CQH does not directly employ any of the individuals responsible for managing or operating its business. None of the individuals who has served as a director or executive officer of CQH or Cheniere since the beginning of 2017 has any agreements or understandings with Cheniere, CQH or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger and is reportable under Item 402(t) of Regulation S-K under the Securities Act, and thus no advisory vote pursuant to Rule 14a-21(c) of the Exchange Act is required to be included in the CQH written consent in connection with this consent solicitation/prospectus.

Indemnification

All of the directors and executive officers of CQH have the right to indemnification under the organizational documents of CQH, the CQH LLC Agreement and the Merger Agreement. In addition, all of the directors of

Cheniere and all of the officers of Cheniere have the right to indemnification under the organizational documents of Cheniere and indemnification agreements with Cheniere.

Indemnification and Insurance

The parties to the Merger Agreement have agreed that, from and after the Effective Time, Cheniere and the Surviving Entity will indemnify and hold harmless (subject to certain conditions to provide advancement of expenses and applicable law), each present and former director and officer of CQH (each, an “Indemnified Person”), from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to matters pertaining to such Indemnified Person’s service as a director, officer or employee of CQH or services performed by such Indemnified Person at the request of CQH (including acting, at the request of CQH, as a director, officer, employee, partner, manager, fiduciary or trustee of any other person) at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time of the Merger, including in connection with the transactions contemplated by the Merger Agreement and any actions to enforce the indemnification provisions in the Merger Agreement or any other indemnification or the advancement right of any Indemnified Person.

In addition, the Merger Agreement contains certain obligations related to the purchase of directors’ and officers’ liability insurance “tail” policies with respect to matters existing or occurring at or prior to the Effective Time of the Merger for persons who are covered under CQH’s existing policies. For additional information please read the section titled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 58.

Listing of Cheniere Common Stock; Delisting and Deregistration of CQH Common Shares

Cheniere expects to obtain approval to list the shares of Cheniere Common Stock to be issued pursuant to the Merger Agreement on the NYSE American, which approval is a condition to the closing of the Merger. Assuming that such approval is sought and obtained, Cheniere expects the shares of Cheniere Common Stock to be issued pursuant to the Merger Agreement to be quoted on the NYSE American under the symbol “LNG.”

No Dissenters’ or Appraisal Rights

CQH Shareholders do not have dissenters’ or appraisal rights under applicable law or contractual appraisal rights under the CQH LLC Agreement or the Merger Agreement.

No Cheniere Stockholder Approval Required

The approval of the Merger Agreement and the Merger by Cheniere does not require the affirmative vote or consent of Cheniere Stockholders.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation. Because Cheniere controls CQH both before and after the Merger, the changes in Cheniere’s ownership interest in CQH resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in Cheniere’s consolidated statement of income.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on June 18, 2018. The description of the Merger Agreement in this section and elsewhere in this consent solicitation/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this consent solicitation/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety, because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Cheniere, CQH, or any of their respective subsidiaries or affiliates contained in this consent solicitation/prospectus or in Cheniere’s or CQH’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Cheniere or CQH, as applicable, contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Cheniere, CQH and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Cheniere, CQH and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the disclosure letter that CQH delivered to Cheniere in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent solicitation/prospectus, may have changed since the date of the Merger Agreement. You should not rely on the Merger Agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Cheniere, CQH or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the CQH LLC Agreement and the DLLCA, at the Effective Time of the Merger, CQH will merge with and into Merger Sub, with Merger Sub being the Surviving Entity.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing between Cheniere and CQH, the Closing Date will take place on the first business day following the day on which the last to be satisfied or waived of the conditions to the completion of the Merger, described in the section titled “The Merger Agreement—Conditions” beginning on page 60, have been satisfied or waived in accordance with the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing Date, but subject to the fulfillment or waiver of those conditions). However, the Closing Date will not occur on or prior to the Second Quarter Distribution.

Assuming timely satisfaction of the necessary closing conditions, the parties currently expect the Closing Date to occur in the third quarter of 2018. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Cheniere and CQH in writing and specified in the certificate of merger (the Effective Time).

Merger Consideration

As a result of the Merger, Eligible Shares will be converted into the Merger Consideration.

At the Effective Time of the Merger, all of the Eligible Shares converted into the right to receive the Merger Consideration will cease to be outstanding, will be cancelled and will cease to exist, and each certificate or book-entry share will thereafter represent only the right to receive the Merger Consideration, the right, if any to receive cash in lieu of fractional shares and any dividends or other distributions and the right, if any, to receive payment of any declared but unpaid dividend or distribution, the record date for which is prior to the Effective Time, by CQH.

No fractional shares of CQH Common Stock will be issued upon the conversion of Eligible Shares. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Cheniere Common Stock will be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of the aggregated amount of the fractional share interest in shares of Cheniere Common Stock to which such holder would be entitled and an amount equal to the average of the volume-weighted average price per share of Cheniere Common Stock on the NYSE American (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Cheniere and CQH) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the Effective Time.

At the Effective Time of the Merger, each Excluded Share will cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist.

At the Effective Time of the Merger, the CQH Voting Share will cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist.

At the Effective Time of the Merger, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time will remain issued and outstanding from and after the Effective Time as the limited liability company interests of the Surviving Entity in the Merger. Cheniere will continue as the sole member of the Surviving Entity from and after the Effective Time.

Exchange Procedures

At or prior to the Effective Time, Cheniere will deposit with Computershare Trust Company, N.A. (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, an aggregate number of shares of Cheniere Common Stock to be issued in uncertificated form or book-entry form comprising the amount required to be delivered by Cheniere in exchange for the Eligible Shares and an aggregate amount of cash comprising the estimated maximum aggregate amount of cash required to be paid in lieu of any fractional shares. In addition, Cheniere will deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled, as further described in the section titled “The Merger Agreement—Dividends and Distributions” beginning on page 59.

Promptly after the Effective Time (and in any event within three business days thereafter), the Surviving Entity will cause the Exchange Agent to mail to each holder of record of any certificates or book-entry shares not held through The Depository Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery will be effected, and risk of loss and title to the certificates or book-entry shares will pass only upon delivery of the certificates (or affidavits of loss in lieu of the certificates) or transfer of the book-entry shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares), such materials to be in such form and have such other provisions as Cheniere desires with approval of CQH (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and instructions for surrendering the certificates (or affidavits of loss in lieu of the certificates) or transferring the book-entry shares to the Exchange Agent in exchange for the Merger Consideration, any cash in lieu of fractional shares of Cheniere Common Stock and any dividends or distributions, in each case, to which such holders are or may be entitled. With respect to book-entry shares held through DTC, Cheniere and CQH will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date (or if the Closing Date occurs after 11:30 a.m. (New York Time) on the Closing Date, on the first business day after the Closing Date), upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, any cash in lieu of fractional shares of Cheniere Common Stock and any dividends or distributions, in each case, to which the beneficial owners thereof are or may be entitled pursuant to the terms of the Merger Agreement.

Upon surrender to the Exchange Agent of a certificate, by physical surrender of such certificate (or affidavit of loss in lieu of a certificate), or a book-entry share, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of book-entry shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to book-entry shares held through DTC, in accordance with DTC’s customary procedures and such other procedures as agreed by CQH, Cheniere, the Exchange Agent and DTC, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor, after giving effect to any required tax withholdings that number of whole shares of Cheniere Common Stock that such holder is entitled to receive and a check in the amount of any cash in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive.

No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any certificate or ledger entry relating to book-entry shares formerly representing CQH Common Shares that have been so surrendered will be cancelled by the Exchange Agent.

In the event of a transfer of ownership of any certificate that is not registered in the transfer records of CQH, the proper number of shares of Cheniere Common Stock, together with a check for any cash in lieu of fractional shares (after giving effect to any required tax withholdings) to be paid upon due surrender of the certificate and any other dividends or distributions, may be issued and/or paid to such a transferee if the certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. With respect to book-entry shares, payment of the applicable Merger Consideration and any cash in lieu of fractional shares and any dividends or other distributions will be made only to the person in whose name such book-entry shares are registered in the transfer books of CQH as of the Effective Time.

Termination of the Exchange Fund

Any portion of the exchange fund that remains unclaimed as of the date that is 180 calendar days after the Effective Time will be delivered to Cheniere. Thereafter, any holder of Eligible Shares will be entitled to look only to Cheniere for delivery of the Merger Consideration and payment of any cash, dividends and other distributions payable and/or issuable, as contemplated by the Merger Agreement, without any interest thereon. None of the Surviving Entity, Cheniere, the Exchange Agent or any other person will be liable to any former CQH Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Eligible Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Eligible Share would otherwise escheat to or become the property of any governmental entity, such amount will, to the extent permitted by applicable law, become the property of Cheniere free and clear of all claims or interest of any person previously entitled thereto.

Dividends and Distributions with Respect to Unexchanged CQH Common Shares

All shares of Cheniere Common Stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Cheniere in respect of the Cheniere Common Stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares of Cheniere Common Stock issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of the Cheniere Common Stock will be paid to any holder of any unsurrendered Eligible Share until the certificate (or affidavit of loss in lieu of the certificate) or book-entry share is surrendered for exchange. Subject to the effect of applicable laws, following such surrender, there will be issued and/or paid to the holder of record of the whole shares of Cheniere Common Stock issued in exchange for Eligible Shares, without interest, (a) at the time of such surrender, the dividends or other distributions with a record date and payment date after the Effective Time theretofore payable with respect to such whole shares of Cheniere Common Stock and not paid, and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Cheniere Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Lost, Stolen or Destroyed Certificates

In the event any certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Cheniere, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Cheniere Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to the Merger Agreement had such lost, stolen or destroyed certificate been surrendered.

Withholding Rights

Each of Cheniere, the Surviving Entity and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable to any CQH Shareholder such amounts (in cash or shares of Cheniere Common Stock) as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by Cheniere, the Surviving Entity or the Exchange Agent, such withheld amounts will be timely remitted by Cheniere, the Surviving Entity or the Exchange Agent, as applicable, to the applicable governmental entity, and will be treated for all purposes of the Merger Agreement as having been paid to the CQH Shareholder in respect of which such deduction and withholding was made by Cheniere, the Surviving Entity or the Exchange Agent, as the case may be.

Appraisal Rights

In accordance with Section 18-210 of the DLLCA and Section 12.3(e) of the CQH LLC Agreement, no appraisal rights are available to CQH Shareholders in connection with the Merger.

Adjustments to Prevent Dilution

If, from the date of the Merger Agreement to the earlier of the Effective Time and termination of the Merger Agreement, the issued and outstanding CQH Common Shares or securities convertible or exchangeable into or exercisable for CQH Common Shares or the issued and outstanding shares of Cheniere Common Stock or securities convertible or exchangeable into or exercisable for shares of Cheniere Common Stock, will have been changed into a different number of shares or securities or a different class by reason of any subdivision, reclassification, split (including a reverse split), stock or share dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a dividend or distribution payable in stock or share with a record date within such period will have been declared, then the Merger Consideration will be equitably adjusted to provide the CQH Shareholders and Cheniere the same economic effect as contemplated by the Merger Agreement prior to such event, and such items, as so adjusted will, from and after the date of such event, be the Merger Consideration.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by CQH that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by CQH to the SEC (including the exhibits and schedules thereto) between December 31, 2016 and the date of the Merger Agreement or in the disclosure letter delivered by CQH to Cheniere in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business of CQH;

•	the capital structure of CQH, including regarding:

•	the number of CQH Common Shares outstanding;

•	the CQH Voting Share outstanding;

•	the due authorization and validity of the CQH Common Shares;

•	the absence of CQH Common Shares reserved for issuance;

•	the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, or similar rights; and

•	the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the CQH Shareholders on any matter;

•	the corporate power, authority and approval relating to the execution, delivery and performance of CQH’s obligations under the Merger Agreement, subject to the approval of the Merger Agreement by the majority of the outstanding CQH Common Shares entitled to vote on the matter;

•	the CQH Conflicts Committee’s unanimous determination that the Merger Agreement and Merger are fair and reasonable to, and in the best interest of, CQH and CQH’s public shareholders (as defined in the Merger Agreement);

•	the CQH Board’s unanimous determination that the Merger Agreement and Merger are fair and reasonable to, and in the best interest of, CQH and CQH’s public shareholders (as defined in the Merger Agreement);

•	government filings, notices, reports, consents, registrations, approvals, permits or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

•	filings with the SEC since December 31, 2016 and the financial statements included therein;

•	the absence of a Material Adverse Effect (as defined in the Merger Agreement) with respect to CQH since December 31, 2017;

•	the absence of certain legal proceedings and government orders against CQH or its subsidiaries;

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary to the conduct of business;

•	certain material contracts;

•	the inapplicability of anti-takeover statutes;

•	tax matters;

•	opinion of financial advisor; and

•	the absence of undisclosed investment banker, broker or finders fees.

The Merger Agreement also contains customary representations and warranties by Cheniere and Merger Sub that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by CQH to the SEC (including the exhibits and schedules thereto) between December 31, 2016 and the date of the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business of Cheniere and Merger Sub;

•	the capital structure of Cheniere, including regarding:

•	the number of shares of Cheniere Common Stock and preferred stock issued and outstanding;

•	the due authorization and validity of all outstanding Cheniere Common Stock;

•	the number of shares of Cheniere Common Stock reserved for issuance;

•	the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, or similar rights; and

•	the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of shares of Cheniere Common Stock on any matter;

•	the corporate power, authority and approval relating to the execution, delivery and performance of Cheniere’s and Merger Sub’s obligations under the Merger Agreement;

•	government filings, notices, reports, consents, registrations, approvals, permits or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

•	filings with the SEC since December 31, 2016 and the financial statements included therein;

•	the absence of certain legal proceedings and government orders against Cheniere and its subsidiaries (other than CQH and its subsidiaries);

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary to the conduct of business;

•	certain material contracts;

•	capitalization of Merger Sub;

•	tax matters;

•	real property and rights-of-way;

•	environmental matters;

•	absence of a Material Adverse Effect with respect to Cheniere since December 31, 2017 and the absence of any material damage, destruction or loss to any material portion of the assets of Cheniere and its subsidiaries (other than CQH and its subsidiaries) since December 31, 2017;

•	insurance;

•	the condition of the assets of Cheniere and its subsidiaries (other than CQH and its subsidiaries); and

•	the absence of undisclosed investment banker, broker or finders fees.

Many of the representations and warranties contained in the Merger Agreement are qualified by a “Material Adverse Effect” standard (that is, they would not be deemed untrue or incorrect unless their failure to be true and correct individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Cheniere or CQH, as applicable) and/or by a general materiality standard.

A “Material Adverse Effect” means with respect to CQH or Cheniere, as applicable, any change, event, occurrence or effect that, individually or taken together with any other changes, events, occurrences or effects, is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), liabilities, business, assets, properties or results of operations of CQH and its subsidiaries, taken as a whole, or Cheniere and its subsidiaries (other than CQH and its subsidiaries), taken as a whole, as applicable, excluding any effects arising out of, resulting from or attributable to any of the following:

•	any changes generally affecting domestic or international economic conditions or domestic or international financial, capital, credit, debt or securities markets;

•	any changes in conditions generally affecting the natural gas liquefaction and distribution industry;

•	any change in the market price or trading volume of any of CQH’s or Cheniere’s securities (provided that this exception will not prevent or otherwise affect a determination that any change, effect, or development underlying such change has resulted in or contributed to a Material Adverse Effect);

•	any failure, in and of itself to meet any internal or publicly available projections, forecasts, estimates or predictions (provided that this exception will not prevent or otherwise affect a determination that any change, effect, or development underlying such failure has resulted in or contributed to a Material Adverse Effect);

•	the execution, delivery and performance of the Merger Agreement, or the public announcement or pendency of the Merger Agreement, the merger or any of the other transactions contemplated by the Merger Agreement;

•	any changes or proposed changes in U.S. generally accepted accounting principles or in laws applicable to the CQH or Cheniere or the interpretation, application or enforcement thereof;

•	any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities; or

•	any action required to be taken pursuant to or in compliance with the Merger Agreement or by law;

except that any change, effect, event or occurrence referred to in the first, second, sixth and seventh bullets immediately above will be taken into account for purposes of determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on CQH and its subsidiaries, taken as a whole, or Cheniere and its subsidiaries (other than CQH and its subsidiaries), taken as a whole, as applicable, relative to the adverse effect on other companies in the natural gas liquefaction and distribution industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Adverse Effect” also means with respect to CQH or Cheniere, as applicable, any change, event, occurrence or effect that, individually or taken together with any other changes, events, occurrences or effects, prevents, or would reasonably be expected to prevent, materially delay or impair the ability of CQH or Cheniere and Merger Sub, as applicable, to consummate the Merger or the other transactions contemplated by the Merger Agreement.

Interim Operations

Under the terms of the Merger Agreement, CQH and Cheniere have agreed, after the date of the Merger Agreement and prior to the earlier of the termination of the Merger Agreement and the Effective Time, except as required by applicable law or as otherwise expressly required by the Merger Agreement, not to, and cause its respective subsidiaries not to, in each case without the prior written consent of CQH, with respect to actions to be taken by the Cheniere and its subsidiaries (other than CQH and its subsidiaries), or Cheniere, with respect to actions to be taken by CQH or its subsidiaries (such consent will not be unreasonably withheld, delayed or conditioned):

•	make any material change to the nature of its business and operations;

•	make any change to its organizational documents as in effect on the date of the Merger Agreement in any manner that would reasonably be expected to prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by the Merger Agreement, or adversely affect in a material way the rights of holders of its securities or the securities of any other party to the Merger Agreement;

•	waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Material Adverse Effect on CQH or Cheniere, as applicable;

•	recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the Merger Agreement or adversely affect in a material way the rights of holders of the securities of any party to the Merger Agreement;

•	make any material change to its accounting principles or practices, except as may be required as a result of a change in accounting principles that are generally accepted in the United States of America (“GAAP”); or

•	agree, authorize or commit to do any of the foregoing.

In addition, from the date of the Merger Agreement until the earlier of the Closing Date or the termination of the Merger Agreement in accordance with its terms, Cheniere has agreed that it will not, and it will cause its subsidiaries not to, exercise any right to purchase CQH Common Shares pursuant to the CQH LLC Agreement.

Reasonable Best Efforts; Filings; Information Supplied

CQH and Cheniere have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under the Merger Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement.

CQH and Cheniere have agreed to cooperate in the preparation of this registration statement, of which this consent solicitation/prospectus forms a part, and to use their respective reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated thereby. CQH will promptly thereafter mail the consent solicitation/prospectus, which will include a form of consent that may be executed by CQH Shareholders in connection with the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by written consent without a meeting, to CQH Shareholders. Cheniere will also use its reasonable best efforts to satisfy prior to the effective date of the registration statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by the Merger Agreement.

CQH and Cheniere have agreed to, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Cheniere, CQH or any of their respective subsidiaries to any third party and/or any governmental entity in connection with the transactions contemplated by the Merger Agreement, including the Merger, and to keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by the Merger Agreement.

Stock Exchange Listing and Delisting

Cheniere will use its best efforts to cause the shares of Cheniere Common Stock to be issued in the Merger to be approved for listing on the NYSE American subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, CQH will cooperate with Cheniere and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE American to enable the delisting by Cheniere and the Surviving Entity of the CQH Common Shares from the NYSE American and the deregistration of the CQH Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

Shareholder Litigation

Under the terms of the Merger Agreement, CQH will give Cheniere the opportunity to participate in the defense or settlement of any shareholder litigation against CQH and/or the members of the CQH Board relating to the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement; however, CQH will in any event control such defense and/or settlement. CQH has agreed not to settle any such litigation without the consent of Cheniere (such consent not to be unreasonably withheld, conditioned or delayed).

Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, will be paid by the party incurring such expenses, except that Cheniere will pay for any filing fees with respect to the registration statement of which this consent solicitation/prospectus forms a part, and the costs of printing and mailing of this consent solicitation/prospectus.

Indemnification; Directors’ and Officers’ Insurance

Cheniere and the Surviving Entity have agreed that, from and after the Effective Time, it will indemnify and hold harmless, to the fullest extent permitted under applicable law (and Cheniere and the Surviving Entity will also advance expenses as incurred to the fullest extent permitted under applicable law), each Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, officer or employee of CQH or services performed by such person at the request of CQH (including acting, at the request of CQH, as a director, officer, employee, partner, manager, fiduciary or trustee of any other person) at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the transactions contemplated by the Merger Agreement and actions to enforce any advancement right of any Indemnified Person.

Prior to the Effective Time of the Merger, CQH will and, if CQH is unable to, Cheniere will cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of CQH’s existing directors’ and officers’ insurance policies, and CQH’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as CQH’s insurance carrier as of the date of the Merger Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as CQH’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby). If CQH and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity will, and Cheniere will cause the Surviving Entity to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in CQH’s existing policies as of the date of the Merger Agreement, or alternatively, the Surviving Entity will, and Cheniere will cause the Surviving Entity to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in CQH’s existing policies as of the date of the Merger Agreement; provided, however, that in no event will the aggregate cost of the D&O Insurance exceed during the Tail Period an amount equal to six multiplied by 300% of the current aggregate annual premium paid by CQH for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

If Cheniere, the Surviving Entity or any of its successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then proper provision will be made so that the successors and assigns of Cheniere or the Surviving Entity, as the case may be, will assume the indemnification and D&O Insurance obligations.

The rights of each Indemnified Person will be in addition to any rights such person may have under the CQH LLC Agreement, under the Limited Liability Company Agreement of the Surviving Company, under Delaware law or any other applicable law, or under any other agreement of such Indemnified Person with CQH. These rights will survive consummation of the merger and are intended to benefit, and will be enforceable by, each Indemnified Person.

Dividends and Distributions

CQH and Cheniere will coordinate to designate the record date for the Second Quarter Distribution so that the record date for any such dividend precedes the Effective Time. The Second Quarter Distribution will not be less than $0.56 per CQH Common Share without approval of the CQH Conflicts Committee.

Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement, none of Cheniere, CQH or any of their subsidiaries will, without the consent of the CQH Conflicts Committee, eliminate the CQH Conflicts Committee, or revoke or diminish the authority of the CQH Conflicts Committee, or remove or cause the removal (without cause) of any director of the CQH Board that is a member of the CQH Conflicts Committee either as a member of the CQH Board or the CQH Conflicts Committee, without the affirmative vote of the CQH Board, including the affirmative vote of a majority of the members of the CQH Conflicts Committee.

Reorganization Treatment

Cheniere, Merger Sub and CQH intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Cheniere, Merger Sub or CQH will, nor will they permit their subsidiaries to, take any action, and Cheniere, Merger Sub and CQH will not, and will ensure that their subsidiaries do not, fail to take any action, which action or failure would prevent or impede the Merger from qualifying (or reasonably would be expected to cause the Merger to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

Conditions

Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

•	Member Approval. The Merger Agreement must have been duly approved in accordance with applicable law by written consent without a meeting in accordance with Section 11.10 of the CQH LLC Agreement by members of CQH holding CQH Common Shares constituting the affirmative vote or consent of holders of a majority of the outstanding CQH Common Shares entitled to vote on such matter (the “Required Consent”) and such written consent must not have been amended, modified, withdrawn, terminated or revoked.

•	No Orders. There must not have been enacted, issued, promulgated, enforced or entered any order by any court or other governmental entity of competent jurisdiction.

•	NYSE American. The shares of Cheniere Common Stock issuable to the holders of Eligible Shares pursuant to the Merger Agreement must have been authorized for listing on the NYSE American, subject to official notice of issuance.

•	Registration Statement. The registration statement must have become effective in accordance with the provisions of the Securities Act and must not be the subject of any stop order issued by the SEC and/or any proceedings for that purpose commenced or be threatened by the SEC unless subsequently withdrawn.

The obligations of Cheniere and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Cheniere at or prior to the Effective Time of the following conditions:

•	Representations and Warranties.

•	The representations and warranties of CQH set forth in the Merger Agreement that are qualified by reference to Material Adverse Effect must be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date);

•	the representations and warranties of CQH set forth in the Merger Agreement that are not qualified by reference to Material Adverse Effect will be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date); and

•

the conditions set forth in the above will be deemed to have been satisfied even if any representations and warranties of CQH (other than certain representations and warranties with respect to corporate authority and fairness and takeover statutes, which must be true and correct in all material respects, and organization and good standing and capital structure, which must be true and correct in all respects, other than any de minimis inaccuracies) are not so true and correct unless the failure of such representations and warranties of CQH to be so true and correct, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to CQH.

•	Performance of Obligations. CQH will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

•	No Material Adverse Effect. Since the date of the Merger Agreement, there must not have occurred any change, event, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect with respect to CQH.

•	Certificate. Cheniere must have received at or before the Closing Date a certificate signed on behalf of CQH by an executive officer of CQH to the effect that such executive officer has read the conditions to the obligations of Cheniere and Merger Sub, and those conditions have been satisfied.

The obligation of CQH to effect the Merger is also subject to the satisfaction or waiver by CQH at or prior to the Effective Time of the following conditions:

•	Representations and Warranties.

•	The representations and warranties of Cheniere and Merger Sub set forth in the Merger Agreement that are qualified by reference to Material Adverse Effect will be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	the representations and warranties of Cheniere and Merger Sub set forth in the Merger Agreement that are not qualified by reference to Material Adverse Effect will be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date); and

•	the conditions set forth above will be deemed to have been satisfied even if any representations and warranties of Cheniere (other than certain representations with respect to corporate authority, which must be true and correct in all material respects, and with respect to organization and good standing and capital structure, which must be true and correct in all respects, other than any de minimis inaccuracies) are not so true and correct unless the failure of such representations and warranties of Cheniere and Merger Sub to be so true and correct, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Cheniere.

•	Performance of Obligations. Each of Cheniere and Merger Sub will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

•	No Material Adverse Effect. Since the date of the Merger Agreement, there must not have occurred any change, event, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect with respect to Cheniere.

•	Tax Opinion. CQH must have received a written opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to the CQH Board and dated as the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion and subject to the qualifications and limitations as may be set forth therein, for United States federal income tax purposes, the merger will be treated as a reorganization qualifying under Section 368(a) of the Code.

•	Certificate. CQH must have received at the closing a certificate signed on behalf of Cheniere by an executive officer of Cheniere to the effect that such executive officer has read conditions and obligations of CQH and those conditions have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Consent has been obtained, by mutual written consent of CQH and Cheniere by action of their respective boards of directors.

The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Cheniere Board or CQH Board if:

•	the Merger has not been consummated by the Termination Date; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable;

provided that the right to terminate the Merger Agreement as described above will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

The Merger Agreement may be terminated by CQH and the Merger may be abandoned at any time prior to the Effective Time by action of the CQH Board if there has been a breach of any representation, warranty, covenant or agreement made by Cheniere or Merger Sub in the Merger Agreement, or any such representation and warranty will have become untrue after the date of the Merger Agreement, such that certain conditions to obligation of CQH would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier 30 days after written notice thereof is given by CQH to Cheniere and the Termination Date.

The Merger Agreement may be terminated by Cheniere and the Merger may be abandoned at any time prior to the Effective Time by action of the Cheniere Board if there has been a breach of any representation, warranty, covenant or agreement made by CQH in the Merger Agreement, or any such representation and warranty has become untrue after the date of the Merger Agreement, such that certain conditions to obligations of Cheniere and Merger Sub would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of 30 days after written notice thereof is given by Cheniere to CQH and the Termination Date.

In the event of termination of the Merger Agreement and the abandonment of the Merger, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party thereto (or of any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives or affiliates). However, no such termination will relieve any party to the Merger Agreement of any liability or damages to the other party to the Merger Agreement resulting from any knowing and intentional breach of the Merger Agreement.

Modification or Amendment

At any time prior to the Effective Time, the parties may modify or amend the Merger Agreement, solely by a written agreement executed and delivered by duly authorized officers of the respective parties. However, the CQH Board may not take or authorize any such action unless it has first referred such action to the CQH Conflicts Committee for its consideration, and permitted the CQH Conflicts Committee not less than three business days to make a recommendation to the CQH Board with respect thereto. In addition, following receipt of the affirmative vote or consent of holders of a majority of the outstanding Cheniere Common Stock entitled to vote on the Merger Agreement, there will be no amendment or change to the provisions of the Merger Agreement which by applicable law or stock exchange rule would require further approval by the CQH Shareholders, without such approval.

Waiver of Conditions

The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. Any such waiver will only be effective if made in writing. In addition, the CQH Board may not take or authorize any such action unless it has first referred such action to the CQH Conflicts Committee for its consideration, and permitted the CQH Conflicts Committee not less than three business days to make a recommendation to the CQH Board with respect thereto.

Support Agreement

Concurrently with the execution of the Merger Agreement, Cheniere and CQH entered into the Support Agreement, pursuant to which, subject to the terms and conditions therein, Cheniere has agreed to deliver a written consent covering all of the CQH Common Shares beneficially owned by Cheniere within two business days after the registration statement of which this consent solicitation/prospectus forms a part becomes effective under the Securities Act, approving the Merger, Merger Agreement and any other matters necessary for the consummation of the Merger and the other transactions contemplated in the Merger Agreement.

The Support Agreement also generally prohibits Cheniere from transferring its CQH Common Shares. The Support Agreement terminates on the earliest to occur of the Effective Time of the Merger, termination of the Merger Agreement or mutual written agreement of the parties to terminate the Support Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT/DIRECTORS OF CQH

To CQH’s knowledge, the following tables set forth certain information regarding the beneficial ownership of CQH Common Shares as of the close of business on July 18, 2018 (except as noted in the footnotes below) and with respect to: each person known by CQH, based on public filings, to beneficially own 5% or more of the outstanding shares of CQH Common Shares; each member of the CQH Board; and each named executive officer of CQH.

CQH has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, CQH believes, based on the information furnished to CQH, that the persons and entities named in the table below have sole voting and investment power with respect to all of the CQH Common Shares that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on 231,700,000 CQH Common Shares outstanding as of July 18, 2018.

Owners of More than Five Percent of Outstanding Shares

The following table shows the beneficial owner known by CQH to own more than five percent of the total number of CQH Common Shares as of July 18, 2018.

Name of Beneficial Owner	CQH Common Shares Beneficially Owned	Percentage of CQH Common Shares Beneficially Owned
Cheniere (1)	212,953,991	91.9%

(1)	Cheniere also owns the CQH Voting Share.

Security Ownership of Directors and Executive Officers:

The following table sets forth the beneficial ownership of CQH Common Shares outstanding as of July 18, 2018 and held by each director, executive officer and all directors and executive officers of CQH as a group.

The table also presents the ownership of Cheniere Partner Units and shares of Cheniere Common Stock owned of record or beneficially as of July 18, 2018, by each director, named executive officer and all directors and executive officers of CQH as a group. As of July 18, 2018, Cheniere owned 100% of the general partner interest in Cheniere Partners and approximately 91.9% of CQH, which owns a 48.6% limited partner interest in Cheniere Partners.

	CQH			Cheniere Partners			Cheniere
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class		Amount and Nature of Beneficial Ownership (1)	Percent of Class		Amount and Nature of Beneficial Ownership	Percent of Class
Jack A. Fusco	—	—%		—	—%		597,166	*
Michael J. Wortley	—	—		—	—		468,788	*
Anatol Feygin	—	—		—	—		116,091	*
Doug Shanda	—	—		2,850	*		74,693	*
Jim D. Deidiker	—	—		—	—		—	—
Jonathan S. Gross	4,500	*	%	7,500	*		26,000	*
Zurab S. Kobiashvili	—	—		1,100	*		—	—
All current directors and executive officers as a group (7 persons)	4,500	*	%	11,450	*	%	1,324,398	*	%

*	Less than 1%
(1)	None of CQH’s directors or executive officers owned any Cheniere Partners Units other than common units.

DESCRIPTION OF CHENIERE COMMON STOCK

The following is a summary of the material terms and rights of Cheniere Common Stock. You should refer to the applicable provisions of Cheniere Certificate of Incorporation and Cheniere Bylaws, and the documents incorporated into this consent solicitation/prospectus, for a complete statement of the terms and rights of Cheniere Common Stock.

As of July 17, 2018, Cheniere’s authorized capital stock was 485,000,000 shares, which included 480,000,000 shares authorized as common stock, $0.003 par value, and 5,000,000 shares authorized as preferred stock, $0.0001 par value. As of July 17, 2018, Cheniere had 248,119,952 shares of common stock outstanding. There were no shares of preferred stock outstanding as of such date.

Listing

Cheniere Common Stock is listed on the NYSE American under the symbol “LNG.”

Dividends

Subject to the rights of holders of preferred stock, Cheniere Common Stockholders may receive dividends when declared by the Cheniere Board. Dividends may be paid in cash, stock or another form.

Fully Paid

All outstanding shares of Cheniere Common Stock are fully paid and non-assessable upon issuance.

Voting Rights

Cheniere Common Stockholders are entitled to one vote in the election of directors and other matters for each share of Cheniere Common Stock owned. Cheniere Common Stockholders are not entitled to preemptive or cumulative voting rights.

Other Rights

Cheniere Common Stockholders will be notified by Cheniere of any Cheniere Stockholders’ meetings in accordance with applicable law. If Cheniere liquidates, dissolves or winds up its business, either voluntarily or not, Cheniere Common Stockholders will share equally in the assets remaining after Cheniere pays its creditors and preferred stockholders. There are no redemption or sinking fund provisions applicable to the Cheniere Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Cheniere Common Stock is Computershare Trust Company, N.A. located in Providence, Rhode Island.

Certain Provisions of the Cheniere Certificate of Incorporation, Cheniere Bylaws and Law

The Cheniere Certificate of Incorporation and Cheniere Bylaws contain provisions that may render more difficult possible takeover proposals to acquire control of Cheniere and make removal of Cheniere’s management more difficult. Below is a description of certain of these provisions in the Cheniere Certificate of Incorporation and Cheniere Bylaws.

The Cheniere Certificate of Incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Additional shares of preferred stock may be issued from time to time in one or more series, and the Cheniere Board, without further approval of the Cheniere Stockholders, is authorized to fix the designations, powers, preferences, and rights applicable to each series of preferred stock. The purpose of authorizing the Cheniere Board to determine such designations, powers, preferences and rights is to allow such determinations to be made by the Cheniere Board instead of the Cheniere Stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Cheniere Common Stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

The Cheniere Certificate of Incorporation provides that any action required or permitted to be taken by the Cheniere Stockholders must be taken at an annual or special meeting of stockholders and not by written consent.

The Cheniere Bylaws permit holders of record of at least 50.1% of the outstanding shares of Cheniere Common Stock to call a special meeting of stockholders if such holders comply with the requirements set forth in the Cheniere Bylaws.

The Cheniere Bylaws contain specific procedures for stockholder nomination of directors. These provisions require advance notification that must be given in accordance with the provisions of the Cheniere Bylaws. The procedure for stockholder nomination of directors may have the effect of precluding a nomination for the election of directors at a particular meeting if the required procedure is not followed.

The Cheniere Certificate of Incorporation requires the vote of at least 66 2/3% of all of the shares of capital stock of Cheniere which are entitled to vote, voting together as a single class, to take stockholder action to alter, amend, rescind or repeal any of the Cheniere Bylaws, or to alter, amend, rescind or repeal provisions of the Cheniere Certificate of Incorporation or to adopt any provision inconsistent therewith relating to the inability of stockholders to act by written consent, the ability of the Cheniere Board to adopt, alter, amend and repeal the Cheniere Bylaws and the supermajority voting provision. The “supermajority” voting provisions may discourage or deter a person from attempting to obtain control of Cheniere by making it more difficult to amend some provisions of the Cheniere Certificate of Incorporation or for Cheniere Stockholders to amend any provision of the Cheniere Bylaws, whether to eliminate provisions that have an anti-takeover effect or those that protect the interests of minority stockholders.

Although Section 214 of the DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, the Cheniere Certificate of Incorporation does not provide for cumulative voting. As a result, in a non-contested election of directors, directors are elected by a vote of the majority of the votes cast with respect to that director’s election; in a contested election of directors, directors are elected by a vote of the plurality of the votes cast.

As a Delaware corporation, Cheniere is subject to Section 203, or the business combination statute, of the DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of the business combination statute of the DGCL do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. Cheniere has not adopted any provision in the Cheniere Certificate of Incorporation or Cheniere Bylaws electing not to be governed by the business combination statute of the DGCL. As a result, the statute is applicable to business combinations involving Cheniere.

Standstill Agreement

On August 21, 2015, Cheniere entered into a Nomination and Standstill Agreement (the “Standstill Agreement”) with Icahn Capital LP and certain affiliates of Icahn Capital LP (collectively, the “Icahn Group”), pursuant to which the Icahn Group agreed to certain standstill provisions and the Company agreed to increase the size of the Cheniere Board from nine to eleven members, appoint the Icahn Group designees to the Cheniere Board, and, so long as an Icahn Group designee is a member of the Cheniere Board, not expand the Cheniere Board to more than 11 members.

COMPARISON OF RIGHTS OF CHENIERE STOCKHOLDERS AND CQH SHAREHOLDERS

This section describes the material differences between the rights of Cheniere Stockholders and the rights of CQH Shareholders. Cheniere and CQH are each formed under the laws of the State of Delaware and, accordingly, the rights of Cheniere Stockholders and CQH Shareholders are both governed by the laws of the State of Delaware.

The differences between the rights of Cheniere Stockholders and CQH Shareholders result from differences between the organizational documents of Cheniere and CQH, and the different type of corporate structure between Cheniere and CQH. Cheniere is a corporation and CQH is a limited liability company. Ownership interests in a limited liability company are fundamentally different from ownership interests in a corporation. The rights of Cheniere Stockholders are governed by the Cheniere Certificate of Incorporation and Cheniere Bylaws and the DGCL. The rights of CQH Shareholders are governed by the CQH LLC Agreement and the DLLCA.

As a result of the Merger, CQH Shareholders that receive Merger Consideration in respect of their shares will become holders of shares of Cheniere Common Stock. Accordingly, once the Merger is completed, the rights of CQH Shareholders as holders of Cheniere Common Stock will be governed by the Cheniere Certificate of Incorporation and the Cheniere Bylaws and the DGCL. There are many differences between the rights of CQH Shareholders and the rights of Cheniere Stockholders. Some of these, such as distribution/dividend and voting rights, are significant.

The following description summarizes the material differences that may affect the rights of Cheniere Common Stockholders and CQH Shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. CQH Shareholders should read carefully the relevant provisions of the Cheniere Certificate of Incorporation and the Cheniere Bylaws and the CQH LLC Agreement. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the applicable governing document. This summary is qualified in its entirety by reference to the full text of each of the Cheniere Certificate of Incorporation, the Cheniere Bylaws, the Cheniere corporate governance guidelines, the CQH LLC Agreement and the CQH corporate governance guidelines. For information on how to obtain a copy of these documents, please read the section titled “Where You Can Find More Information” beginning on page 92.

Cheniere Stockholders	CQH Shareholders
PURPOSE AND TERM OF EXISTENCE
Cheniere’s stated purpose is to engage in, promote and carry on any lawful act or activity for which companies may be organized under the DGCL.	CQH’s stated purpose is to act as a limited partner of Cheniere Partners and to own, acquire, transfer, exercise control over and otherwise dispose of Cheniere Partners Units.

CAPITALIZATION

As of July 17, 2018, Cheniere had 260,655,137 shares of Cheniere Common Stock issued and 248,119,952 shares of Cheniere Common Stock outstanding.

Cheniere has the authority to issue 485,000,000 shares, consisting of:

•  480,000,000 shares of Cheniere Common Stock, having a par value of $.003 per share; and

•  5,000,000 shares of preferred stock, having a par value of $.0001 per share.

As of July 17, 2018, CQH had 231,700,000 CQH Common Shares issued and outstanding, of which 212,953,991 CQH Common Shares were owned by Cheniere and its affiliates, 18,746,009 CQH Common Shares were owned by the public and one CQH Voting Share was owned by Cheniere.

CQH is authorized to issue an unlimited number of CQH Common Shares. Additional classes or series of securities may be created with the approval of the CQH Board, provided that any such additional class

Cheniere Stockholders	CQH Shareholders
or series must be approved by a vote of holders of a majority of outstanding CQH shares. Generally, CQH may create, authorize or issue an unlimited number of additional CQH Securities other than the CQH Voting Share or any class or series thereof and derivative shares under employee benefit plans for any CQH purpose at any time.

DIVIDENDS AND OTHER DISTRIBUTIONS
The Cheniere Certificate of Incorporation and Cheniere Bylaws provide that the Cheniere Board has the authority to declare dividends and fix a record date for such dividends.

Within 10 business days following the receipt by CQH of any dividend from Cheniere Partners in respect of the Cheniere Partners Units held by CQH, an amount equal to 100% of such dividend, net of reserves as determined by the CQH Board for income taxes payable by CQH, for its expenses and amounts due under the Services Agreement, for the service and reduction of indebtedness incurred and for its purposes, will be divided by CQH pro rata to CQH Shareholders and the holder of the CQH Voting Share (the “CQH Voting Shareholder”), with the CQH Voting Shareholder participating pari passu with the common shareholders as if the CQH Voting Share were a single CQH Common Share, as of the record date (as defined in the CQH LLC Agreement) selected by the CQH Board.

All dividends required to be made under the CQH LLC Agreement will be made subject to Sections 18-607 and 18-804 of the DLLCA. Record Holders (as defined in the CQH LLC Agreement) will not be entitled to any dividend to be paid to CQH by Cheniere Partners until such time as CQH has received such dividend from Cheniere Partners, the establishment of a record date by CQH notwithstanding.

APPRAISAL RIGHTS
Under the DGCL, stockholders who properly demand and perfect appraisal rights in connection with a merger or consolidation of the corporation (including by not voting in favor of the adoption of the merger agreement and continuing to hold their shares through the effective time of the merger) have the right to receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery. Subject to certain exceptions, the DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) shares of stock of another	CQH Shareholders are not entitled to dissenters’ rights of appraisal in the event of a merger or consolidation, a sale of all or substantially all of the assets of CQH or any other transaction or event pursuant to Section 12.1 of the CQH LLC Agreement.

Cheniere Stockholders	CQH Shareholders

corporation which is listed on a national securities exchange or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares of such corporations or (4) any combination of the above.

Neither the Cheniere Certificate of Incorporation nor the Cheniere Bylaws contains appraisal rights provisions.

LIMITED CALL RIGHT
Not applicable.

If at any time prior to the occurrence of any event or series of related events that result in Cheniere ceasing to own greater than 25% of the outstanding CQH Common Shares or otherwise ceasing to own greater than 25% of the outstanding CQH Voting Shares (a “Cheniere Separation Event”), Cheniere or any of its affiliates holds 90% or more of the total ownership interests of any class then outstanding (other than the CQH Voting Share), Cheniere or such affiliate will then have the right, which right it may assign and transfer in whole or in part to CQH or any of its affiliates, exercisable at its option, to purchase all of such ownership interests of such class then outstanding held by other holders, at the greater of:

•  the current market price as of the date three days prior to the date that a notice regarding the election to exercise the limited call right is mailed; and

•  the highest cash price paid by such person or any of its affiliates for any such interest of such class purchased during the 90-day period preceding the date that such notice is mailed.

Upon the exercise by any person of the limit call right, no member will be entitled to dissenters’ rights of appraisal.

AMENDMENT OF GOVERNING DOCUMENTS

The Cheniere Certificate of Incorporation provides that the Cheniere Board will have the power to adopt, amend or repeal the Bylaws at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Cheniere Board.

The Cheniere Certificate of Incorporation provides that the affirmative vote of 66 2/3% of the outstanding stock of Cheniere entitled to vote, voting together as a single class, is required for altering, amending, rescinding or repealing certain articles of the Cheniere Certificate of Incorporation relating to (i) the election and term of the Cheniere Board, (ii) the requirements to amend the Cheniere Certificate of Incorporation or Cheniere

General Amendments. Amendments to the CQH LLC Agreement may be proposed only by or with the consent of the CQH Board.

Except for the amendments requiring shareholder approval and the amendments to be adopted solely by the CQH Board, the CQH Board may amend any of the terms of the CQH LLC Agreement in compliance with the terms, conditions and procedures set forth in the CQH LLC Agreement.

Amendments Requiring Shareholder Approval. Generally, the affirmative vote of a majority of the outstanding CQH Common Shares will be required to

Cheniere Stockholders	CQH Shareholders

Bylaws, (iii) the requirements to call a special meeting or (iv) shareholder approval rights and voting requirements, in addition to any other vote that may be required by applicable law, the Cheniere Certificate of Incorporation or Cheniere Bylaws.

For more information regarding amendments of the governing documents, please read the discussion under “Voting Rights” below.

adopt any amendment or provision that (i) has a material adverse effect on the preferences or rights associated with the CQH Common Shares, (ii) reduces the time for any notice to which the CQH Shareholders may be entitled, (iii) enlarges the obligations of CQH Shareholders, (iv) alters the circumstances under which CQH could be dissolved or wound up, (v) changes the term of existence of CQH, (vi) alters, amends, repeals or is inconsistent with certain sections of the CQH LLC Agreement or (vii) alters, amends, repeals or is inconsistent with certain articles of the CQH LLC Agreement.

Amendment Requirements. No provision of the CQH LLC Agreement that establishes a percentage of outstanding CQH shares required to take any action will be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of outstanding CQH shares whose aggregate outstanding CQH shares constitute not less than the voting requirement sought to be reduced.

MANAGEMENT
The Cheniere Certificate of Incorporation provides that, generally, the business and affairs of Cheniere will be managed by or under the direction of the Cheniere Board.	Generally, the business and affairs of CQH will be managed by or under the direction of the CQH Board.

QUALIFICATION AND NUMBER OF DIRECTORS

Neither the Cheniere Certificate of Incorporation nor Cheniere Bylaws provide for a minimum or maximum number of directors. The exact number of directors is fixed exclusively by resolution adopted by a majority of the Cheniere Board. Pursuant to the Standstill Agreement with the Icahn Group, Cheniere has agreed not to expand the Cheniere Board to more than 11 members. Please read the section titled “Standstill Agreement” beginning on page 67.

Neither the Cheniere Certificate of Incorporation nor the Cheniere Bylaws provide for an age limitation on directors.

The CQH LLC Agreement provides that there initially will be five directors. However, a majority of the CQH Board may increase or decrease the number of directors, provided that there will be a minimum of three directors.

Since CQH is a “controlled company” as defined by the NYSE American listing standards, it is not required to have a board consisting of a majority of independent directors.

The CQH LLC Agreement does not provide an age limitation on directors.

STOCKHOLDER OR MEMBER CONSENT TO ACTION WITHOUT MEETING
The Cheniere Certificate of Incorporation provides that any action required to be taken or which may be taken by the Cheniere Stockholders must be effected at a duly called annual or special meeting of such holders and may not be taken by written consent in lieu of a meeting.	Any action permitted or required to be taken at a meeting may be taken by CQH Shareholders (holding at least the number of outstanding CQH shares as would otherwise be necessary to take any such action at a meeting at which all CQH Shareholders entitled to vote were present and voting) by written consent or by electronic transmission.

Cheniere Stockholders	CQH Shareholders

TIME AND PLACE OF MEETINGS OF STOCKHOLDERS OR MEMBERS
The Cheniere Bylaws provide that meetings of Cheniere stockholders for the election of directors or for any other purpose will be held at such time and place, either within or without the State of Delaware designated by the Cheniere Board.	The CQH Board will designate the place of meeting for any annual meeting or for any special meeting of CQH Shareholders. If no designation is made, the place of meeting will be the principal office of CQH.

MEETINGS OF STOCKHOLDERS OR MEMBERS
The Cheniere Bylaws provide that the annual meeting of Cheniere Stockholders for the election of directors and for the transaction of such other business as may properly come before such meeting will be held on such date and at such time as will be fixed by resolution of the Cheniere Board. The Cheniere Board may postpone, reschedule or cancel any annual meeting of Cheniere Stockholders previously scheduled.	A failure to hold an annual meeting of CQH Shareholders at the time designated by the CQH Board will not affect otherwise valid acts of CQH or work a forfeiture or dissolution of CQH. If an annual meeting is not held on the date designated, the CQH Board will cause the meeting to be held as soon as is convenient.

STOCKHOLDER RIGHT TO CALL A SPECIAL MEETING

The Cheniere Bylaws provide that a special meeting may not be called by the Cheniere Stockholders. However, the Cheniere Bylaws do provide that a special meeting will be called by the Cheniere Board upon a written request, which complies with the Cheniere Bylaws, that is made by holders of at least 50.1% of the outstanding shares of Cheniere Common Stock.

Special meetings of the Cheniere Stockholders may be called only by the Chairman of the Cheniere Board, Chief Executive Officer or the President, by the Cheniere Board, or by the Corporate Secretary at the request in writing of a majority of the Cheniere Board.

Special meetings of CQH Shareholders may be called only by a majority of the CQH Board or by holders of a majority of the outstanding CQH Common Shares.

NOTICE OF MEETINGS

The Cheniere Bylaws provide that whenever Cheniere Stockholders are required or permitted to take action at a meeting, a written notice of the meeting of Cheniere Stockholders will be given stating:

•  the place, date and time of such meeting;

•  the means of remote communications by which Cheniere Stockholders and proxy holders may be deemed to be present in person and vote at such meeting;

•  the record date for determining stockholders entitled to vote at the meeting or any adjournment thereof (if such record date is different from the record date for determining the Cheniere Stockholders entitled to notice of the meeting); and

Notice is required to state the place, day and hour of any annual meeting or special meeting of CQH Shareholders and to comply with the following requirements:

•  in the case of a special meeting of CQH Shareholders, the purpose or purposes for which the meeting is called; or

•  in the case of an annual meeting, those matters that the CQH Board intends to present for action by CQH Shareholders.

The notice of any meeting will be delivered by CQH not less than 10 calendar days or more than 60 calendar days before the date of the meeting.

Cheniere Stockholders	CQH Shareholders

•  in the case of a special meeting, the purpose or purposes for which such meeting is to be held.

The notice of any meeting will be given not less than 10 nor more than 60 days before the date of such meeting.

ADJOURNMENT OF STOCKHOLDER MEETINGS
The Cheniere Bylaws provide that any Cheniere Stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned to reconvene at the same or some other place and notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date for determining Cheniere Stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each Cheniere Stockholder entitled to vote thereat.	When a meeting of CQH Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment will be for more than 30 days. If the adjournment is for more than 30 days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given.

QUORUM

The Cheniere Bylaws provide that, generally, at each meeting of Cheniere Stockholders, the holders of a majority in voting power of the outstanding shares of Cheniere Common Stock entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the meetings. Abstentions and broker non-votes will be deemed to be shares present for quorum purposes.

The Cheniere Bylaws provide that if a quorum will not be present in person or by proxy at any meeting of Cheniere Stockholders, the Cheniere Stockholders entitled to vote, present in person or by proxy, may, by a majority in voting power thereof, adjourn the meeting until a quorum will be present.

At any meeting of CQH Shareholders, the holders of a majority of the outstanding CQH shares of the class or series or classes or series for which a meeting has been called represented in person or by proxy will constitute a quorum of such class or series or classes or series unless any such action by CQH Shareholders requires approval by holders of a greater percentage of outstanding CQH shares, in which case the quorum will be such greater percentage.

PROXY
The Cheniere Bylaws provide that each Cheniere Stockholder having the right to vote is entitled to vote in person or by proxy bearing a date not more than three years prior to voting, unless such proxy provides for a longer period.	At any meeting of CQH Shareholders, every holder of an outstanding CQH share may vote in person or by proxy. If authorized by the CQH Board, CQH Shareholders and proxyholders not physically present at a meeting of members of CQH may by means of remote communication participate in such meeting and be deemed present in person and vote at such meeting.

DIRECTOR NOMINATIONS; PROPOSALS OF STOCKHOLDERS AT MEETINGS
The Cheniere Bylaws provide the following: Annual Meetings. Nominations for election to the Cheniere Board and the proposal of other business to be	Prior to the occurrence of a Cheniere Separation Event, proposals of business to be considered by CQH Shareholders at a meeting of CQH Shareholders may only be made by or at the direction of the CQH Board.

Cheniere Stockholders	CQH Shareholders

considered by the Cheniere Stockholders may be made at an annual meeting of Cheniere Stockholders only:

•  pursuant to Cheniere’s notice of meeting (or any supplement thereto);

•  by or at the direction of the Cheniere Board or any duly authorized committee;

•  by any Cheniere Stockholder who was a stockholder of record of Cheniere at the time the notice is delivered to the Corporate Secretary, who is entitled to vote at the meeting and upon such election proposed business and who complies with the notice procedures; or

•  by any Eligible Stockholder (as defined in Section 2.15(C) of the Cheniere Bylaws) who complies with the requirements and procedures and whose nominee satisfies the requirements.

Special Meetings. Only such business will be conducted at a special meeting of Cheniere Stockholders as will have been brought before the meeting pursuant to Cheniere’s notice of meeting. Nominations for election to the Cheniere Board may be made at a special meeting of Cheniere Stockholders at which directors are to be elected pursuant to Cheniere’s notice of meeting:

•  by or at the direction of the Cheniere Board or any duly authorized committee thereof; or

•  provided that the Cheniere Board has determined that directors will be elected at such meeting, by any Cheniere Stockholder who is a Cheniere Stockholder of record at the time the notice is delivered to the Corporate Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures.

Proxy Access for Director Nominations. Any Cheniere Stockholder or group of up to 20 Cheniere Stockholders may submit a nomination in accordance with proxy access for director nominations requirements only if the person or group (in the aggregate) has continuously owned at least 3% of the Cheniere Common Stock as of the date of the nomination for the three-year period preceding the nomination and continues to own at least 3% through the date of the annual meeting.

The maximum number of nominees nominated by all Cheniere Stockholders that will be included in Cheniere’s proxy materials for an annual meeting of

Annual Meetings. Generally, on or after the occurrence of a Cheniere Separation Event, nominations of Persons for election to the CQH Board and the proposal of business to be considered by CQH Shareholders may be made at an annual meeting of CQH Shareholders subject to certain notification requirements set forth in the CQH LLC Agreement:

•  pursuant to CQH’s notice of meeting,

•  by or at the direction of the CQH Board,

•  for nominations to the CQH Board only, by any holder of outstanding CQH Common Shares who is entitled to vote at the meeting, who complied with notice procedures and who was a Record Holder (as defined in the CQH LLC Agreement) of a sufficient number of outstanding CQH Common Shares as of the record date for such meeting to elect one or more CQH Shareholders to the CQH Board assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of outstanding CQH Common Shares, or

•  by any holder of outstanding CQH Common Shares who is entitled to vote at the meeting, who complied with the notice procedures and who is a Record Holder of outstanding CQH Common Shares at the time such notice is delivered to the Corporate Secretary of CQH.

Special Meetings. Only such business will be conducted at a special meeting of CQH Shareholders as will have been brought before the meeting pursuant to CQH’s notice of meeting. Generally, on or after the occurrence of a Cheniere Separation Event, nominations of persons for election to the CQH Board may be made at a special meeting of CQH Shareholders at which directors are to be elected pursuant to CQH’s notice of meeting:

•  by or at the direction of the CQH Board,

•  by any holder of outstanding CQH Common Shares who is entitled to vote at the meeting, who complied with the notice procedures and who was a Record Holder of a sufficient number of outstanding CQH Common Shares as of the record date for such meeting to elect one or more members to the CQH Board assuming that

Cheniere Stockholders	CQH Shareholders

Cheniere Stockholders will not exceed that number of directors constituting 20% of the total number of directors of Cheniere in office on the last day on which a Nomination Notice (as defined in Section 2.15(D) of the Cheniere Bylaws) may be submitted.

Proxy access for director nominations is not available in connection with a special meeting of Cheniere Stockholders.

such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of outstanding CQH Common Shares, or

•  by any holder of outstanding CQH Common Shares who is entitled to vote at the meeting, who complies with the notice procedures and who is a Record Holder of outstanding CQH Common Shares at the time such notice is delivered to the Corporate Secretary of CQH.

RECORD DATES FOR STOCKHOLDERS OR MEMBER MEETINGS

The Cheniere Bylaws provide that the Cheniere Board may fix a record date, which will not be less than 10 days or more than 60 days before the date of such meeting.

The record date will also be the date for determining the Cheniere Stockholders entitled to vote at such meeting unless the Cheniere Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination.

Generally, for purposes of determining CQH Shareholders entitled to notice of or to vote at a meeting of CQH Shareholders, the CQH Board may set a record date, which will not be less than 10 or more than 60 days before the date of the meeting.

VOTING RIGHTS

The Cheniere Bylaws provide that each Cheniere Stockholder entitled to vote at any meeting of Cheniere Stockholders will be entitled to one vote for each share of Cheniere Common Stock held by such stockholder which has voting power upon the matter in question.

All matters presented to the Cheniere Stockholders at a meeting at which a quorum is present for which no minimum or other vote is called for by the Cheniere Certificate of Incorporation, the Cheniere Bylaws, the rules or regulations of any stock exchange applicable to Cheniere, or applicable law or pursuant to any regulation applicable to Cheniere or its securities, other than for the election of directors, will be decided by the affirmative vote of the holders of a majority in voting power of the shares of Cheniere Common Stock entitled to vote on the matter, present in person or by proxy (with abstentions counting as votes against the matter and broker non-votes not counting as shares entitled to vote on the matter).

The Cheniere Certificate of Incorporation provides that the affirmative vote of 66 2/3% of the outstanding stock of Cheniere entitled to vote, voting together as a single class, is required for altering, amending, rescinding or

Each outstanding CQH Voting Share will be entitled to one vote per CQH Voting Share in the election of directors.

Each outstanding CQH Common Share will be entitled to one vote per CQH Common Share on all matters submitted to a vote of CQH Shareholders.

Generally, CQH Shareholders will have no voting rights whatsoever in the election of directors or on any matter not explicitly stated in the CQH LLC Agreement to require a vote of CQH Shareholders or members of CQH (even if a right to vote would otherwise be provided under the DLLCA).

All other matters submitted to CQH Shareholders for approval will be determined by a majority of the votes cast by the holders of outstanding CQH shares of the class or series or classes or series entitled to vote unless a greater percentage is required with respect to such matter under the DLLCA or other applicable law, under the rules of any national securities exchange on which the CQH Common Shares are listed for trading, or under the provisions of the CQH LLC Agreement.

Cheniere Stockholders	CQH Shareholders

repealing certain articles of the Cheniere Certificate of Incorporation relating to (i) the election and term of the Cheniere Board, (ii) the requirements to amend the Cheniere Bylaws or Cheniere Certificate of Incorporation, (iii) the requirements to call a special meeting or (iv) shareholder approval rights and voting requirements, in addition to any other vote that may be required by applicable law, the Cheniere Certificate of Incorporation or Cheniere Bylaws.

On any compensation-related matter presented to the Cheniere Stockholders on or before September 17, 2022 at a meeting at which a quorum is present, such compensation-related matter will be decided by the affirmative vote of the holders of a majority in voting power of the shares of Cheniere Common Stock entitled to vote on the matter, present in person or by proxy (with abstentions counting as votes against the matter and broker non-votes not counting as shares entitled to vote on the matter).

CONFLICTS OF INTEREST

The Cheniere Bylaws provide that no contract or transaction between Cheniere and one or more of its directors or officers, or between Cheniere and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Cheniere Board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if:

•  the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Cheniere Board or the committee, and the Cheniere Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum;

•  the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Cheniere Stockholders entitled to vote and the contract or transaction is specifically approved in good faith by vote of the Cheniere Stockholders; or

The CQH LLC Agreement provides that if any actual or potential conflict of interest exists or arises, any resolution or course of action in respect of such conflict of interest will be permitted and deemed approved and will not constitute a breach of the CQH LLC Agreement or of any duty existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is:

•  approved by “Special Approval” (as defined below);

•  approved by the vote of a majority of the outstanding CQH Common Shares (excluding CQH Common Shares owned by the director, officer or affiliate of CQH);

•  on terms no less favorable to CQH than those generally being provided to or available from unrelated third parties; or

•  fair and reasonable to CQH, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to CQH).

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith. The Conflicts Committee is a committee

Cheniere Stockholders	CQH Shareholders

•  the contract or transaction is fair as to Cheniere as of the time it is authorized, approved or ratified by the Cheniere Board, a committee thereof or the Cheniere Stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Cheniere Board or of a committee which authorizes the contract or transaction.

of the CQH Board composed entirely of two or more independent directors.

ELECTION OF DIRECTORS

The Cheniere Bylaws provide that, subject to the rights of holders of any series of preferred stock to elect additional directors under specified circumstances, the directors will be elected annually at each annual meeting of Cheniere Stockholders to hold office for a term expiring at the next annual meeting of Cheniere Stockholders. Each director will serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

Generally, each director will be elected by the vote of a majority of votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth day preceding the date Cheniere first mails its notice of meeting for such meeting to the Cheniere Stockholders, the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the votes cast.

Each director will serve until his or her successor has been duly elected and qualified or until such director dies, resigns or is removed. A director may resign at any time upon written notice to CQH.

Prior to the occurrence of a Cheniere Separation Event, the directors will be elected by the affirmative vote of the member of CQH holding the sole outstanding Voting Share. Each outstanding CQH Voting Share will be entitled to one vote per CQH Voting Share in the election of directors. CQH Shareholders will have no voting rights whatsoever in the election of directors.

On or after the occurrence of a Cheniere Separation Event, the directors will be elected by the affirmative vote of CQH Shareholders holding the lesser of (a) a majority of the outstanding CQH Common Shares and (b) 67% of the CQH Common Shares present at a meeting of CQH Shareholders at which there is a quorum.

VACANCIES ON BOARD OF DIRECTORS
The Cheniere Bylaws provide that, subject to applicable law and the rights of holders of any series of preferred stock to elect additional directors under specified circumstances, vacancies on the Cheniere Board, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the directors then in office and not by Cheniere Stockholders. No decrease in the authorized number of directors constituting the Cheniere Board will shorten the term of any incumbent director.	Vacancies existing on the CQH Board may be filled only in accordance with election of director requirements under the CQH LLC Agreement. Any director chosen to fill a vacancy will hold office until his or her successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

REMOVAL OF DIRECTORS

The Cheniere Bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Cheniere Board, may be removed from office with or without cause.

Under the DGCL, any director may be removed, with or without cause, by the holders of a majority of the shares

Directors may only be removed from office:

•  with or without cause by the affirmative vote of the member of CQH holding the sole outstanding CQH Voting Share for so long as Cheniere holds the sole outstanding CQH Voting Share; or

Cheniere Stockholders	CQH Shareholders
then entitled to vote at an election of directors, subject to certain exceptions.	• for cause by the affirmative vote of a majority of the remaining directors.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS; INSURANCE

The Cheniere Bylaws provide that, to the extent that a person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) incurred by such person.

Cheniere will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Cheniere or, while a director or officer of Cheniere, is or was serving at the request of Cheniere as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.

Cheniere will be required to indemnify a Covered Person in connection with a Proceeding commenced by such Covered Person only if commencement of such Proceeding by the Covered Person was authorized in the specific case by the Cheniere Board.

Generally, Cheniere will pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition. However, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified.

Cheniere’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such

CQH will indemnify any director, officer, employee, partner, manager, fiduciary or trustee of CQH or any other person (each, an “Indemnitee”) who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of CQH) by reason of the fact that such person is or was a director or officer of CQH, or, while serving as a director or officer of CQH, at the request of CQH, as a director, officer, employee, partner, manager, fiduciary or trustee of CQH or any other person or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

CQH will not indemnify such person if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

To the extent an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in the defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person.

Expenses (including attorneys’ fees) incurred by an Indemnitee in defending any action, suit or

Cheniere Stockholders	CQH Shareholders

other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Insurance. Cheniere may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cheniere, or is or was serving at the request of Cheniere as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not Cheniere would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

proceeding will be paid by CQH in advance of the final disposition of such action, suit or proceeding and in advance of any determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it will ultimately be determined by final judicial decision from which there is no further right to appeal that such Person is not entitled to be indemnified by CQH.

CQH may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of CQH) by reason of the fact that the person is or was an employee (other than an officer) or agent of CQH, or, while serving as an employee (other than an officer) or agent of CQH is or was serving at the request of CQH as a director, officer, employee, partner, fiduciary, trustee or agent of another person to the extent:

•  permitted by the laws of the State of Delaware as from time to time in effect, and

•  authorized by the CQH Board. CQH may, to the extent permitted by Delaware law and authorized by the CQH Board, pay expenses (including attorneys’ fees) reasonably incurred by any such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as the CQH Board may determine. The provisions of Section 7.6(l) of the CQH LLC Agreement will not constitute a contract right for any such employee or agent.

The CQH Board, acting alone and without the approval of any member of CQH, may amend the indemnification section of the CQH LLC Agreement.

Insurance. CQH may purchase and maintain insurance, on behalf of its directors and officers, and such other persons as the Cheniere Board will determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with CQH’s activities or such person’s activities on behalf of CQH, regardless of whether CQH would have the power to indemnify

Cheniere Stockholders	CQH Shareholders
such person against such liability under the provisions of the CQH LLC Agreement.

LIMITATION ON DIRECTOR, OFFICER AND OTHERS LIABILITY
The Cheniere Certificate of Incorporation provides that personal liability of the directors of Cheniere is eliminated to the fullest extent permitted by the DGCL.

To the fullest extent permitted by law, no director or officer will be liable to CQH, CQH Shareholders or any other person bound by the CQH LLC Agreement for monetary damages for losses sustained or liabilities incurred as a result of any act or omission of such director or officer, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

Except as expressly set forth in the CQH LLC Agreement or required by the DLLCA, neither the directors nor any other Indemnitee will have any duties (including fiduciary duties) or liabilities to CQH or to any member of CQH. The provisions of the CQH LLC Agreement, to the extent that they restrict or eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by CQH Shareholders to replace such other duties and liabilities of such Indemnitee, except to the extent inconsistent with applicable federal laws.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Cheniere Market Price and Dividend Information

Shares of Cheniere Common Stock are listed on the NYSE American under the symbol “LNG.” The following table sets forth the high and low prices per share of Cheniere Common Stock for the periods indicated, rounded to the nearest whole cent. Cheniere’s fiscal year ends on December 31.

	High ($)	Low ($)
2015:
Third Quarter	71.11	46.23
Fourth Quarter	54.95	35.09

2016:
First Quarter	39.00	22.80
Second Quarter	39.75	31.02
Third Quarter	46.00	35.86
Fourth Quarter	44.45	35.07

2017:
First Quarter	50.53	41.46
Second Quarter	51.41	43.79
Third Quarter	49.59	40.36
Fourth Quarter	54.83	43.83

2018:
First Quarter	60.22	50.08
Second Quarter	69.50	52.37
Third Quarter (through July 18, 2018)	66.68	60.44

You should obtain current market quotations for shares of Cheniere Common Stock, as the market price of Cheniere Common Stock will fluctuate between the date of this consent solicitation/prospectus and the date on which the Merger is completed, at times in between and thereafter. You can obtain these quotations from publicly available sources.

Cheniere has never paid a cash dividend on Cheniere Common Stock. Cheniere currently intends to retain earnings to finance the growth and development of Cheniere’s business and does not anticipate paying any cash dividends on the Cheniere Common Stock in the foreseeable future. Any future change in Cheniere’s dividend policy will be made at the discretion of the Cheniere Board in light of Cheniere’s financial condition, capital requirements, earnings, prospects and any restrictions under any financing agreements, as well as other factors the Cheniere Board deems relevant.

CQH Market Price and Dividend Information

CQH Common Shares are listed on the NYSE American under the symbol “CQH.” The following table sets forth the high and low prices per CQH Common Share for the periods indicated and the regular dividends per CQH Common Share in the periods indicated, in each case rounded to the nearest whole cent. CQH’s fiscal year ends on December 31.

	High ($)	Low ($)	Cash Dividend Per CQH Common Share ($)*
2015:
Third Quarter	23.85	17.71	0.020
Fourth Quarter	21.21	14.91	0.020

2016:
First Quarter	18.41	12.04	0.020
Second Quarter	21.33	16.94	0.020
Third Quarter	22.84	18.73	0.020
Fourth Quarter	23.05	19.00	0.020

2017:
First Quarter	24.70	22.31	0.020
Second Quarter	27.45	24.08	0.020
Third Quarter	27.42	24.03	0.450
Fourth Quarter	28.76	24.53	0.510

2018:
First Quarter	29.73	26.54	0.560
Second Quarter	33.59	26.80
Third Quarter (through July 18, 2018)	32.12	29.18

(*)	This amount of the dividend shown in this column with respect to each fiscal quarter is the dividend that was declared in such quarter, which may be different from the dividend subsequently declared in respect of earnings for such fiscal quarter.

You should obtain current market quotations for CQH Common Shares, as the market price of CQH Common Shares will fluctuate between the date of this consent solicitation/prospectus and the date on which the Merger is completed, at times in between and thereafter. You can obtain these quotations from publicly available sources.

Comparison of Cheniere and CQH Market Prices and Implied Value of CQH Common Shares

The following table sets forth the closing sale price per share of Cheniere Common Stock and CQH Common Shares as reported on the NYSE American on June 18, 2018, the last trading day prior to the public announcement of the Merger, and on July 17, 2018, the last practicable trading day before the filing of this consent solicitation/prospectus with the SEC. The table also shows the estimated implied value of each CQH Common Share as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Cheniere Common Stock on the relevant date by the Exchange Ratio of 0.4750.

	Cheniere Common Stock	CQH Common Shares	Implied Value of CQH Common Shares
June 18, 2018	$65.12	$30.28	$30.93
July 18, 2018	$62.26	$29.96	$29.57

The market prices of shares of Cheniere Common Stock and CQH Common Shares have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to, and in the case of shares of Cheniere Common Stock, after, completion of the Merger. No assurance can be given concerning the market prices of Cheniere Common Stock or CQH Common Shares before completion of the Merger or of Cheniere Common Stock after completion of the Merger. The Exchange Ratio is fixed in the Merger Agreement, but the market price of shares of Cheniere Common Stock (and therefore the value of the Merger Consideration) when received by CQH Shareholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to CQH Shareholders in determining whether to consent to the approval of the Merger Agreement and the Merger. CQH Shareholders are encouraged to obtain current market quotations for shares of Cheniere Common Stock and CQH Common Shares and to review carefully the other information contained in this consent solicitation/prospectus or incorporated by reference herein. For more information, please read the section titled “Where You Can Find More Information” beginning on page 92.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the Merger to CQH Shareholders and the material U.S. federal income tax consequences to CQH Shareholders of the ownership and disposition of shares of Cheniere Common Stock received in the Merger and is the opinion of Sullivan & Cromwell. This summary is based on the Code, Treasury Regulations issued under the Internal Code and judicial and administrative interpretations thereof, each as in effect as of the date of this consent solicitation/prospectus, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that CQH Shareholders hold their CQH Common Shares, and will hold their shares of Cheniere Common Stock received in the Merger, as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to particular CQH Shareholders in light of their individual circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, or to CQH Shareholders subject to special treatment under the federal income tax laws (including, but not limited to, insurance companies, financial institutions, tax-exempt organizations, partnerships or other pass-through entities (and persons holding CQH Common Shares or shares of Cheniere Common Stock, as applicable, through a partnership or other pass-through entity), retirement plans, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding CQH Common Shares or shares of Cheniere Common Stock, as applicable, as part of a “straddle,” “constructive sale” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, individuals who receive Cheniere Common Stock upon the exercise of employee stock options or otherwise as compensation, “passive foreign investment companies” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar).

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds CQH Common Shares or shares of Cheniere Common Stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger and the ownership and disposition of Cheniere Common Stock.

This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of CQH Common Shares or Cheniere Common Stock, as applicable, that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of the court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income taxation on its income regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) of CQH Common Shares or shares of Cheniere Common Stock that is not a U.S. holder.

CQH SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND OF OWNING AND

DISPOSING OF SHARES OF CHENIERE COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW.

Tax Consequences of the Merger

It is a condition to the completion of the Merger that CQH obtain an opinion of Sullivan & Cromwell, satisfactory to the CQH Board, to the effect that the Merger will be treated as a “reorganization” qualifying under Section 368(a) of the Code. The opinion of Sullivan & Cromwell will be based on, among other things, certain facts, representations, covenants and assumptions, all of which must be consistent with the state of facts existing as of the Effective Time of the Merger. If any of these representations, statements and covenants are, or become, inaccurate or incomplete, the opinion of Sullivan & Cromwell may be invalid and the conclusions reached therein could be jeopardized. An opinion of Sullivan & Cromwell neither binds the Internal Revenue Service (“IRS”) nor precludes the IRS or the courts from adopting a contrary position. Neither Cheniere nor CQH intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS will not challenge the conclusions reflected herein or in the opinion of Sullivan & Cromwell or that a court would not sustain such a challenge.

U.S. Federal Income Tax Treatment of the Merger

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a), the U.S. federal income tax consequences of the Merger will be as follows: (i) no gain or loss will be recognized by Cheniere, Merger Sub or CQH as a result of the Merger; (ii) no gain or loss will be recognized by CQH Shareholders, and no amount will be included in such holders’ income, as a result of the Merger (except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of Cheniere Common Stock that CQH Shareholders would otherwise be entitled to receive); (iii) the aggregate tax basis of the Cheniere Common Stock received in the Merger (including any fractional share of Cheniere Common Stock for which cash is received) in the hands of each CQH Common Shareholder after the Merger will be the same as such holder’s aggregate tax basis of the CQH Common Shares held by such holder immediately before the Merger and (iv) the holding period of the Cheniere Common Stock in the Merger will include the holding period of the CQH Common Shares at the time of the Merger.

If U.S. holders of CQH Common Shares acquired different blocks of CQH Common Shares at different times or at different prices, such holders’ tax basis and holding period may be determined within reference to each block of CQH Common Shares. Any such holders should consult their tax advisors regarding the manner in which Cheniere Common Stock received in the Merger should be allocated among different blocks of CQH Common Shares and with respect to identifying the bases or holding periods of the particular CQH Common Shares received in the Merger.

Cash Received in Lieu of a Fractional Share

A U.S. holder of CQH Common Shares who receives cash in lieu of a fractional share of Cheniere Common Stock in the Merger will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by Cheniere. As a result, such U.S. holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and such CQH Shareholder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the CQH Shareholder’s holding period for its CQH Common Shares exceeds one year at the time of the Merger. Under current law, long-term capital gains of certain non-corporate holders are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder of CQH Common Shares in lieu of a fractional share of Cheniere Common Stock pursuant to the Merger may be subject to information reporting and backup withholding, unless such CQH Shareholder delivers a properly completed IRS Form W-9, providing such CQH Shareholder’s correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against such holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Tax Consequences to U.S. Holders of Cheniere Common Stock

The following discussion is a summary of certain U.S. federal income tax consequences of the ownership and disposition of shares of Cheniere Common Stock to U.S. holders who receive Cheniere Common Stock pursuant to the Merger.

Taxation of Dividends

Cash distributions paid on shares of Cheniere Common Stock will be treated as a dividend to the extent paid out of Cheniere’s current or accumulated earnings and profits (as determined for U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when received. If a distribution exceeds Cheniere’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the shares of Cheniere Common Stock. Any remaining excess will be treated as capital gain. Dividends received by non-corporate U.S. holders will be eligible to be taxed at reduced rates if the U.S. holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. holders will be eligible for the dividends-received deduction if the U.S. holders meet certain holding period and other applicable requirements.

Sale or Other Taxable Dispositions of Shares of Cheniere Common Stock

Upon the sale or other taxable dispositions of shares of Cheniere Common Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon such taxable disposition and the U.S. holder’s tax basis in the Cheniere Common Stock. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of Cheniere Common Stock is more than one year at the time of the taxable disposition. Under current law, long-term capital gains of certain non-corporate holders are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of Cheniere Common Stock and to the proceeds of a sale, exchange, redemption or other disposition of a share of Cheniere Common Stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or (in the case of dividend payments) if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules may be refunded or credited against such U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders of Cheniere Common Stock

The following discussion is a summary of certain U.S. federal income tax consequences of the ownership and disposition of shares of Cheniere Common Stock to non-U.S. holders who receive Cheniere Common Stock pursuant to the Merger.

Taxation of Dividends

Any dividends paid to a non-U.S. holder with respect to shares of Cheniere Common Stock will be subject to withholding tax at a 30% rate or at a reduced rate specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under some circumstances, be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder of shares of Cheniere Common Stock that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements, generally by providing IRS Form W-8BEN or IRS Form W-8BEN-E. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund from the IRS of any excess amounts withheld by timely providing the required information or appropriate claim for refund to the IRS.

Sale or Other Taxable Dispositions of Shares of Cheniere Common Stock

Subject to the discussion of backup withholding and FATCA withholding requirements below, any gain recognized by a non-U.S. holder on the sale or other taxable disposition of shares of Cheniere Common Stock, generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met;

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	Cheniere is or has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the five-year period preceding the sale or other disposition or the non-U.S. holder’s holding period, whichever period is shorter.

A non-U.S. holder described in the first bullet point above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain recognized on the sale or other taxable disposition of shares of Cheniere Common Stock (which gain may be offset by U.S. source capital losses), even though the non-U.S. holder is not considered a resident of the United States.

A non-U.S. holder who is an individual described in the second bullet point above will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale or other taxable disposition of shares of Cheniere Common Stock, generally in the same manner as if such holder were a U.S. holder. A foreign corporation that falls under the second bullet point above will be subject to tax on such holder’s net gain generally in the same manner as if such holder were a U.S. person as defined under the Code and, in addition, such holder may be subject to the branch profits tax equal to 30% of the holder’s effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty.

A domestic corporation is considered a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Cheniere believes that it is currently not a USRPHC. In the event that Cheniere becomes a USRPHC, so long as Cheniere Common Stock continues to be “regularly traded on an established securities market” within the meaning of applicable Treasury Regulations, only a non-U.S. holder that actually owns, or is treated as owning under applicable constructive ownership rules, within the time period described in the third bullet point above, more than 5% of the shares of Cheniere Common Stock, will be subject to U.S. federal income tax on the disposition thereof.

Information Reporting and Backup Withholding

Generally, dividends paid to a non-U.S. holder of shares of Cheniere Common Stock and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS on IRS Form 1042 and to the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder is generally exempt from backup withholding and information reporting requirements (other than the Form 1042 reporting described above) in respect of payments of dividends made within the United States and the payment of the proceeds from the sale of shares of Cheniere Common Stock effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person and such non-U.S. holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) such non-U.S. holder has otherwise established an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) and applicable Treasury Regulations impose a 30% U.S. federal withholding tax on withholdable payments (as defined below) made to a foreign financial institution, unless such institution enters into an agreement with the Department of Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners, or such institution is otherwise treated as complying with FATCA. FATCA also generally imposes a 30% U.S. federal withholding tax on withholdable payments to a nonfinancial foreign entity unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity. “Withholdable payments” include payments of interest and dividend payments from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States, unless the payments of interest, dividends or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. These withholding and reporting requirements apply currently with respect to dividends on the common stock, but will not apply to withholding on gross proceeds on the sale or other taxable disposition of shares of Cheniere Common Stock unless such a disposition occurs after December 31, 2018. A foreign financial institution located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult their own tax advisors regarding the application of withholding under FATCA to shares of Cheniere Common Stock.

NO DISSENTERS’ OR APPRAISAL RIGHTS

CQH Shareholders do not have appraisal rights under applicable law or contractual appraisal rights under the CQH LLC Agreement or the Merger Agreement.

Under Delaware law, Cheniere Stockholders are not entitled to dissenters’ rights in connection with the issuance of Cheniere Common Stock as contemplated by the Merger Agreement.

VALIDITY OF COMMON STOCK

The validity of shares of Cheniere Common Stock to be issued in the Merger will be passed upon for Cheniere by Sullivan & Cromwell LLP.

LEGAL MATTERS

Certain tax matters relating to the Merger will be passed upon for Cheniere and CQH by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements of Cheniere Energy, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017 refers to a change in the method of accounting for revenue recognition.

The consolidated financial statements of Cheniere Energy Partners LP Holdings, LLC as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Cheniere and CQH file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document filed with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC also maintains an internet site (http://www.sec.gov) that contains the reports, proxy statements and other information filed by Cheniere and CQH electronically with the SEC. In addition, documents filed by Cheniere and CQH can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Cheniere has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of Cheniere Common Stock to be issued in the Merger. This consent solicitation/prospectus constitutes the prospectus of Cheniere filed as part of the registration statement. This consent solicitation/prospectus does not contain all of the information that Cheniere Stockholders and CQH Shareholders can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about Cheniere and CQH and their respective businesses, financial conditions and results of operations and are available for inspection and copying as indicated above.

The SEC allows Cheniere and CQH to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This consent solicitation/prospectus incorporates by reference the documents listed below that Cheniere and CQH have previously filed with the SEC, excluding any information in any Current Report on Form 8-K furnished pursuant to Item 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act. All additional documents filed by Cheniere or CQH with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of the initial registration statement of which this consent solicitation/prospectus forms a part and prior to the effectiveness of such registration statement, and after the date of this consent solicitation/prospectus and prior to the date on which the Merger is consummated are also deemed to be incorporated by reference. However, any documents or portions thereof or any exhibits thereto that Cheniere or CQH furnish to, but do not file with, the SEC will not be incorporated or deemed to be incorporated by reference into this consent solicitation/prospectus.

Cheniere’s Filings (SEC File No. 001-16383)

•	Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 21, 2018, as amended by Amendment No. 1 thereto filed with the SEC on April 30, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the SEC on May 4, 2018;

•	Proxy Statement on Schedule 14A, as filed with the SEC on April 13, 2018;

•	Current Reports on Form 8-K, as filed with the SEC on May 1, 2018, May 4, 2018, May 17, 2018, May 21, 2018, May 23, 2018, May 24, 2018, May 25, 2018, June 19, 2018, July 2, 2018 and July 17, 2018 (excluding for all such Current Reports the information, if any, furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto); and

•	The description of Cheniere Common Stock in the registration statement on Form S-3ASR filed on May 24, 2018, and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning Cheniere at the following address:

Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Attention: Investor Relations Department

713-375-5000

corporatesecretary@cheniere.com

CQH’s Filings (SEC File No. 001-36234)

•	Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 21, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the SEC on May 4, 2018; and

•	Current Reports on Form 8-K filed with the SEC on May 4, 2018, May 8 2018, May 17, 2018 and June 19, 2018 (excluding for all such Current Reports the information, if any, furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto).

You may request a copy of these filings at no cost, by writing or telephoning CQH at the following address:

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 1900

Houston, TX 77002

Attention: Investor Relations Department

713-375-5000

corporatesecretary@cheniere.com

General information about Cheniere and CQH, including Cheniere’s and CQH’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Cheniere’s website at http://www.cheniere.com as soon as reasonably practicable after Cheniere or CQH files them with, or furnishes them to, the SEC. Information on Cheniere’s website is not incorporated into this consent solicitation/prospectus and is not a part of this consent solicitation/prospectus.

In addition, you may also obtain additional copies of this consent solicitation/prospectus or the documents incorporated by reference into this consent solicitation/prospectus by contacting Cheniere’s consent solicitor, at the address and telephone numbers listed below. You will not be charged for any of these documents that you request.

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (866) 342-8290

Email: CQH@dfking.com

To obtain timely delivery of these documents prior to the conclusion of the consent process, CQH Shareholders must request the information no later than                 , 2018.

You should rely only on the information contained or incorporated by reference in this consent solicitation/prospectus. None of Cheniere, CQH or any of their affiliates has authorized anyone to provide you with information different from that contained or incorporated by reference in this consent solicitation/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. The information contained in this consent solicitation/prospectus and the documents incorporated by reference is accurate only as of its respective dates, regardless of the time of delivery of this consent solicitation/prospectus. Cheniere and CQH’s business, financial condition, results of operations and prospects may have changed since those dates.

CHENIERE ENERGY, INC.

CHENIERE ENERGY, INC.

INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of Cheniere consist of an unaudited pro forma consolidated balance sheet as of March 31, 2018, an unaudited pro forma consolidated statement of income for the three months ended March 31, 2018 and an unaudited pro forma consolidated statement of operations for the year ended December 31, 2017, which reflect Cheniere’s transactions with CQH. The unaudited pro forma consolidated financial statements included herein have been derived from the following historical financial statements:

•	the audited consolidated financial statements of Cheniere for the year ended December 31, 2017;

•	the unaudited consolidated interim financial statements of Cheniere for the three months ended March 31, 2018;

•	the audited consolidated financial statements of CQH for the year ended December 31, 2017; and

•	the unaudited consolidated interim financial statements of CQH for the three months ended March 31, 2018.

In April and May 2018, Cheniere acquired a total of 21,453,482 CQH Common Shares in a series of privately negotiated transactions pursuant to share purchase and exchange agreements, in exchange for a total of 10,278,739 unregistered shares of Cheniere. Subsequent to the completion of these transactions, Cheniere’s ownership of CQH was approximately 91.9%.

On June 18, 2018, Cheniere entered into the Merger Agreement with CQH, under which Cheniere will acquire all of the publicly held shares of CQH not already owned by Cheniere in a stock-for-share transaction pursuant to which CQH Shareholders will receive 0.4750 shares of Cheniere Common Stock for each CQH Common Share. Following completion of the Merger, CQH will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Cheniere.

The pro forma adjustments have been prepared as if the acquisition of all publicly held CQH Common Shares not already owned by Cheniere occurred on March 31, 2018 in the case of the unaudited pro forma consolidated balance sheet and on January 1, 2017 in the case of the unaudited pro forma consolidated statements of operations and income. The unaudited pro forma consolidated financial statements should be read in conjunction with the related notes, which are included herein, the financial statements and notes included in Cheniere’s Annual Report on Form 10-K for the year ended December 31, 2017, as recast in its Current Report on Form 8-K, filed on May 23, 2018, and Quarterly Report on Form 10-Q for the three months ended March 31, 2018, and the financial statements and notes included in CQH’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the three months ended March 31, 2018.

The transactions will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 810, Consolidation-Overall-Changes in a Parent’s Ownership Interest in a Subsidiary (“ASC 810”). Because Cheniere controls CQH both before and after the transactions, the changes in Cheniere’s ownership interest in CQH will be accounted for as equity transactions and no gain or loss will be recognized in Cheniere’s consolidated statements of income resulting from the transactions.

The unaudited pro forma consolidated financial statements do not necessarily reflect what Cheniere’s financial position and results of operations would have been if it had wholly owned CQH during the periods presented. In addition, they are not necessarily indicative of its future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to Cheniere’s transactions with CQH, (ii) factually supportable and (iii) with respect to the unaudited pro forma consolidated statements of operations and income, expected to have a continuing impact on Cheniere. The actual adjustments may differ from the pro forma adjustments.

The unaudited pro forma consolidated financial statements give effect to Cheniere’s transactions with CQH for total consideration consisting of executed stock-for-share transactions or the right to receive 0.4750 shares of Cheniere Common Stock for each CQH Common Share.

CHENIERE ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2018

(in millions)

	Cheniere Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$715	$—		$715
Restricted cash	1,696	—		1,696
Accounts and other receivables	606	—		606
Accounts receivable—related party	2	—		2
Inventory	123	—		123
Derivative assets	23	—		23
Other current assets	103	—		103

Total current assets	3,268	—		3,268

Non-current restricted cash	11	—		11
Property, plant and equipment, net	24,474	—		24,474
Debt issuance costs, net	138	—		138
Non-current derivative assets	81	—		81
Goodwill	77	—		77
Other non-current assets, net	292	—		292

Total assets	$28,341	$—		$28,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$21	$—		$21
Accrued liabilities	729	8	(a)	737
Deferred revenue	120	—		120
Derivative liabilities	25	—		25

Total current liabilities	895	8		903

Long-term debt, net	25,656	—		25,656
Non-current derivative liabilities	9	—		9
Other non-current liabilities	74	—		74

Stockholders’ equity
Preferred stock	—	—		—
Common stock	1	—	(b)	1
Treasury stock	(392)	—		(392)
Additional paid-in-capital	3,264	688	(b)	3,952
Accumulated deficit	(4,270)	—		(4,270)

Total stockholders’ deficit	(1,397)	688		(709)
Non-controlling interest	3,104	(696	)(b)	2,408

Total equity	1,707	(8)		1,699

Total liabilities and equity	$28,341	$—		$28,341

CHENIERE ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the three months ended March 31, 2018

(in millions, except per share data)

	Cheniere Historical	Pro Forma Adjustments		Pro Forma
Revenues
LNG revenues	$2,166	$—		$2,166
Regasification revenues	65	—		65
Other revenues	10	—		10
Other—related party	1	—		1

Total revenues	2,242	—		2,242

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,178	—		1,178
Operating and maintenance expense	140	—		140
Development expense	1	—		1
Selling, general and administrative expense	67	—		67
Depreciation and amortization expense	109	—		109

Total operating costs and expenses	1,495	—		1,495

Income from operations	747	—		747

Other income (expense)
Interest expense, net of capitalized interest	(216)	—		(216)
Derivative gain, net	77	—		77
Other income	7	—		7

Total other expense	(132)	—		(132)

Income before income taxes and non-controlling interest	615	—		615
Income tax provision	(15)	—		(15)

Net income	600	—		600
Less: net income attributable to non-controlling interest	243	(36	)(c)	207

Net income attributable to common stockholders	$357	$36		$393

Net income per share attributable to common stockholders—basic	$1.52			$1.54
Net income per share attributable to common stockholders—diluted	$1.50			$1.53

Weighted average number of common shares outstanding—basic	235.5	19.2	(d)	254.7
Weighted average number of common shares outstanding—diluted	238.0	19.2	(d)	257.2

CHENIERE ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2017

(in millions, except per share data)

	Cheniere Historical	Pro Forma Adjustments		Pro Forma
Revenues
LNG revenues	$5,317	—		$5,317
Regasification revenues	260	—		260
Other revenues	21	—		21
Other—related party	3	—		3

Total revenues	5,601	—		5,601

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	3,120	—		3,120
Operating and maintenance expense	446	—		446
Development expense	10	—		10
Selling, general and administrative expense	256	—		256
Depreciation and amortization expense	356	—		356
Restructuring expense	6	—		6
Impairment expense and loss on disposal of assets	19	—		19

Total operating costs and expenses	4,213	—		4,213

Income from operations	1,388	—		1,388

Other income (expense)
Interest expense, net of capitalized interest	(747)	—		(747)
Loss on early extinguishment of debt	(100)	—		(100)
Derivative gain, net	7	—		7
Other income	18	—		18

Total other expense	(822)	—		(822)

Income before income taxes and non-controlling interest	566	—		566
Income tax provision	(3)	—		(3)

Net income	563	—		563
Less: net income attributable to non-controlling interest	956	(44	)(c)	912

Net loss attributable to common stockholders	$(393)	$44		$(349)

Net loss per share attributable to common stockholders—basic and diluted (1)	$(1.68)			$(1.38)
Weighted average number of common shares outstanding—basic and diluted	233.1	19.2	(d)	252.3

(1)	Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

CHENIERE ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Pro Forma Presentation

The Cheniere historical consolidated financial statements and the unaudited pro forma consolidated financial statements include the accounts of Cheniere, its majority owned subsidiaries and entities in which it holds a controlling interest, including the accounts of CQH. All significant intercompany accounts and transactions have been eliminated in consolidation.

The unaudited pro forma consolidated financial statements give effect to the stock-for-share exchanges as equity transactions. The unaudited pro forma consolidated balance sheet gives effect to the acquisition of all publicly held shares of CQH not already owned by Cheniere as if they occurred on March 31, 2018. The unaudited pro forma consolidated statements of operations and income for the year ended December 31, 2017 and three months ended March 31, 2018 give effect to the transactions with CQH as if they occurred on January 1, 2017.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The unaudited pro forma consolidated financial statements are not necessarily indicative of what the actual results of operations or financial position of Cheniere would have been if the transactions had, in fact, occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Cheniere for any future periods or as of any date. The unaudited pro forma consolidated financial statements do not give effect to any cost savings or operating synergies expected to result from the transactions or the costs to achieve these cost savings or operating synergies.

The following is the estimated fair value of the equity consideration for the transactions (in millions, except per share amounts):

Consideration for shares purchased subsequent to March 31, 2018 through privately negotiated stock-for-share transactions:
Total CQH Common Shares exchanged	21.5
Exchange ratio per share (1)	0.4791
Cheniere Common Stock assumed issued	10.3
Cheniere Common Stock closing price (2)	$58.63
Fair value of equity consideration	$603

Consideration for shares proposed to be purchased under the Agreement and Plan of Merger with CQH:
Total CQH Common Shares exchanged	18.7
Exchange ratio per share	0.4750
Cheniere Common Stock assumed issued	8.9
Cheniere Common Stock closing price as of July 16, 2018	$60.99
Fair value of equity consideration	$543

Total consideration:
Total CQH Common Shares exchanged	40.2
Cheniere Common Stock assumed issued	19.2
Fair value of equity consideration	$1,146

(1)	Weighted average exchange ratio of the series of privately negotiated stock-for-share transactions.
(2)	Weighted average closing price of Cheniere Common Stock as of the dates of privately negotiated stock-for-share transactions.

Note 2—Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Consolidated Balance Sheet Adjustments

(a)	Reflects estimated accrued transaction costs of $8 million directly attributable to the transaction. The transaction costs include fees related to financial advisory, legal and other professional services and are expected to be paid in 2018. As the transaction involves the acquisition of non-controlling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to total equity during the periods in which services are rendered.

(b)	The transaction, which involves a change in Cheniere’s ownership interest in its consolidated subsidiary, CQH, has been accounted for as equity transactions in accordance with ASC 810 in preparing these unaudited pro forma consolidated financial statements. The following table reflects pro forma adjustments to components of total equity (in millions):

	Total Stockholders’ Equity					Non- controlling Interest	Total Equity
	Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit
	Shares	Par Value Amount
Shares issued for the transaction	19.2	$—	$—	1,146	$—	$—	$1,146
Transaction costs, net of tax	—	—	—	(8)	—	—	(8)
Eliminate non-controlling interest related to CQH (1)	—	—	—	(450)	—	(696)	1,146

Total pro forma adjustments	19.2	$—	$—	$688	$—	$(696)	$(8)

(1)	Reflects the March 31, 2018 book value of publicly held interest in CQH.

Unaudited Pro Forma Consolidated Statements of Operations and Income Adjustments

(c)	Reclassifies net income (loss) previously allocated to non-controlling interests related to publicly held CQH Common Shares to net income attributable to Cheniere common stockholders. Excludes the effect of any reallocation of amortized costs of the beneficial conversion feature for Cheniere Partners’ Class B units, which amortized through their conversion date of August 2, 2017, as described in Cheniere’s annual report on Form 10-K for the year ended December 31, 2017.

(d)	Reflects the assumed issuance of 19.2 million shares of Cheniere Common Stock in the transaction as if they were outstanding as of January 1, 2017.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC,

CHENIERE ENERGY, INC.

and

COLUMBIA ACQUISITION SUB LLC

Dated as of June 18, 2018

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	A-2
1.2.	Closing	A-2
1.3.	Effective Time	A-2

ARTICLE II

Effect of the Merger; Exchange of Certificates

2.1.	Merger Consideration; Conversion of Company Common Shares	A-2
2.2.	Conversion of Company Common Shares	A-3
2.3.	Cancellation of Excluded Shares	A-3
2.4.	Cancellation of Voting Share	A-3
2.5.	Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity	A-3
2.6.	Merger Sub	A-3

ARTICLE III

Delivery of Merger Consideration; Procedures for Surrender

3.1.	Exchange Agent	A-3
3.2.	Procedures for Surrender	A-4
3.3.	Dividends and Distributions with Respect to Unexchanged Company Common Shares	A-5
3.4.	Transfers	A-5
3.5.	Fractional Shares	A-5
3.6.	Termination of Exchange Fund	A-6
3.7.	Lost, Stolen or Destroyed Certificates	A-6
3.8.	Withholding Rights	A-6
3.9.	Appraisal Rights	A-6
3.10.	Adjustments to Prevent Dilution	A-6

ARTICLE IV

Representations and Warranties

4.1.	Representations and Warranties of the Company	A-7
4.2.	Representations and Warranties of Parent and Merger Sub	A-12

ARTICLE V

Covenants

5.1.	Interim Operations	A-18
5.2.	Reasonable Best Efforts	A-19
5.3.	Filings; Information Supplied	A-19
5.4.	Status	A-20

A-i

Annex A	Defined Terms	AA-1

Exhibit A	Support Agreement

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 18, 2018, by and among Cheniere Energy Partners LP Holdings, LLC, a Delaware limited liability company (the “Company”), Cheniere Energy, Inc., a Delaware corporation (“Parent”), and Columbia Acquisition Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the conflicts committee (the “Conflicts Committee”) of the board of directors of the Company (the “Company Board”) has, acting in good faith, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the merger of the Company with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger“), are fair and reasonable to, and in the best interest of, the Company and the holders of the Company’s common shares representing limited liability company interests in the Company (each such share, a “Company Common Share”) other than Parent and its affiliates (the “Public Shareholders”), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the Company Board approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company Board, upon the recommendation of the Conflicts Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interest of, the Company and the holders of Company Common Shares, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend approval of this Agreement by the members of the Company (the “Members”), and (iv) directed that this Agreement be submitted to the holders of Company Common Shares for their approval by written consent, pursuant to Section 11.10 of the Company Agreement (as defined herein);

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of shares of Parent’s common stock, par value $0.003 per share (the “Parent Common Stock”), in connection with the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, by virtue and in consideration of the Merger, upon the terms and subject to the conditions set forth in this Agreement, the holders of Company Common Shares (other than Excluded Shares (as defined in Section 2.1(b)) shall receive shares of Parent Common Stock as more particularly set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement to the parties’ willingness to enter into this Agreement, Parent, as record and beneficial owner of 212,953,991 Company Common Shares, representing 91.9% of the issued and outstanding Company Common Shares as of the date hereof, is entering into a support agreement with the Company (the “Support Agreement”), the form of which is attached as Exhibit A hereto, pursuant to which and on the terms and subject to the conditions thereof, Parent has agreed to vote the Company Common Shares beneficially owned by it in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended

(the “Code”), and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, whereupon the Company shall cease to exist. Merger Sub shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), and the existence of Merger Sub, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as otherwise set forth herein. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement, Section 12.5 of the Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “Company Agreement”), and the applicable provisions of the Delaware Limited Liability Company Act, as amended (the “DLLCA”).

1.2.    Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the first Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided that the Closing shall not occur on or prior to the record date for the Second Quarter Distribution (as defined in Section 5.11) (the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or a day on which the Secretary of State of the State of Delaware is required or authorized to close.

1.3.    Effective Time. As promptly as practicable on the Closing Date and concurrently with the Closing, Merger Sub will cause a Certificate of Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 18-209 of the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Effect of the Merger; Exchange of Certificates

2.1.    Merger Consideration; Conversion of Company Common Shares.

(a)    At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or the holder of any limited liability company interest of the Company, each Company Common Share issued and outstanding immediately prior to the Effective Time other than Excluded Shares (such Company Common Shares, the “Eligible Shares”) shall be converted into the right to receive 0.475 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable Parent Common Stock (the total number of such shares of Parent Common Stock, the “Merger Consideration”).

(b)    For the purposes of this Agreement, “Excluded Shares” means Company Common Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent, and in each case, not held on behalf of third parties.

2.2.    Conversion of Company Common Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any limited liability company interest of the Company, all of the Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration in respect of such Eligible Shares the right, if any, to receive cash in lieu of fractional shares pursuant to Section 3.5 and any dividends or other distributions pursuant to Section 3.3 and the right, if any, to receive payment of any declared but unpaid dividend or distribution, the record date for which is prior to the Effective Time, by the Company.

2.3.    Cancellation of Excluded Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any limited liability company interest of the Company, each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist as of the Effective Time.

2.4    Cancellation of Voting Share. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any limited liability company interest of the Company, the Company voting share representing a limited liability company interest in the Company (the “Company Voting Share”) shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist as of the Effective Time.

2.5    Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.

(a)    As of the Effective Time, the Certificate of Formation of Merger Sub in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of formation of the Surviving Entity from and after the Effective Time, except that the name of the Surviving Entity shall be “Cheniere Energy Partners LP Holdings, LLC”, and thereafter may be amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b)    As of the Effective Time, the Limited Liability Company Agreement of Merger Sub as in effect immediately prior to the Effective Time shall remain unchanged and shall be the limited liability company agreement of the Surviving Entity from and after the Effective Time, except that the name of the Surviving Entity shall be “Cheniere Energy Partners LP Holdings, LLC”, and thereafter may be amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.9.

2.6    Merger Sub. At the Effective Time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time as the limited liability company interests of the Surviving Entity in the Merger. Parent, as the holder of such limited liability company interests of Merger Sub, shall continue as the sole member of the Surviving Entity from and after the Effective Time.

ARTICLE III

Delivery of Merger Consideration; Procedures for Surrender

3.1.    Exchange Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with an exchange agent selected by Parent with the Company’s prior approval prior to the Closing Date (which approval shall not be unreasonably conditioned, withheld or delayed) (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (a) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form comprising the amount required to be delivered by Parent in exchange for the Eligible Shares pursuant to Article II and (b) an aggregate amount of cash comprising the estimated maximum aggregate amount of cash required to be paid in lieu of any fractional shares pursuant to Section 3.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.3, and additional cash required to be paid in lieu of any fractional shares pursuant to Section 3.5 and any other amounts required to be paid under this Agreement. Such shares of Parent Common Stock, cash in lieu of any fractional shares payable pursuant to Section 3.5 and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1 are referred to in this Agreement collectively as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided that any investment of such portion of the Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Eligible Shares pursuant to this Agreement. In addition, prior to the Effective Time, Parent shall deposit with the transfer agent for the Company an amount of cash sufficient to effect the payment of any declared but unpaid Company distributions, the record date for which is prior to the Effective Time, if any.

3.2.    Procedures for Surrender.

(a)    Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of any (i) Certificates or (ii) Book-Entry Shares not held through The Depositary Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.7) or transfer of the Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (B) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) or transferring the Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions, in each case, to which such holders are or may be entitled pursuant to the terms of this Agreement. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date (or if Closing occurs after 11:30 a.m. (New York Time) on the Closing Date, on the first Business Day after the Closing Date), upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions, in each case, to which the beneficial owners thereof are or may be entitled pursuant to the terms of this Agreement.

(b)    Upon surrender to the Exchange Agent of (i) a Certificate, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 3.7), or (ii) a Book-Entry Share, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Shares held through DTC, in accordance with DTC’s customary procedures and such other procedures as agreed by the Company, Parent, the Exchange Agent and DTC, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, after giving effect to any required Tax withholdings as provided in Section 3.8, (i) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Article II and (ii) a check in the amount of (A) any cash in lieu of fractional shares payable pursuant to Section 3.5 plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.3.

(c)    No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Certificate or ledger entry relating to Book-Entry Shares formerly representing Company Common Shares that have been so surrendered shall be cancelled by the Exchange Agent.

(d)    In the event of a transfer of ownership of any Certificate that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with a check for any cash in lieu of fractional shares pursuant to Section 3.5 (after giving effect to any required Tax withholdings as provided in Section 3.8) to be paid upon due surrender of the Certificate and any other dividends or distributions pursuant to Section 3.3, may be issued and/or paid to such a transferee if the Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. With respect to Book-Entry Shares, payment of the applicable Merger Consideration and any cash in lieu of fractional shares pursuant to Section 3.5 and any dividends or other distributions pursuant to Section 3.3 shall be made only to the Person in whose name such Book-Entry Shares are registered in the transfer books of the Company as of the Effective Time.

3.3.    Dividends and Distributions with Respect to Unexchanged Company Common Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.7) or Book-Entry Share is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following such surrender, there shall be issued and/or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article III, without interest, (a) at the time of such surrender, the dividends or other distributions with a record date and payment date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

3.4.    Transfers. From and after the Effective Time, there shall be no transfers on the transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time.

3.5.    Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued upon the conversion of Eligible Shares pursuant to Section 2.1. All fractional shares of Parent Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to Section 2.1 shall be aggregated and rounded to three decimal places. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 3.5 shall be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (A) the aggregated amount of the fractional share interest in shares of Parent Common Stock to which such holder would, but for this Section 3.5, be entitled and (B) an amount equal to the average of the volume weighted average price per share of Parent Common Stock on the NYSE American (the “NYSE American”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Effective Time. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 3.5 to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

3.6.    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed as of the date that is 180 calendar days after the Effective Time shall be delivered to Parent. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of any cash, dividends and other distributions in respect thereof deliverable or payable pursuant to Section 2.1, Section 3.3 and Section 3.5, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Eligible Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Eligible Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Eligible Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 4.1(d)(i)) or other entity of any kind or nature.

3.7.    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

3.8.    Withholding Rights. Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts (in cash or shares of Parent Common Stock) as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, as the case may be, such withheld amounts (a) shall be timely remitted by Parent, the Surviving Entity or the Exchange Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as the case may be.

3.9.    Appraisal Rights. In accordance with Section 18-210 of the DLLCA and Section 12.3(e) of the Company Agreement, no appraisal rights shall be available to holders of Company Common Shares in connection with the Merger.

3.10.    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VII, the issued and outstanding Company Common Shares or securities convertible or exchangeable into or exercisable for Company Common Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any subdivision, reclassification, split (including a reverse split), stock or share dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a dividend or distribution payable in stock or share with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of Company Common Shares and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items, as so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 3.10 shall be construed to permit the Company or Parent to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

ARTICLE IV

Representations and Warranties

4.1.    Representations and Warranties of the Company. Except as set forth (i) other than with respect to Sections 4.1(a), 4.1(b) and 4.1(c), in the forms, statements, certifications, reports and documents filed with or furnished by the Company to the Securities and Exchange Commission (the “SEC”) (including the exhibits and schedules thereto) between December 31, 2016 and the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)    Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company or other entity in each jurisdiction where such qualification is necessary, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partner interests or, in the case of a member-managed limited liability company, the managing member) is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; and (ii) “Material Adverse Effect” means, with respect to the Company or with respect to Parent, as applicable, any change, event, occurrence or effect that, individually or taken together with any other changes, events, occurrences or effects, (x) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), liabilities, business, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries (other than the Company and its Subsidiaries) (collectively, the “Parent Group Entities”), taken as a whole, as applicable; provided, however, that none of the following, and no change, event, occurrence or effect, individually or in the aggregate, arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) any changes generally affecting domestic or international economic conditions or domestic or international financial, capital, credit, debt or securities markets;

(B) any changes in conditions generally affecting the natural gas liquefaction and distribution industry;

(C) any change in the market price or trading volume of any of the Company’s or Parent’s securities (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such change has resulted in or contributed to a Material Adverse Effect);

(D) any failure, in and of itself to meet any internal or publicly available projections, forecasts, estimates or predictions (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such failure has resulted in or contributed to a Material Adverse Effect);

(E) the execution, delivery and performance of this Agreement, or the public announcement or pendency of this Agreement, the Merger or any of the other transactions contemplated by this Agreement;

(F) any changes or proposed changes in U.S. generally accepted accounting principles (“GAAP”) or in Laws applicable to the Company or Parent or the interpretation, application or enforcement thereof;

(G) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities; or

(H) any action required to be taken pursuant to or in compliance with this Agreement or by Law;

provided that any change, effect, event or occurrence referred to in clauses (A), (B), (F) and (G) shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, or the Parent Group Entities, taken as a whole, as applicable, relative to the adverse effect on other companies in the natural gas liquefaction and distribution industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Material Adverse Effect); or (y) prevents, or would reasonably be expected to prevent, materially delay or impair the ability of the Company or Parent and Merger Sub, as applicable, to consummate the Merger or the other transactions contemplated by this Agreement.

(b)    Capital Structure. As of the close of business on June 15, 2018, there are 231,700,000 Company Common Shares outstanding; in addition, the Company has one sole Company Voting Share outstanding entitled to vote in the election of the Company’s directors, which is held by Parent. All of the outstanding Company Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Company Common Shares reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, except to the extent existing under the organizational documents of such Subsidiary or pursuant to applicable Law (each, a “Lien”). Except as set forth in the Company Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Company Common Shares on any matter.

(c)    Corporate Authority; Approval and Fairness.

(i)    The Company has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to approval of this Agreement by the affirmative vote or consent of holders of a majority of the outstanding Company Common Shares entitled to vote on such matter (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(ii)    As of the date of this Agreement, the Conflicts Committee has, acting in good faith, unanimously (A) determined that this Agreement and transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interest of, the Company and the Public Shareholders, (B) approved this Agreement and the transactions contemplated hereby, including the Merger, and (C) recommended that the Company Board approve this Agreement and the transactions contemplated hereby, including the Merger.

(iii)    As of the date of this Agreement, the Company Board, upon the recommendation of the Conflicts Committee, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to, and are in the best interest of, the Company and the holders of Company Common Shares, (B) approved this Agreement and the transactions contemplated hereby, including the Merger, (C) resolved to recommend approval of this Agreement by the Members, and (D) directed that this Agreement be submitted to the holders of Company Common Shares for their approval by written consent pursuant to Section 11.10 of the Company Agreement.

(d)    Governmental Filings; No Violations; Certain Contracts.

(i)    Except for (A) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of a consent statement relating to the Requisite Company Vote to be held in connection with this Agreement (as amended or supplemented from time to time, the “Consent Statement/Prospectus”); (B) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated by this Agreement; (C) the filing of the Certificate of Merger and other appropriate merger documents required by the DLLCA with the Secretary of State of the State of Delaware; and (D) compliance with the applicable requirements of the NYSE American, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be obtained by the Company from, any domestic, foreign or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity of any nature (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(ii)    Subject to receipt of the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of formation of the Company or the Company Agreement or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 4.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of this clause (B), for any breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(e)    Company Reports; Financial Statements.

(i)    The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2016 (the “Applicable Date”) (the forms, statements, reports, certifications and documents filed or furnished to the SEC, including any amendments thereto, the “Company Reports”). Since the Applicable Date each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports filed or furnished to the SEC since the Applicable Date did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements with respect to information supplied by (or which will be supplied by) or on behalf of Parent, as to which the Company makes no representation or warranty. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Company Reports. As of the date of this Agreement, no enforcement action by the staff of the SEC has been initiated against the Company relating to disclosure contained or omitted from any Company Report.

(ii)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) since the Applicable Date fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports since the Applicable Date (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f)    No Adverse Changes. Since December 31, 2017, there has not been a Material Adverse Effect with respect to the Company.

(g)    Litigation and Liabilities.

(i)    As of the date of this Agreement, there are no civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Proceedings”) pending or threatened in writing against the Company or any of its Subsidiaries, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(ii)    Except (A) as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) or in any Company Report filed prior to the date of this Agreement, (B) obligations or liabilities incurred in the ordinary course of business since December 31, 2017 and (C) obligations or liabilities arising or incurred in connection with the Merger or any other transaction contemplated by this Agreement, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and required by GAAP to be set forth on a consolidated balance sheet of the Company, and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state, or local judicial, regulatory, administrative or permitting agency proceedings, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(h)    Compliance with Laws; Licenses. Since the Applicable Date, the businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction or decree, of any Governmental Entity (collectively, “Laws”), except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company and its Subsidiaries have each obtained and are in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct their respective businesses as presently conducted, except for those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. No suspension or cancellation of any License is pending or threatened in writing, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(i)    Material Contracts.

(i)    Except for this Agreement or as filed with or publicly furnished to the SEC prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, a “Material Contract”).

(ii)    Except for breaches, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (A) each Material Contract is valid and in full force and effect and (B) neither the Company nor any of its Subsidiaries, nor any other party to a Material Contract, has taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a breach or a default under the provisions of such Material Contract.

(j)    Takeover Statutes. The Company has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Agreement.

(k)    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company:

(i)    all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with applicable Law, and all such Tax Returns are, or were at the time of filing, true and complete in all respects;

(ii)    the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to matters contested in good faith or for which adequate reserves have been established;

(iii)    no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding Taxes or Tax Returns of the Company or any of its Subsidiaries is currently pending or has been proposed or threatened in writing, and no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or for which the Company or any of its Subsidiaries has not made adequate provision;

(iv)    neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and the applicable treasury regulations promulgated thereunder;

(v)    there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings;

(vi)    neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or Tax indemnity agreement pursuant to which it is liable for the Taxes of any Person other than the Company, any of its Subsidiaries or a Parent Group Entity (other than agreements entered into in the ordinary course of business and the primary purpose of which is not to govern the sharing of Taxes); and

(vii)    the Company is treated as a corporation for United States federal income Tax purposes and will continue to be so treated until the effective time of the Merger.

As used in this Agreement, (A) the term “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee; and (B) the term “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(l)    Opinion of Financial Advisor. As of the date of this Agreement, the Conflicts Committee has received the opinion of Jefferies LLC, financial advisor to the Conflicts Committee, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the Company and the Public Shareholders. A copy of such opinion will be made available to Parent as soon as practicable following the date of this Agreement for informational purposes only.

(m)    Brokers and Finders. Except for Jefferies LLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.2.    Representations and Warranties of Parent and Merger Sub. Except as set forth, other than with respect to Sections 4.2(a), 4.2(b) and 4.2(c), in the forms, statements, certifications, reports and documents filed with or furnished by Parent to the SEC (including the exhibits and schedules thereto) between December 31, 2016 and the date of this Agreement pursuant to the Exchange Act or the Securities Act (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)    Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Parent Group

Entity has all requisite power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where such qualification is necessary, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Parent has made available to the Company true and complete copies of the organizational documents of Parent and Merger Sub. All such organizational documents are in full force and effect and neither Parent nor Merger Sub is in violation of any provision thereof.

(b)    Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 480,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the close of business on June 15, 2018, there are 248,120,753 shares of Parent Common Stock outstanding and no shares of Parent Preferred Stock outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable. Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance, except that, as of June 15, 2018, there were (i) 8,396,301 shares of Parent Common Stock reserved for issuance pursuant to Parent’s Amended and Restated 2003 Stock Incentive Plan, as amended, the 2011 Incentive Plan, as amended, the 2015 Employee Inducement Incentive Plan and the 2015 Long-Term Cash Incentive Plan, (ii) 14,608,331 shares of Parent Common Stock reserved for issuance pursuant to Parent’s Convertible Unsecured Notes due 2021, (iii) 47,108,466 shares of Parent Common Stock reserved for issuance pursuant to CCH Holdco II, LLC’s 11.0% Convertible Senior Secured Notes due 2025 and (iv) 4,516,549 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 4.25% Convertible Senior Notes due 2045. Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries (other than the Company and its Subsidiaries) is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Liens. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Parent Group Entities to issue or sell any shares of capital stock or other securities of the Parent Group Entities or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Parent Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth above, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(c)    Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and transactions contemplated by this Agreement, including the Merger and the issuance of the Parent Common Stock as Merger Consideration. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement (including the issuance of the Parent Common Stock as Merger Consideration). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)    Governmental Filings; No Violations; Certain Contracts.

(i)    Except for (A) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of a registration statement on Form S-4 with respect to the issuance of shares of Parent Common Stock in connection with the Merger (together with any amendments or supplements thereto, the “Registration Statement”, with the Consent Statement/Prospectus constituting a part thereof); (B) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated by this Agreement; (C) the filing of the Certificate of Merger and other appropriate merger documents required by the DLLCA with the Secretary of State of the State of Delaware; and (D) compliance with the applicable requirements of the NYSE American, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by a Parent Group Entity with, nor are any required to be obtained by a Parent Group Entity from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement (including the issuance of the Parent Common Stock as Merger Consideration), except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(ii)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent, the certificate of formation or limited liability company agreement of Merger Sub or the organizational documents of any other Parent Group Entity, or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Parent Group Entities pursuant to any Contracts binding upon the Parent Group Entities or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 4.2(d)(i), under any Law to which a Parent Group Entity is subject, except, in the case of this clause (B), for any breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(e)    Parent Reports; Financial Statements.

(i)    Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports, certifications and documents filed or furnished to the SEC, including any amendments thereto, the “Parent Reports”). Since the Applicable Date each of the Parent Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports filed or furnished to the SEC since the Applicable Date did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent Reports. As of the date of this Agreement, no enforcement action by the staff of the SEC has been initiated against Parent relating to disclosure contained or omitted from any Parent Report.

(ii)    Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) since the Applicable Date fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Parent Reports since the Applicable Date (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date of this Agreement, will fairly present the results of operations, earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f)    Litigation and Liabilities.

(i)    As of the date of this Agreement, there are no Proceedings pending or threatened in writing against the Parent Group Entities, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. No Parent Group Entity is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(ii)    Except (A) as reflected or reserved against in Parent’s consolidated balance sheets (and the notes thereto) or in any Parent Report filed prior to the date of this Agreement, (B) obligations or liabilities incurred in the ordinary course of business since December 31, 2017 and (C) obligations or liabilities arising or incurred in connection with the Merger or any other transaction contemplated by this Agreement, there are no obligations or liabilities of the Parent Group Entities, whether or not accrued, contingent or otherwise and required by GAAP to be set forth on a consolidated balance sheet of Parent, and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(g)    Compliance with Laws; Licenses. Since the Applicable Date, the businesses of each of the Parent Group Entities have not been, and are not being, conducted in violation of any Laws, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. No investigation or review by any Governmental Entity with respect to any of the Parent Group Entities is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Each of the Parent Group Entities has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. No suspension or cancellation of any License is pending or threatened in writing, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent.

(h)    Material Contracts.

(i)    Except for this Agreement or as filed with or publicly furnished to the SEC prior to the date of this Agreement, no Parent Group Entity is a party to or bound by any Material Contract.

(ii)    Except for breaches, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, (A) each Material Contract is valid and in full force and effect and (B) no Parent Group Entity, nor any other party to a Material Contract, has taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a breach or a default under the provisions of such Material Contract.

(i)    Capitalization of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are validly issued and outstanding and are, and at the Effective Time will be, owned by Parent. Parent is, and at the Effective Time will be, the sole member of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(j)    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent:

(i)    all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Parent Group Entities have been filed when due in accordance with applicable Law (taking into account any extension of time within which to file), and all such Tax Returns are, or were at the time of filing, true and complete in all respects;

(ii)    each of the Parent Group Entities has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to matters contested in good faith or for which adequate reserves have been established;

(iii)    no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding a Parent Group Entity’s Taxes or Tax Returns is currently pending or has been proposed or threatened in writing, and no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any Parent Group Entity which has not been fully paid or for which the Parent Group Entities have not made adequate provision;

(iv)    no Parent Group Entity has engaged in a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and the applicable treasury regulations promulgated thereunder;

(v)    there are no Liens for Taxes upon any of the assets of any Parent Group Entity, other than statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings;

(vi)    no Parent Group Entity is a party to any Tax sharing, Tax allocation or Tax indemnity agreement pursuant to which it is liable for the Taxes of any Person other than the Company, any of its Subsidiaries or another Parent Group Entity (other than agreements entered into in the ordinary course of business and the primary purpose of which is not to govern the sharing of Taxes); and

(vii)    Each of Parent and Merger Sub is treated as a corporation for U.S. federal income Tax purposes and will continue to be so treated until the Closing Date.

(k)    Real Property; Rights-of-Way.

(i)    Each Parent Group Entity has good, valid and marketable title to all real property, a good and valid leasehold interest in each material lease, sublease and other agreement under which such Parent Group Entity uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by such Parent Group Entity that is sufficient for the operation of its business as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent. As used in this Agreement, the term “Permitted Liens” means all: (A) mechanic’s, materialmen’s, carrier’s, workmen’s, repairmen’s, vendor’s, operator’s or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities, subject thereto, provided that the Parent Group Entities have set aside adequate reserves for the payment of such Liens and all interest and penalties thereon and (B) Liens for Taxes that are not due and payable.

(ii)    Each Parent Group Entity has such consents, easements, rights-of-way, permits and Licenses (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent. Each Parent Group Entity has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent.

(iii)    (A) To the extent located in jurisdictions subject to zoning, the assets of the Parent Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the Parent Group Entities, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, and (B) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a Material Adverse Effect with respect to Parent.

(iv)    Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, no real property asset (or any part of any real property asset) owned or leased by a Parent Group Entity has been damaged or injured as a result of any fire, explosion, accident, flood, or other casualty that is not now fully restored.

(l)    No Adverse Changes.

(i)    Since December 31, 2017, there has not been a Material Adverse Effect with respect to Parent; and

(ii)    Since December 31, 2017, there has not been any material damage, destruction or loss to any material portion of the assets of the Parent Group Entities, whether or not covered by insurance.

(m)    Environmental Matters.

(i)    Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent:

(A)    the Parent Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws;

(B)    no circumstances exist with respect to the Parent Group Entities, their assets or their operations relating thereto that give rise to an obligation by the Parent Group Entities to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(C)    there has been no release of any Hazardous Material into the environment by the Parent Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law, and

(D)    there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations.

(ii)    As used in this Agreement, (A) the term “Environmental Law” means, without limitation, the following laws, as amended: (n) the Resource Conservation and Recovery Act, (o) the Clean Air Act, (p) the Comprehensive Environmental Response, Compensation, and Liability Act, (q) the Federal Water Pollution Control Act, (r) the Safe Drinking Water Act, (s) the Toxic Substances Control Act, (t) the Emergency Planning and Community Right-to Know Act, (u) the National Environmental Policy Act, (v) the Pollution Prevention Act of 1990, (w) the Oil Pollution Act of 1990, (x) the Hazardous Materials Transportation Act, (y) the Occupational Safety and Health Act, and (z) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment, and (B) the term “Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (v) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law, (w) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials, (x) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof, (y) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel, or (z) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

(n)    Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, (i) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industry in which Parent operates, (ii) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (iii) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Group Entities other than in the ordinary course of business.

(o)    Condition of Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

(p)    Brokers and Finders. Except for J.P. Morgan Chase & Co., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants

5.1.    Interim Operations.

(a)    After the date of this Agreement and prior to the earlier of the termination of this Agreement and the Effective Time, except (A) as required by applicable Law or (B) as otherwise expressly required by this Agreement, each of the Company and Parent will not, and agrees that it will cause its respective Subsidiaries not to, in each case without the prior written consent of the Company (with respect to actions to be taken by the Parent Group Entities) or Parent (with respect to actions to be taken by the Company or the Company’s Subsidiaries) (which consent will not be unreasonably withheld, delayed or conditioned):

(i)    make any material change to the nature of its business and operations;

(ii)    make any change to its organizational documents as in effect on the date of this Agreement in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement, or (B) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto;

(iii)    waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Material Adverse Effect on the Company or Parent, as applicable;

(iv)    recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation, in each case, that would (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(v)    make any material change to its accounting principles or practices, except as may be required as a result of a change in GAAP; or

(vi)    agree, authorize or commit to do any of the foregoing.

(b)    From the date of this Agreement until the Closing Date, each of the Company and Parent shall promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(b) shall not limit or otherwise affect the remedies available hereunder to the notified party. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent agrees that it will not, and it will cause its Subsidiaries not to, exercise any right to purchase Company Common Share pursuant to the Company Agreement.

5.2.    Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (b) using reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (collectively, an “Order”), and (c) in the event that any permanent, preliminary or temporary injunction, decision, restraining order or other order is issued, using reasonable best efforts to lift or rescind any injunction, decision, restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated in this Agreement.

5.3.    Filings; Information Supplied.

(a)    Consent Statement/Prospectus Filing. The Company and Parent agree to cooperate in the preparation of the Consent Statement/Prospectus and Registration Statement. The Company shall file with the SEC the Consent Statement/Prospectus, and Parent shall file with the SEC the Registration Statement (which Registration Statement shall include the Consent Statement/Prospectus constituting a part thereof), each as promptly as practicable. Parent and the Company shall use their respective reasonable best efforts to have the Registration

Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement, and the Company shall promptly thereafter mail the Consent Statement/Prospectus, which shall include a form of consent that may be executed by holders of Company Common Shares in connection with the approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 11.10 of the Company Agreement, to the holders of Company Common Shares. Parent shall also use its reasonable best efforts to satisfy prior to the effective date of the Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement.

(b)    Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Consent Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger.

(c)    No Material Misstatements. Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Consent Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to holders of Company Common Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Consent Statement/Prospectus and Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

5.4.    Status. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices, comments, requests for any amendment or supplement of the information provided to the Governmental Entity or for additional information, or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger or the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

5.5.    Stock Exchange Listing and Delisting. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE American subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE American to enable the delisting by Parent and the Surviving Entity of the Company Common Shares from the NYSE American and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

5.6.    Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company (including the Conflicts

Committee). Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger or the other transactions contemplated by this Agreement without prior consultation with the other parties, except as may be required by applicable Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcements to the extent reasonably practicable; and the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

5.7.    Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or the members of the Company Board relating to the Merger, this Agreement or any of the transactions contemplated by this Agreement, provided that the Company shall in any event control such defense and/or settlement; provided further that the Company shall not settle any such litigation without the consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed).

5.8.    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party incurring such expenses, except that Parent shall pay for any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus and the costs of printing and mailing of the Consent Statement/Prospectus.

5.9.    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, each of Parent and the Surviving Entity agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent and the Surviving Entity shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director, officer and employee of the Company (each, an “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, officer or employee of the Company or services performed by such Person at the request of the Company (including acting, at the request of the Company, as a director, officer, employee, partner, manager, fiduciary or trustee of any other Person) at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or the advancement right of any Indemnified Person.

(b)    From and after the Effective Time, Parent shall cause to be maintained in effect provisions of the Limited Liability Company Agreement of the Surviving Entity that are in effect as of the date hereof regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby). If the Company and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period an amount equal to six multiplied by 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)    If Parent, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e)    The rights of each Indemnified Person under this Section 5.9 shall be in addition to any rights such Person may have under the Company Agreement, under the Limited Liability Company Agreement of the Surviving Company, under Delaware Law or any other applicable Law, or under any other agreement of such Indemnified Person with the Company. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

5.10.    [Intentionally Omitted.]

5.11.    Dividends and Distributions. Subject to applicable Law and the Company Agreement, the Company and Parent shall coordinate to designate the record date for the regular quarterly cash dividend on the Company Common Shares that is paid or payable during the calendar quarter ending September 30, 2018 (the “Second Quarter Distribution”) so that the record date for any such dividend precedes the Effective Time. Subject to applicable Law, the Second Quarter Distribution shall not be less than $0.56 per Company Common Share without approval of the Conflicts Committee. Subject to Section 3.1, any dividend or distribution declared by the Company shall be payable solely out of the assets of the Company or the Surviving Entity, regardless of whether the payment date for such distribution is prior to or after the Effective Time.

5.12.    Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company or acquisitions of shares of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or who will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

5.13.    Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, none of Parent, the Company or any of their Subsidiaries shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal (without cause) of any director of the Company Board that is a member of the Conflicts Committee either as a member of the Company Board or the Conflicts Committee, without the affirmative vote of the Company Board, including the affirmative vote of a majority of the members of the

Conflicts Committee. For the avoidance of doubt, this Section 5.13 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Company Agreement.

5.14.    Reorganization Treatment.

(a)    Parent, Merger Sub and the Company intend that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(b)    Each of Parent, Merger Sub and the Company (i) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify, (ii) shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law, and (iii) shall use their reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the tax opinion referred to in Section 6.3(c).

(c)    Parent, Merger Sub and the Company hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)    None of Parent, Merger Sub or the Company shall, nor shall they permit their Subsidiaries to, take any action, and Parent, Merger Sub and the Company shall not, and shall ensure that their Subsidiaries do not, fail to take any action, which action or failure would prevent or impede the Merger from qualifying (or reasonably would be expected to cause the Merger to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

Conditions

6.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    Member Approval. This Agreement shall have been duly approved in accordance with applicable Law by written consent without a meeting in accordance with Section 11.10 of the Company Agreement by Members holding Company Common Shares constituting the Requisite Company Vote (the “Written Consent”), and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(a) shall not imply that the Written Consent is permitted to be amended, modified, withdrawn, terminated or revoked following execution by Members constituting the Requisite Company Vote.

(b)    No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order.

(c)    NYSE American. The shares of Parent Common Stock issuable to the holders of Eligible Shares pursuant to this Agreement shall have been authorized for listing on the NYSE American, subject to official notice of issuance.

(d)    Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC unless subsequently withdrawn.

6.2.    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Notwithstanding anything herein to the contrary, the conditions set forth in this Section 6.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 4.1(c) (Corporate Authority; Approval and Fairness) and 4.1(j) (Takeover Statutes) which must be true and correct in all material respects, and Sections 4.1(a) (Organization, Good Standing and Qualification) and 4.1(b) (Capital Structure), which must be true and correct in all respects, other than any de minimis inaccuracies) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c)    Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read this Section 6.2, and the conditions set forth in this Section 6.2 have been satisfied.

6.3.    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Notwithstanding anything herein to the contrary, the conditions set forth in this Section 6.3(a) shall be deemed to have been satisfied even if any representations and warranties of Parent (other than Section 4.2(c) (Corporate Authority), which must be true and correct in all material respects, and Sections 4.2(a) (Organization, Good Standing and Qualification) and 4.2(b) (Capital Structure), which must be true and correct in all respects, other than any de minimis inaccuracies) are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(b)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect with respect to Parent.

(c)    Tax Opinion. The Company shall have received a written opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to the Company Board and dated as the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion and subject to the qualifications and limitations as may be set forth therein, for United States federal income tax purposes, the Merger will be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations contained in certificates of officers of the Company, Parent and Merger Sub, reasonably satisfactory in form and substance to Sullivan & Cromwell LLP and dated as of the Closing Date.

(d)    Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 6.3 and the conditions set forth in this Section 6.3 have been satisfied.

ARTICLE VII

Termination

7.1.    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consent shall have been obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

7.2.    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a)    the Merger shall not have been consummated by December 18, 2018, whether such date is before or after the Written Consent shall have been obtained (the “Termination Date”); or

(b)    any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Written Consent shall have been obtained);

provided that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

7.3.    Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

7.4.    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a)

or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

7.5.    Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement and (ii) the provisions set forth in this Section 7.5 and the second sentence of Section 8.1 shall survive the termination of this Agreement. As used in this Agreement, the phrase “knowing and intentional” means, with respect to any act or omission, the taking of a deliberate act or omission, which act or omission constitutes in and of itself a breach, even if breaching was not the conscious object of the act or omission.

ARTICLE VIII

Miscellaneous and General

8.1.    Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article III and Sections 5.8 (Expenses), 5.9 (Indemnification; Directors’ and Officers’ Insurance) and 5.14(b)(ii) (Reorganization Treatment) shall survive the consummation of the Merger and the other transactions contemplated by this Agreement. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 5.8 (Expenses) and 7.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger and the other transactions contemplated by this Agreement or the termination of this Agreement.

8.2.    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, solely by a written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to the Conflicts Committee for its consideration, and permitted the Conflicts Committee not less than three (3) Business Days to make a recommendation to the Company Board with respect thereto (for the avoidance of doubt, the Company Board shall in no way be obligated to follow the recommendation of the Conflicts Committee and the Company Board shall be permitted to take action following the expiration of such three (3) Business Day period); provided, further, that following receipt of the Requisite Company Vote, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the holders of Company Common Shares, without such approval.

8.3.    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing; provided, further, that the Company Board may not take or authorize any such action unless it has first referred such action to the Conflicts Committee for its consideration, and permitted the Conflicts Committee not less than three (3) Business Days to make a recommendation to the Company Board with respect thereto (for the avoidance of doubt, the Company Board shall in no way be obligated to follow the recommendation of the Conflicts Committee and the Company Board shall be permitted to take action following the expiration of such three (3) Business Day period). The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

8.4.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the other transactions contemplated by this Agreement were not consummated and the holders of Company Common Shares did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d)    To the extent that any party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

8.6.    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Cheniere Energy, Inc. 700 Milam, Suite 1900
Houston, TX 77002
Attn:	Sean N. Markowitz
Fax:	(713) 375-6659
Email:	sean.markowitz@cheniere.com

With a copy to:

Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004
Attn:	Francis J. Aquila
Krishna Veeraraghavan
Fax:	(212) 558-3588
Email:	aquilaf@sullcrom.com
veeraraghavank@sullcrom.com

If to the Company:

Cheniere Energy Partners LP Holdings, LLC 700 Milam, Suite 1900
Houston, TX 77002
Attn:	Sean N. Markowitz
Fax:	(713) 375-6659
Email:	sean.markowitz@cheniere.com

With a copy to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street, Wilmington, DE 19801
Attn:	Srinivas M. Raju
Kenneth E. Jackman
Fax:	(302) 498-7701
Email:	raju@rlf.com
jackman@rlf.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

8.7.    Entire Agreement. This Agreement (including any exhibits hereto), the Support Agreement and the Company Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

8.8.    No Third-Party Beneficiaries. Except, but only from and after the Effective Time, as provided in (i) Section 5.9 (Indemnification; Directors’ and Officers’ Insurance) and (ii) Article II, which, from and after the Effective Time, shall be for the benefit of any Person entitled to payment thereunder, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9.    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

8.10.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by the Company in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

8.11.    Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

8.12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.13.    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)    The Company has or may have set forth information in the Company Disclosure Letter in a section of such letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. No item is required to be set forth in the Company Disclosure Letter as an exception to a representation or warranty (or covenant, if applicable) if its absence is not reasonably likely to result in the related representation or warranty (or covenant, if applicable) being deemed untrue or incorrect in any material respect, and the mere inclusion of an item in the Company Disclosure Letter shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company.

8.14.    Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the holders of Company Common Shares under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

By:	/s/ Sean N. Markowitz
Name:	Sean N. Markowitz
Title:	General Counsel and Corporate Secretary

CHENIERE ENERGY, INC.

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Executive Vice President and Chief Financial Officer

COLUMBIA ACQUISITION SUB LLC

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

Terms	Section
Affiliate	5.6
Agreement	Preamble
Applicable Date	4.1(e)(i)
Bankruptcy and Equity Exception	4.1(c)(i)
Book-Entry Share	2.2
Business Day	1.2
Certificate	2.2
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Common Share	Recitals
Company Disclosure Letter	4.1
Company Reports	4.1(e)(i)
Conflicts Committee	Recitals
Consent Statement/Prospectus	4.1(d)(i)
Contract	4.1(d)(ii)
D&O Insurance	5.9(c)
DLLCA	1.1
DTC	3.2(a)
Effective Time	1.3
Eligible Shares	2.1(a)
Environmental Law	4.2(m)(ii)
Exchange Act	4.1
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratio	2.1(a)
Excluded Shares	2.1(a)
GAAP	4.1(a)
Governmental Entity	4.1(d)(i)
Hazardous Materials	4.2(m)(ii)
Indemnified Person	5.9(a)
Laws	4.1(h)
Letter of Transmittal	3.2(a)
Licenses	4.1(h)
Lien	4.1(b)
Material Adverse Effect	4.1(a)
Material Contract	4.1(i)(i)
Members	Recitals
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NYSE American	3.5
Order	5.2
Parent	Preamble

AA-1

Terms	Section
Parent Common Stock	Recitals
Parent Group Entities	4.1(a)
Parent Preferred Stock	4.2(b)
Parent Reports	4.2(e)(i)
Permitted Liens	4.2(k)(i)
Person	3.6
Proceedings	4.1(g)(i)
Public Shareholders	Recitals
Registration Statement	4.2(d)(i)
Requisite Company Vote	4.1(c)(i)
Rights-of-Way	4.2(k)(ii)
Sarbanes-Oxley Act	4.1(e)(i)
SEC	4.1
Securities Act	4.1
Subsidiary	4.1(a)
Support Agreement	Recitals
Surviving Entity	1.1
Tail Period	5.9(c)
Takeover Statute	4.1(j)
Tax, Taxes	4.1(k)(ii)
Taxing Authority	4.1(k)(ii)
Tax Return	4.1(k)(ii)
Termination Date	7.2(a)
Written Consent	6.1(a)

AA-2

EXHIBIT A

Form of Support Agreement

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of June 18, 2018 (this “Agreement”), is entered into by and between Cheniere Energy Partners LP Holdings, LLC, a Delaware limited liability company (the “Company”), and Cheniere Energy, Inc., a Delaware corporation (“Parent”, and together with the Company, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, concurrently herewith, Parent, Columbia Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) the Company will be merged with and into Merger Sub, with Merger Sub as the sole surviving entity (the “Merger”);

WHEREAS, as of the date hereof, Parent is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of Company Common Shares set forth opposite Parent’s name on Schedule A hereto (the “Existing Shares”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Company and Parent are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Parent hereby agree as follows:

AGREEMENT

1.    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or a day on which the Secretary of State of the State of Delaware is required, or authorized, to close.

“Covered Shares” means, with respect to Parent, Parent’s Existing Shares, together with any Company Common Shares that Parent becomes the Record Holder or beneficial owner of on or after the date hereof.

“Company” has the meaning set forth in the Preamble.

“Company Common Share” means a common share of the Company representing limited liability company interests in the Company.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 13, 2013, as amended.

“Existing Shares” has the meaning set forth in the Recitals.

“Member” has the meaning ascribed thereto in the Company LLC Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Proxy Designee” means a Person designated by the Board of Directors of the Company by written notice to each of the Parties, which notice may simultaneously revoke the designation of any Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Company LLC Agreement.

“Termination Date” has the meaning set forth in Section 5 of this Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Voting Share” has the meaning ascribed thereto in the Company LLC Agreement.

2.    Agreement to Deliver Written Consent. Prior to the Termination Date, Parent irrevocably and unconditionally agrees that it shall (a) within two (2) Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), execute and deliver (or cause to be executed and delivered) a written consent pursuant to Section 11.10 of the Company LLC Agreement covering all of the Covered Shares approving the Merger, the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (b) at any meeting of the Members of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against (A) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement and (B) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement. If Parent is the beneficial owner, but not the Record Holder, of any Covered Shares, Parent agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or exercise a consent with respect to) all of such Covered Shares in accordance with this Section 2. Except as otherwise set forth in or contemplated by this Agreement, Parent may vote the Covered Shares in its discretion on all matters submitted for the vote of the Members or in connection with any written consent of the Members in a manner that is not inconsistent with the terms of this Agreement.

3.    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, JIM DEIDIKER, AND ANY OTHER PROXY DESIGNEE (AS DEFINED ABOVE), EACH OF THEM INDIVIDUALLY,

PARENT’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED SHARES SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE BOARD OF DIRECTORS OF THE COMPANY) AND COUPLED WITH AN INTEREST AND PARENT WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY PARENT WITH RESPECT TO THE COVERED SHARES (AND PARENT HEREBY REPRESENTS TO THE COMPANY THAT ANY SUCH OTHER PROXY IS REVOCABLE).

(b)    The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement in accordance with Section 5.

4.    No Inconsistent Agreements. Parent hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares.

5.    Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the Parties to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 11 to 20 shall survive the termination of this Agreement; provided further that any liability incurred by any Party as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

6.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

(a)    Parent is the Record Holder and beneficial owner of, and has good and valid title to, the Existing Shares, free and clear of Liens other than as created by this Agreement. Parent has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares. As of the date hereof, other than the Existing Shares and the Voting Share, Parent is not the Record Holder and does not own beneficially any (i) shares or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company or (iii) options or other rights to acquire from the Company any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company. The Existing Shares are not subject to any voting trust agreement or other contract to which Parent is a party restricting or otherwise relating to the voting or Transfer of the Covered Shares. Parent has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Existing Shares, except as contemplated by this Agreement.

(b)    Parent is duly organized, validly existing as a corporation and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    (i) Except for the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, impair the ability of Parent to perform its obligations hereunder.

(d)    As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against Parent or, to the knowledge of Parent, any other Person or, to the knowledge of Parent, threatened against Parent or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Company of its rights under this Agreement or the performance by any Party of its obligations under this Agreement.

(e)    Parent understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Parent’s execution and delivery of this Agreement and the representations and warranties of Parent contained herein.

7.    Certain Covenants of Parent. Parent hereby covenants and agrees as follows, in each case except as otherwise approved in writing by the Company:

(a)    Prior to the Termination Date, and except as contemplated hereby, Parent shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of Parent contained herein untrue or incorrect or have the effect of preventing or disabling Parent from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void.

(b)    Prior to the Termination Date, in the event that Parent becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Company Common Shares or other voting interests with respect to the Company, Parent will promptly notify the Company of such Company Common Shares or voting interests, such Company Common Shares or voting interests shall, without further action of the Parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Company Common Shares held by Parent set forth on Schedule A hereto will be deemed amended accordingly and such Company Common Shares or voting interests shall automatically become subject to the terms of this Agreement.

8.    Parent Capacity. This Agreement is being entered into by Parent solely in its capacity as a holder of Company Common Shares, and nothing in this Agreement shall restrict or limit the ability of Parent or any Affiliate or any employee thereof who is a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement.

9.    Disclosure. Parent hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Consent Statement/Prospectus Parent’s identity and ownership of the Covered Shares and the nature of Parent’s obligations under this Agreement.

10.    Non-Survival of Representations and Warranties. The representations and warranties of Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

11.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party; provided, however, that the Company may not authorize any such amendment, modification or supplement unless it has first referred such action to the conflicts committee of the board of directors of the Company (the “Conflicts Committee”) for its consideration, and permitted the Conflicts Committee not less than three (3) Business Days to make a recommendation to the Company with respect thereto (for the avoidance of doubt, the Company shall in no way be obligated to follow the recommendation of the Conflicts Committee and the Company shall be permitted to take action following the expiration of such three (3) Business Day period).

12.    Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

13.    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent:

Cheniere Energy, Inc. 700 Milam, Suite 1900
Houston, TX 77002
Attn:	Sean N. Markowitz
Fax:	(713) 375-6659
Email:	sean.markowitz@cheniere.com

With a copy to:

Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004
Attn:	Francis J. Aquila
Krishna Veeraraghavan
Fax:	(212) 558-3588
Email:	aquilaf@sullcrom.com
veeraraghavank@sullcrom.com

If to the Company:

Cheniere Energy Partners LP Holdings, LLC

700 Milam, Suite 1900

Houston, TX 77002
Attn:	Sean N. Markowitz
Fax:	(713) 375-6659
Email:	sean.markowitz@cheniere.com

With a copy to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street, Wilmington, DE 19801
Attn:	Srinivas M. Raju
Kenneth E. Jackman
Fax:	(302) 498-7701
Email:	raju@rlf.com
jackman@rlf.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

14.    Entire Agreement. This Agreement (including any schedules hereto), the Merger Agreement and the Company Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE MERGER AGREEMENT, NEITHER PARENT NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or in the Merger Agreement.

15.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, with the exception of those rights conferred to the Conflicts Committee in Section 11.

16.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

17.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

(c)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 17(c), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

18.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of all other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

19.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

20.    No Presumption Against Drafting Party. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused to be executed or executed this Agreement as of the date first written above.

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

By:
Name:	Sean N. Markowitz
Title:	General Counsel and Corporate Secretary

CHENIERE ENERGY, INC.

By:
Name:	Michael J. Wortley
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Support Agreement]

Schedule A

Cheniere Energy, Inc.	212,953,991 Company Common Shares

ANNEX B

June 18, 2018

The Conflicts Committee of the Board of Directors

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 1900

Houston, TX 77002

Members of the Conflicts Committee of the Board of Directors:

We understand that Cheniere Energy Partners LP Holdings, LLC (the “Company”), Cheniere Energy, Inc. (“Parent”), and Columbia Acquisition Sub LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will merge with and into Merger Sub (the “Merger”) in a transaction in which each outstanding common share representing limited liability company interests in the Company (the “Company Common Shares”), other than any Company Common Shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent and Company Common Shares owned by the Company, all of which shares will be cancelled, will be converted into the right to receive 0.4750 (the “Exchange Ratio”) shares of common stock, par value $0.003 per share, of Parent (the “Parent Common Shares”). Parent has informed us that it is the record and beneficial owner of approximately 91.9% of the issued and outstanding Company Common Shares. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You, the Conflicts Committee of the Board of Directors of the Company (the “Conflicts Committee”), have asked for our opinion as to whether the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to the Company and to the holders of Company Common Shares (other than Parent and its affiliates) (the “Public Shareholders”).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated June 17, 2018 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and Parent;

(iii)	reviewed certain information furnished to us by the management of Parent, including financial forecasts and analyses, relating to the business, operations and prospects of each of the Company and Parent;

(iv)	held discussions with members of senior management of Parent concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Company Common Shares and the Parent Common Shares and compared them with those of certain publicly traded companies and partnerships that we deemed relevant;

(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(vii)	considered certain terms of the Company Agreement (as defined in the Merger Agreement), including Parent’s limited call right under Article XIII thereof to acquire the Company Common Shares not owned by Parent on the terms and conditions set forth therein; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Parent or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of Parent that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or Parent, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. Parent has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of each of the Company and Parent. We express no opinion as to such financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company or Parent, and we have assumed the correctness in all respects material to our analysis of all legal, regulatory, accounting and tax advice given to the Conflicts Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and the holders of Company Common Shares. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Shares. Parent has advised us that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement in any respect material to our analysis or opinion and in compliance with applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us in all respects material to our analysis and opinion. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

It is understood that our opinion is for the use and benefit of the Conflicts Committee (in its capacity as such) in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how or whether any holder of Company Common Shares should consent, vote or act with respect to the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the Public Shareholders. We express no opinion as to what the value of the Parent Common Shares will be when issued pursuant to the Merger or the prices at which the Company Common Shares or Parent Common Shares will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, in connection with the Merger, whether relative to the Exchange Ratio or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Conflicts Committee to act as its financial advisor in connection with the Merger, and we have received a retainer fee and will receive a fee for our services payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory services to the Conflicts Committee and received fees for the rendering of such services. We maintain a market in the securities of the Company and Parent, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and/or financing services to the Conflicts Committee, the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Conflicts Committee, our opinion may not be used or referred to by the Company or Parent, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to the Company and to the Public Shareholders.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law

Cheniere is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Cheniere Certificate of Incorporation provides that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to Cheniere’s best interests. The Cheniere Bylaws also provide for mandatory indemnification and advancement of expenses for directors and officers, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with the Section 102(b)(7) of the DGCL, the Cheniere Certificate of Incorporation, as amended, contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to limitations of Section 102(b)(7).

Cheniere has also entered into indemnification agreements with certain of its directors and officers. The indemnification agreements provide that Cheniere will indemnify these officers and directors to the fullest extent permitted by the Cheniere Certificate of Incorporation, the Cheniere Bylaws, and applicable law. The indemnification agreements also provide that these officers and directors shall be entitled to the advancement of fees as permitted by applicable law and sets out the procedures required under the agreements for determining entitlement to and obtaining indemnification and expense advancement.

Cheniere maintains director and officer liability insurance for the benefit of each of its directors and officers. These policies include coverage for losses for wrongful acts and omissions. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of Cheniere’s directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Cheniere and the Surviving Entity have agreed that, from and after the Effective Time, it will indemnify and hold harmless, to the fullest extent permitted under applicable law (and Cheniere and the Surviving Entity will also advance expenses as incurred to the fullest extent permitted under applicable law), each Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, officer or employee of CQH or services performed by such person at the request of CQH (including acting, at the request of CQH, as a director, officer, employee, partner, manager, fiduciary or trustee of any other person) at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the transactions contemplated by the Merger Agreement and actions to enforce any advancement right of any Indemnified Person.

Prior to the Effective Time of the Merger, CQH will and, if CQH is unable to, Cheniere will cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of CQH’s existing directors’ and officers’ insurance policies, and CQH’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of covering the Tail Period from one or more insurance carriers with the same or better credit rating as CQH’s insurance carrier as of the date of the Merger Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as CQH’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby). If CQH and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity will, and Cheniere will cause the Surviving Entity to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of the Merger

Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in CQH’s existing policies as of the date of the Merger Agreement, or alternatively, the Surviving Entity will, and Cheniere will cause the Surviving Entity to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in CQH’s existing policies as of the date of the Merger Agreement; provided, however, that in no event will the aggregate cost of the D&O Insurance exceed during the Tail Period an amount equal to six multiplied by 300% of the current aggregate annual premium paid by CQH for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Indemnified persons will have the right to enforce the provisions of the Merger Agreement relating to their indemnification.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit
2.1	Agreement and Plan of Merger, dated as of June 18, 2018, by and among Cheniere Energy Partners LP Holdings, LLC, Cheniere Energy, Inc. and Columbia Acquisition Sub LLC (Incorporated by reference to Exhibit 2.1 to Cheniere’s Current Report on Form 8-K (SEC File No. 001-16383), filed on June 19, 2018)

3.1	Restated Certificate of Incorporation of Cheniere (Incorporated by reference to Exhibit 3.1 to Cheniere’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 (SEC File No. 001-16383), filed on August 10, 2004)

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Cheniere (Incorporated by reference to Exhibit 3.1 to Cheniere’s Current Report on Form 8-K (SEC File No. 001-16383), filed on February 8, 2005)

3.3	Certificate of Amendment of Restated Certificate of Incorporation of Cheniere (Incorporated by reference to Exhibit 4.3 to Cheniere’s Registration Statement on Form S-8 (SEC File No. 333-160017), filed on June 16, 2009)

3.4	Certificate of Amendment of Restated Certificate of Incorporation of Cheniere (Incorporated by reference to Exhibit 3.1 to Cheniere’s Current Report on Form 8-K (SEC File No. 001-16383), filed on June 7, 2012)

3.5	Certificate of Amendment of Restated Certificate of Incorporation of Cheniere (Incorporated by reference to Exhibit 3.1 to Cheniere’s Current Report on Form 8-K (SEC File No. 001-16383), filed on February 5, 2013)

3.6	Cheniere Energy, Inc. Amended and Restated Bylaws, dated December 9, 2015 (Incorporated by reference to Exhibit 3.1 to Cheniere’s Current Report on Form 8-K (SEC File No. 001-16383), filed on December 15, 2015)

3.7	Amendment No. 1 to Cheniere Energy, Inc. Amended and Restated Bylaws, dated September 15, 2016 (Incorporated by reference to Exhibit 3.1 to Cheniere’s Current Report on Form 8-K (SEC File No. 001-16383), filed on September 19, 2016)

3.8	Specimen Common Stock Certificate of Cheniere (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-10905), filed on August 27, 1996)

5.1	Opinion of Sullivan & Cromwell LLP*

8.1	Opinion of Sullivan & Cromwell LLP regarding certain federal income tax matters*

10.1	Support Agreement, dated as of June 18, 2018, by and between Cheniere Energy, Inc. and Cheniere Energy Partners LP Holdings, LLC (Incorporated by reference to Exhibit 10.1 to Cheniere’s Current Report on Form 8-K (SEC File No. 001-16383), filed on June 19, 2018)

Exhibit Number	Exhibit

21.1	Subsidiaries of Cheniere (Incorporated by reference to Exhibit 21.1 to Cheniere’s Annual Report on Form 10-K for the year ended December 31, 2017 (SEC File No. 001-16383), filed on February 21, 2018)

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto)*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 hereto)*

23.3	Consent of KPMG LLP relating to Cheniere Energy, Inc.’s financial statements±

23.4	Consent of KPMG LLP relating to Cheniere Energy Partners LP Holdings, LLC’s financial statements±

24.1	Powers of Attorney (included on the signature page of this registration statement)±

99.1	Consent of Jefferies LLC±

99.2	Form of Written Consent for Cheniere Energy Partners LP Holdings, LLC Shareholders±

*	To be filed by amendment.
±	Filed with this report.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on

Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or a prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

8.	That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

10.	To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

11.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on July 18, 2018.

Cheniere Energy, Inc.

By:	/s/ Michael J. Wortley
Michael J. Wortley
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Cheniere Energy, Inc. hereby constitutes and appoints Jack A. Fusco and Michael J. Wortley, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all registration statements pursuant to Rule 462(b) of the Securities Act of 1933, with any and all exhibits thereto, and all other documents required to be filed therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack A. Fusco Jack A. Fusco	President and Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2018

/s/ Michael J. Wortley Michael J. Wortley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 18, 2018

/s/ Leonard E. Travis Leonard E. Travis	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 18, 2018

/s/ G. Andrea Botta G. Andrea Botta	Chairman of the Board	July 18, 2018

/s/ Vicky A. Bailey Vicky A. Bailey	Director	July 18, 2018

Signature	Title	Date

/s/ Nuno Brandolini Nuno Brandolini	Director	July 18, 2018

/s/ Andrew Langham Andrew Langham	Director	July 18, 2018

/s/ David I. Foley David I. Foley	Director	July 18, 2018

/s/ David B. Kilpatrick David B. Kilpatrick	Director	July 18, 2018

/s/ Courtney R. Mather Courtney R. Mather	Director	July 18, 2018

/s/ Donald F. Robillard, Jr. Donald F. Robillard, Jr.	Director	July 18, 2018

/s/ Neal A. Shear Neal A. Shear	Director	July 18, 2018